Exhibit 10.41
Execution version

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Facility Agreement

Ares Dino HoldCo 2 Sarl
acting as Borrower

Ares Dino TopCo 2 Sarl
acting as Parent

Alter Domus Agency Services (UK) Limited
acting as Facility Agent

Alter Domus Trustees (UK) Limited
acting as Security Agent

12 December 2024

Contents

1.	Definitions and Interpretation	1
2.	The Facility	30
3.	Purpose	34
4.	Conditions of Utilisation	35
5.	Utilisation of Loans	36
6.	Repayment	39
7.	Prepayment	40
8.	Cancellation	48
9.	Payments	48
10.	Taxes	52
11.	Change in Circumstances	61
12.	Interest	65
13.	Fees	67
14.	Other Indemnities	71
15.	Representations	74
16.	Information undertakings	80
17.	Accounts	84
18.	General Undertakings	86
19.	Events of Default	99
20.	Changes to the Lenders	105
21.	Changes to the Transaction Obligors	116
22.	Role of The Facility Agent, the Security Agent, the Arranger and Others	117
23.	Application of proceeds	128
24.	Sharing Among the Finance Parties	129
25.	Set-Off.	131
26.	Notices and confidentiality	131
27.	Calculations and Certificates	136
28.	Partial invalidity.	136
29.	Remedies and Waivers	136
30.	Amendments and Waivers	137
31.	Debt purchases	143
32.	Counterparts	147
33.	Entire Agreement	147
34.	Contractual Recognition of Bail-In	147

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35.	Acknowledgement regarding any supported QFCs	147
36.	Governing Law	149
37.	Enforcement	149
Schedule

1.	The Original Lenders	150
2.	Conditions Precedent	151
3.	Utilisation Request	155
4.	Form of Transfer Certificate	157
5.	Form of Compliance Certificate	160
6.	Timetables	161
7.	Confidentiality Undertaking	162
8.	Form of Assignment Certificate	166
9.	Form of Increase Confirmation	169
10.	Form of Additional Facility Accession Notice	172
11.	Form of Additional Facility Notice	173
12.	Co-operative Jurisdictions	175
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THIS AGREEMENT is made on 12 December 2024

BETWEEN:
(1)Ares Dino TopCo 2 Sarl, a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 14, Avenue Pasteur, L-2310 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B291439 (the Parent);
(2)Ares Dino HoldCo 2 Sarl, a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 14, Avenue Pasteur, L-2310 Luxembourg and in the process of being registered with the Luxembourg Trade and Companies Register (the Borrower);
(3)Goldman Sachs Bank USA as mandated lead arranger (the Arranger);
(4)The Financial Institutions listed in Schedule 1 (The Original Lenders) as lenders (the Original Lenders);
(5)Alter Domus Agency Services (UK) Limited, as facility agent for the Lenders (the Facility Agent); and
(6)Alter Domus Trustees (UK) Limited, as security agent and trustee for the Finance Parties (the Security Agent).

THE PARTIES AGREE AS FOLLOWS:

1.Definitions and Interpretation
1.1 Definitions
In this Agreement:
Acceleration Event means, following the occurrence of an Event of Default which is then continuing, the Facility Agent:
(a)giving a notice of acceleration pursuant to, and in accordance with, paragraph (a)(ii) of clause 19.14 (Acceleration); or
(b)having previously placed the Facility on demand pursuant to, and in accordance with, paragraph (a)(iii) of clause 19.14 (Acceleration), making a demand for payment as referred to therein;
Accounting Principles means generally accepted accounting principles in Luxembourg or IFRS, in each case to the extent applicable to the relevant financial statements and as applied by the Borrower respectively from time to time;
Additional Facility has the meaning given to that term in paragraph (a) of clause
2.6 (Additional Facilities);
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Additional Facility Accession Notice means a notice substantially in the form set out in Schedule 10 (Form of Additional Facility Accession Notice) or in any other form agreed by the Facility Agent and the Borrower;
Additional Facility Commencement Date means, in respect of an Additional Facility, the date specified as the Commencement Date in the Additional Facility Notice relating to that Additional Facility;
Additional Facility Lender has the meaning given to that term in paragraph (c)(i) of clause 2.6 (Additional Facilities);
Additional Facility Notice means a notice substantially in the form set out in Schedule 11 (Form of Additional Facility Notice) or in any other form agreed by the Facility Agent and the Borrower;
Affiliate means, in relation to any person, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies;
Agent Withheld Amounts means any amounts withheld by the Facility Agent (including amounts withheld on account of fees, costs and expenses) from the cash proceeds of the relevant Pre-Funding Loans on the instructions of the Borrower in accordance with the relevant Utilisation Request;
Agreed Currency has the meaning given to that term in clause 14.1 (Currency Indemnity);
Amount means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered for that Utilisation, as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or, as the case may be, cancellation, reduction or increase of a Commitment;
Annual Financial Statements means any financial statements delivered pursuant to clause 16.1 (Financial Statements);
Anti-Corruption Law means the UK Bribery Act 2010, or the US Foreign Corrupt Practices Act of 1977;
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;
Assignment Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Assignment Certificate) or in any other form agreed between the Facility Agent and the Borrower;
Assignment Date means, in relation to any Assignment Certificate, the date for making the relevant assignment as specified in that Assignment Certificate;
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;
Availability Period means the period from and including the date of this Agreement up to and including the end of the Certain Funds Period;
Available Commitment means, a Lender's Commitment minus:
(a)the amount of its participation in any outstanding Utilisations under that Facility; and

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(b)in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date;
Available Facility means the aggregate for the time being of each Lender's Available Commitment in respect of the Facility;
Available Funds has the meaning given to that term in clause 17.2 (Collection Account);
Bail-In Action means the exercise of any Write-Down and Conversion Powers;

Bail-In Legislation means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation; and
(c)in relation to the United Kingdom, the UK Bail-In Legislation;
Bank Levy means any amount payable by any Finance Party or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out in Article 235 ter ZE bis of the French tax code (Code général des impôts), the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended) and any Tax in any jurisdiction levied on a similar basis or for a similar purpose or any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011);
Base Rate means:
(a)the applicable Screen Rate;
(b)(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum) the Interpolated Screen Rate for that Loan or Unpaid Sum; or
(c)if:
(i)no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum; and
(ii)it is not possible to calculate an Interpolated Screen Rate for that Loan or Unpaid Sum, the Reference Bank Rate,
as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or Unpaid Sum for a period equal in length to the Interest Period of that Loan or Unpaid Sum

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(provided that, if that rate is less than zero, the Base Rate shall be deemed to be zero). Notwithstanding anything to the contrary, the Facility Agent may (with the prior written consent of the Borrower) specify another page, service or method for determining the Base Rate for any currency for the purposes of the Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available in relation to that currency at the relevant time);
Blocking Regulation means any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as amended, including as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom) or any similar blocking or anti-boycott law, regulation or statute in force from time to time;
Break Costs means the amount (if any) by which in respect of a Loan, the amount (if any) by which:
(a)the interest (excluding the portion reflecting the applicable Margin and any EURIBOR, Base Rate or other base rate floor) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg and New York and, in relation only to any date for payment or purchase of Euro, which is a TARGET Day;
Cash means, at any time, cash in hand (including in transit) or at bank credited to an account in the name of the Borrower or receivable from credit or debit card companies and to payment of which the Borrower is entitled provided that:
(a)repayment of that cash to the Borrower is not contingent on the prior discharge of any other indebtedness of the Borrower or of any other person whatsoever or on the satisfaction of any other condition relating to the performance of any obligation by the Borrower (other than the giving of any notice); and
(b)the Borrower has not created any Security over that cash except Transaction Security or Security referred to in paragraph (d) of clause 18.9 (Negative Pledge), provided further that any cash which is held as collateral for or otherwise secures Financial Indebtedness taken into account in the calculation of Holdco Total Net Debt shall be included;
Cash Equivalent Investments means:

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(a)securities and other investments in marketable obligations issued by, or unconditionally guaranteed by, the government of any Specified Sovereign or issued by any agency thereof and, as the case may be, guaranteed by or backed by the credit of the government of any Specified Sovereign, in each case having not more than one year remaining to final maturity;
(b)commercial paper issued by any corporation organised under the laws of a Specified Sovereign or any state or political subdivision thereof having not more than one year remaining to final maturity and, at the time of acquisition, having a rating of at least A-1 from Standard and Poor's or at least P-1 from Moody's or at least F-1 from Fitch;
(c)certificates of deposit or bankers' acceptances issued by any commercial bank organised under the laws of a Specified Sovereign having a long term unsecured debt rating of at least A-1 from Standard and Poor's or at least P- 1 from Moody's or at least F-1 from Fitch (or, in each case, an equivalent long term rating);
(d)any bonds or notes which have not more than one year remaining to final maturity and, at the time of acquisition, having a rating of at least BBB- from Standard and Poor's or at least Baa3 from Moody's or at least BBB- from Fitch(or, in each case, an equivalent long term rating);
(e)bills of exchange issued in a Specified Sovereign and eligible for discount at the relevant central bank and accepted by a bank or other financial institution (or any dematerialised equivalent);
(f)investments in money market funds or enhanced yield funds which invest substantially all their assets in cash or securities of the types described in paragraphs (a) to (e) above; and
(g)any other investment approved by the Facility Agent (acting on instructions provided by the Majority Lenders, acting reasonably);
Certain Funds Period means the period from and including the date of this Agreement and ending at 11.59 p.m. on the earlier of:
(a)the date falling 30 days after the date falling 30 days after the date falling 15 Business Days after the date falling 9 Months from the date of the Underlying Acquisition Agreement;
(b)the date on which the Facility has been utilised in full or the Available Commitments in respect of the Facility have been cancelled in full; and
(c)the end of the Underlying Certain Funds Period;
or such later time as agreed by the Arranger (acting reasonably and in good faith);
Certain Funds Utilisation means each Loan made during the Certain Funds Period;
Change of Control has the meaning given to that term in clause 7.2 (Mandatory Prepayment on Change of Control);
Charged Property means all of the assets of the Transaction Obligors which from time to time are the subject of the Transaction Security;
Commitment means:

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(a)in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Lenders) and the amount of any other Commitments transferred to it or assumed by it in accordance with this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it or assumed by it in accordance with this Agreement, in each case, to the extent not cancelled, reduced, increased or transferred by it under or in accordance with this Agreement;
Commitment Fee Letter means the fee letter dated 23 October 2024 from Goldman Sachs Bank USA and addressed to Ares Management LLC, on behalf of its affiliated advisors and their managed funds and accounts;
Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate);
Confidential Information means any information relating to any Transaction Obligor, the Investors, the Facility , the Finance Documents, the Underlying Finance Documents, the Underlying Target, the Underlying Target Group, the Underlying Transaction and/or the Transaction (including, without limitation, any Fund Due Diligence Documentation and all documents delivered pursuant to clause 16 (Information undertakings) and those the documents and evidence delivered as a conditions precedent pursuant to clause 4.1 (Initial Conditions Precedent) provided to (or otherwise in the possession of) any Finance Party in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement; and/or
(b)is known by such Finance Party before the date the information is disclosed to it (or is lawfully obtained by it), other than
(i)pursuant to or in connection with its evaluation of the Finance Documents;
(ii)from a source which is connected with the Borrower;
and which, in each case, so far as the relevant Finance Party is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality owed to Borrower or any Investor (as the case may be);
Default means an Event of Default or any event or circumstance which with the giving of notice or the lapse of time would constitute an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied;
Default Interest Period has the meaning given to that term in clause 12.6 (Default Interest);
Defaulting Lender has the meaning given to that term in clause 20.10
(Replacement of Lender);

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Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent;
Designated Website has the meaning given to that term in clause 26.6 (Use of Websites);
Discharged Rights and Obligations has the meaning given to that term in clause 20.5 (Procedure for Transfer);
Dispute has the meaning given to that term in clause 37.1 (Jurisdiction of English Courts);
Economic Sanctions Law means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority;
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway;
Equity Contribution means:
(a)any subscription for shares issued by, and any capital contributions to, the Borrower (in each case provided that any such shares are not redeemable at the option of their holder whilst any amount remains outstanding under the Facility); and/or
(b)any loans, notes, bonds or like instruments issued by or made to the Borrower where the Parent is the creditor and which are subordinated to the Facility pursuant to the terms of this Agreement or otherwise on terms satisfactory to the Facility Agent, acting reasonably and subject to Transaction Security;
Equity Withdrawal has the meaning given to that term in paragraph (f) of clause
5.5 (Pre-Funding);
ENI Group Spread Trigger Event has the meaning given to that term in clause
7.11 (Definitions);
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
EURIBOR means:

(a)the applicable Screen Rate; or
(b)(if no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum), the Interpolated Screen Rate for that Loan or Unpaid Sum; or
(c)if:
(i)no Screen Rate is available for the Interest Period of that Loan or Unpaid Sum; and
(ii)it is not possible to calculate an Interpolated Screen Rate for that Loan or Unpaid Sum, the Reference Bank Rate,

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as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Euro for a period equal in length to the Interest Period of the relevant Loan or Unpaid Sum and if, in any case, that rate is less than zero, EURIBOR shall be deemed to be zero. Notwithstanding anything to the contrary, the Facility Agent (acting on the instructions of the Majority Lenders) may (with the prior written consent of the Borrower) specify another page, service or method for determining EURIBOR, or alternative pages, services or methods to determine a replacement rate for any currency for the purposes of the Finance Documents (including, for the avoidance of doubt, any alternative benchmark, base rate or reference rate which may be available in relation to that currency at the relevant time);
Event of Default means any event or circumstance specified as such in clause 19 (Events of Default);
Excluded Event means:
(a)any withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union;
(b)any redenomination of the Euro into any other currency by the government of any current or former participating member state of the European Union;
(c)any withdrawal (or any vote or referendum electing to withdraw or notice to withdraw) of any member state from the European Union; and
(d)any other similar or equivalent event, step, matter or action (whether in relation to any currency, country, state, agency of state, organisation, legislation or otherwise);
Excluded Tax Event means:
(a)the implementation of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting; and
(b)the implementation of Council Directive 2016/1164/EU and/or Council Directive 2017/952/EU (each as amended);
Existing Lender has the meaning given to that term in clause 20.1 (Assignments and Transfers by the Lenders);
Facility Agent's Spot Rate of Exchange means any publicly available spot rate of exchange selected by the Facility Agent (acting reasonably) for the purchase of the euros with the relevant currency in the London foreign exchange market as of
11.00 a.m. on a particular day (or such other rate as may be agreed by the Facility Agent and the Borrower);
Facility means the term loan facility (including any sub-tranche thereof) made available under this Agreement as described in clause 2.1 (The Facility);
Facility Change has the meaning given to that term in clause 30 (Amendments and Waivers);
Facility Office means:
(a)in respect of a Lender, the office or offices notified by that Lender, to the Facility Agent in writing on or before the date it becomes a Lender (or,

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following that date, by not less than 5 Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; and
(b)in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes and through which it will perform its obligations under this Agreement;
FATCA has the meaning given to that term in paragraph (f)(iii) of clause 10.3 (Tax Gross-Up);
Fee Letter means any letter or letters between the Arranger, a Lender, an Increase Lender, the Facility Agent and/or the Security Agent and the Borrower setting out any of the fees payable in relation to any Facility or any Additional Facility;
Finance Documents means this Agreement, any Fee Letter, any Security Document, any Additional Facility Accession Notice, any Additional Facility Notice and any other document designated as a Finance Document by the Facility Agent and the Borrower or by the Arranger and Borrower by notice to the Facility Agent;
Finance Party means any of the Facility Agent, any Arranger, the Security Agent and/or a Lender;
Financial Indebtedness means (without double counting) any indebtedness (including any fixed or minimum premium payable on maturity) in respect of or arising under:
(a)moneys borrowed (including overdrafts); or
(b)moneys raised including moneys raised under or pursuant to any debenture, bond (other than a performance or advance payment bond or other similar instrument issued in the ordinary course of trading), note or loan stock or other similar instrument; or
(c)any acceptance credit (or dematerialised equivalent); or
(d)receivables sold or discounted (otherwise than on a non-recourse basis and only to the extent of any recourse); or
(e)the acquisition cost of any asset to the extent payable more than 180 days after the time of acquisition or possession by the person liable as principal obligor for the payment thereof (or, if the relevant supplier customarily allows a period for payment, if later, the date 180 days after the expiry of that period, but only to the extent payment on such later date would not be in breach of the terms of any relevant contract with that supplier) or where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of the asset acquired (for the avoidance of doubt excluding where the payment deferral results from the delayed or non- satisfaction of contract terms by the supplier or from contract terms establishing payment Schedules tied to total or partial contract completion and/or to the results of operational testing procedures and excluding, for the avoidance of doubt, earn outs and other contingent consideration arrangements); or
(f)the sale price of any asset to the extent paid by the person liable more than 180 days before the time of sale or delivery or where the advance payment

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is arranged primarily as a method of raising finance (except any such arrangement entered into in the ordinary course of trading); or
(g)finance leases, capital leases, credit sale or conditional sale agreements (whether in respect of land, buildings, plant, machinery, equipment or otherwise) which are treated as finance leases or capital leases in accordance with the Accounting Principles (but only to the extent of such treatment); or
(h)for the purposes of clause 19.5 (Cross Default) only, any amount due under any derivative agreement provided that where such agreement provides for netting to occur this paragraph (h) shall only include the net amount of the payment obligation outstanding from the Borrower thereunder after such netting-off has occurred; or
(i)the amount payable by the Borrower in respect of the redemption of any share capital or other securities convertible into share capital issued by it (other than in connection with any MEP, incentive scheme or similar arrangement and in each case only to the extent the share capital or other securities convertible into share capital are redeemable at the option of the holder or if the Borrower is otherwise obliged to redeem it, in each case, on or prior to the Maturity Date); or
(j)amounts raised under any other transaction not of a type or nature contemplated by the other paragraphs of this definition having the commercial effect of a borrowing and required to be accounted for as such under the Accounting Principles; or
(k)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby letter of credit or other instrument issued by a bank or financial institution, in each case in respect of an underlying liability of another person which would fall within one of the other paragraphs of this definition; or
(l)any guarantee, indemnity or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (k) inclusive of this definition, and so that, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established:
(i)in relation to any bank accounts subject to netting, cash pooling, net balance, balance transfer or similar arrangements, only the net balance shall be used; and
(ii)no amount due or outstanding in respect of any Equity Contribution shall be taken into account;
Financial Year means a financial year of the Borrower;
First Extended Maturity Date means the date falling on the sixth anniversary of the First Utilisation Date;
First Utilisation Date means the first Utilisation Date under the Facility (which, does not include the Pre-Funding Date or the Utilisation of a Pre-Funding Loan);
Fitch means Fitch Ratings Limited;

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Fund Shareholder means any fund managed or advised by the Sponsor which is an indirect shareholder of the Borrower;
Fund Due Diligence Documentation means in respect of any applicable Fund Shareholder:
(a)a private placement memorandum or prospectus or offering memorandum and if applicable, its limited partnership agreement;
(b)a structure chart relating to such Fund Shareholder showing the interest held by such Fund Shareholder in the Borrower;
(c)to the extent such Fund Shareholder holds other investments, its latest audited annual financial statements and latest quarterly report (in each case, only to the extent available and able to be provided to the Finance Parties); and
(d)to the extent such Fund Shareholder does not hold any investments, values for target TCC and for capital committed in each case in respect of that Fund Shareholder.
Group Structure Chart means a structure chart showing the anticipated structure of the Borrower and the Parent as at the First Utilisation Date;
GS Affiliates means Goldman Sachs Lending Partners LLC, Goldman Sachs Bank Europe SE and/or Goldman Sachs International Bank;
GS Related Entities means the Original Lender and the GS Affiliates;
Holding Company means, in relation to any person, any other person in respect of which it is a Subsidiary;
IFRS means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union and/or the United Kingdom or any variation thereof with which the Borrower or its Subsidiaries are, or may be, required to comply;
Impaired Agent means the Facility Agent at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)(if the Facility Agent is also a Lender) it is a Defaulting Lender;

(d)an Insolvency Event has occurred with respect to the Facility Agent; or
(e)the Facility Agent is a Sanctioned Finance Party
Increase Confirmation means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation) or in any other form agreed between the Facility Agent and the Borrower;
Increase Lender has the meaning given to that term in paragraph (i) of clause 2.5(a) (Increase);
Information Package means:

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(a)the Initial Fund Due Diligence Documentation; and
(b)    the documents and evidence set out in paragraphs 7(e) and 7(f) of Schedule 2 (Conditions precedent);
Initial Fund Due Diligence Documentation means the documents and evidence set out in paragraphs 8 of Schedule 2 (Conditions precedent);
Insolvency Event means, in relation to a Finance Party, that the Finance Party:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not

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dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;
Interest Period means, in relation to a Loan, each period determined in accordance with clause 12.1 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 12.6 (Default Interest);
Interpolated Screen Rate means, in relation to EURIBOR, the rate which results from interpolating on a linear basis between:
(a)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and
(b)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum, each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or Unpaid Sum;
Investor Documents means the articles of association of the Borrower and each other document (if any) evidencing an Equity Contribution in the Borrower;
Investors means the Sponsor and the Sponsor Affiliates;

Joint Venture has the meaning given to that term in clause 18.11 (Joint Ventures);

Lender means:
(a)any Original Lender; and
(b)any bank, financial institution, trust, fund or other person which has become a Party as a Lender in accordance with clause 20 (Changes to the Lenders) or any other provision of this Agreement (including any Increase Lender and any Additional Facility Lender),
which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that upon (i) termination in full of all of the Commitments of any Lender and (ii) payment in full of all amounts which are payable to such Lender under the Finance Documents, that Lender shall not be regarded as being a Lender for the purposes of determining whether any provision of any of the Finance Documents requiring consultation with or the consent or approval of or instructions from the Lenders, the Majority Lenders, the Super Majority Lenders or any other class of Lenders has been complied with;
Lender Request means any request for any consent, amendment, release or waiver under the Finance Documents requiring the approval of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable);

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Lender Withheld Amounts means any amounts withheld by the Lenders (including amounts withheld on account of fees, costs and expenses) from the cash proceeds of the relevant Pre-Funding Loans on the instructions of the Borrower in accordance with the relevant Utilisation Request;
Loan means any loan made or to be made under the Facility or the principal amount outstanding for the time being for that Loan ;
LTV Amount has the meaning given to that term in clause 7.3 (Mandatory Prepayment: ENI Group Spread;
Luxembourg means the Grand Duchy of Luxembourg;
Luxembourg Business Continuity Act means the Luxembourg act dated 7 August 2023 on business continuity and the modernisation of bankruptcy;
Luxembourg Commercial Code means the Code de Commerce of Luxembourg;
Luxembourg Trade and Companies Register means the Registre de Commerce et des Sociétés, Luxembourg;
Majority Lenders means, subject to clause 30.4 (Excluded Commitments), at any time:
(a)a Lender or Lenders whose Commitments aggregate at least 50.1 per cent of the Total Commitments; or
(b)if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 50.1 per cent of the Total Commitments immediately prior to that reduction;
Margin means (subject to clause 12.8 (PIK interest)), in relation to any Loan:
(a)from and including the date of this Agreement (as applicable), up to and including the second anniversary of the First Utilisation Date, 2.10 per cent per annum;
(b)following the second anniversary of the First Utilisation Date up to and including the fourth anniversary of the First Utilisation Date, 2.20 per cent per annum; and
(c)following the fourth anniversary of the First Utilisation Date, 2.40 per cent per annum.
Market Disruption Event has the meaning given to that term in clause 11.4 (Change in Market Conditions);
Material Adverse Effect means an event or circumstance which has or would reasonably be expected to have a material adverse effect on:
(a)the consolidated business, assets or financial condition of the Borrower;
(b)the ability of the Borrower to perform its payment obligations under the Finance Documents; or
(c)subject to the Reservations and any Perfection Requirements, the validity or enforceability of the Security Documents taken as a whole which is (i) materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents and (ii) (without duplication of any other remedy

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period) if capable of remedy, not remedied within 20 Business Days of the board of directors (or equivalent management body) of the Borrower becoming aware of the relevant event or circumstance or being given notice of the same by the Facility Agent;
Maturity Date means:
(a)in relation to the Facility:

(i)the Original Maturity Date;
(ii)if extended pursuant to clause 6.2(a)(i) (Extension option), the First Extended Maturity Date; or
(iii)if extended pursuant to clause 6.2(a)(ii) (Extension option), the Second Extended Maturity Date; and
(b)in relation to any Additional Facility, the date set out in the Additional Facility Notice relating to that Additional Facility (or such other date as the Additional Facility Lenders in respect of that Additional Facility and the Borrower may agree);
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that
(a)(subject to sub-paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or, if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly. The above rules will not, for the avoidance or doubt, apply in relation to any periods applicable to financial statements;
New Lender has the meaning given to that term in clause 20.1 (Assignments and Transfers by the Lenders);
New Lender Certificate means a Transfer Certificate, an Assignment Certificate and/or any other assignment or transfer document pursuant to which a person becomes party to this Agreement as a Lender, in each case as the context requires;
Non-Cooperative Jurisdiction means any country or territory included in Annex I of the EU list of non-cooperative jurisdictions for tax purposes published from time to time by the EU Council;
OFAC means the Office of Foreign Assets Control of the U.S. Treasury Department;

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Original Accounting Principles means generally accepted accounting principles (together with related accounting practices) as applied by the Borrower prior to the First Utilisation Date, or, if applicable at any time, such other accounting principles and practices as have been most recently agreed (or permitted) to be applied pursuant to clause 16.3 (Change in Accounting Position);
Original Maturity Date means the date falling on the fifth anniversary of the First Utilisation Date;
Participating Member State means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;
Party means a party to this Agreement;
Payment Currency has the meaning given to that term in clause 14.1 (Currency Indemnity);
Perfection Requirements means the making or the procuring of registrations, filings, endorsements, notarisations, stampings, notifications and/or intimations of the Finance Documents (and/or the Security created thereunder) necessary for the validity or enforceability thereof;
Pre-Funding Date means the date on which a Pre-Funding Loan is made or to be made, being a date not earlier than two Business Days before the Proposed Underlying Issue Date;
Pre-Funding Loan means any Loan where the date of the Utilisation of such Loan is (or will be) a date prior to the Underlying Issue Date, or the principal amount outstanding for the time being of that Loan;
Pre-Funding Repayment Amount means, at the relevant time, the aggregate outstanding principal amount of any Pre-Funding Loans, less any Agent Withheld Amounts and any Lender Withheld Amounts;
Pre-Funding Repayment Date means the date falling two Business Days following the Pre-Funding Date (or such other date as may be agreed between the Borrower and the Facility Agent (acting on the instructions of all Lenders participating in the relevant Pre-Funding Loan (acting reasonably))) if the Underlying Issue Date has not occurred by such date;
Proposed Underlying Issue Date means the date on which the Borrower expects the Underlying Issue Date to occur;
Qualifying Lender has the meaning given to that term in clause 10.1 (Tax Definitions);
Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless, in the case of a Quotation Day market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given in the Relevant Market on more than one day, the Quotation Day will be the last of those days);
Rate Switch Date means the Rate Switch Trigger Event Date following the date notified in writing by the Borrower to the Facility Agent to be the Rate Switch Date;

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Rate Switch Trigger Event means in relation to the Screen Rate:
(a)the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;
(b)the administrator of the Screen Rate publicly announces that it has ceased, or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;
(c)the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or
(d)the administrator of the Screen Rate or its supervisor publicly announces that the Screen Rate may no longer be used;
Rate Switch Trigger Event Date means, following the occurrence of a Rate Switch Trigger Event, the date on which the relevant Screen Rate ceases to be published or otherwise becomes unavailable;
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;
Recovering Finance Party has the meaning given to that term in clause 24.1 (Payments to Finance Parties);
Reference Banks means the principal London office of such banks (with a long- term currency credit rating of equal to or better than A3 according to Moody's and equal to or better than A- according to Standard and Poor's) as may be appointed by the Facility Agent in consultation with the Borrower;
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in euros and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period;
Register has the meaning given to that term in paragraph (j) of clause 20.2 (Conditions of Assignment or Transfer);
Related Fund means, in relation to a Fund, any other Fund that either has the same fund manager or asset manager or has common ownership with an existing Lender or is owned or managed by an existing Lender;
Relevant Market means the European interbank market;
Repayment Date means each date on which an amount is due for repayment under clause 6.1 (Repayment of the Loans);
Repeating Representations means at any time those representations referred to in clause 15.19 (Repetition) which are then deemed to be repeated;

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Reports means any report delivered to the Facility Agent as a condition precedent pursuant to clause 4.1 (Initial Conditions Precedent);
Required Account Sweep Date means the date falling five Business Days following the end of each Interest Period;
Reservations means:
(a)the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;
(b)the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction; and
(c)any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Facility Agent or the Security Agent under any provision of or otherwise in connection with any Finance Document;
Resolution Authority means any body which has authority to exercise any Write- Down and Conversion Powers;
Sanctioned Finance Party means a Finance Party (or, for the purposes of clause
18.19 (Sanctions), any other person) that is, or is directly or indirectly owned or controlled (where relevant as defined by the applicable Sanctions) by, a Sanctioned Person or otherwise directly or indirectly the subject of Sanctions;
Sanctioned Person means any person (whether or not having a legal personality):
(a)listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official guidance) by a person or organisation listed on, a Sanctions List,
(b)a government of a Sanctioned Territory,
(c)an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory,
(d)resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory, or
(e)otherwise a target of any Economic Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law;

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Sanctioned Territory means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson or Zaporizhzhia regions of Ukraine (in each case to the extent that such areas of Kherson or Zaporizhzhia are under control of Russia) and the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria;
Sanctions means the economic or financial sanctions, trade embargoes or similar measures enacted, administered or enforced by any of:
(a)the United States Government;
(b)the United Nations;

(c)the United Kingdom;
(d)the European Union or any present or future member state of the European Union; or
(e)the respective governmental institutions and agencies of any of the foregoing;
Sanctions Authority means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury;
Sanctions List means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; the Consolidated List of Financial Sanctions Targets in the UK and Russia: List of Persons Named in Relation to Financial and Investment Restrictions, each administered by Her Majesty’s Treasury; and the UK Sanctions List administered by the UK Foreign, Commonwealth & Development Office;
Screen Rate means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which take over administration of that rate) for the relevant currency and Interest Period displayed on page EUR003M of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg, provided that if the agreed page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;
Second Extended Maturity Date means the date falling on the seventh anniversary of the First Utilisation Date;
Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document;

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Secured Parties means each Finance Party from time to time party to this agreement and any Receiver or Delegate;
Security means any mortgage, charge (fixed or floating), assignment or assignation in security, pledge, lien or other security interest securing any obligation of any person and any other agreement entered into for the purpose and having the effect of conferring security;
Security Documents means any document entered into by any Transaction Obligor creating or expressed to create, confirm, amend and/or extend (as applicable) any Security over all or any part of its assets in respect of any of the Borrower to any of the Finance Parties (in such capacity) under any of the Finance Documents;
Security Property means:
(a)the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(b)all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties; and
(c)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties;
Sister Facility Agreement means the facility agreement between, among others, the Agent and Ares HoldCo 1 Sarl as borrower dated on or around the date of this Agreement;
Sister Financing Event of Default means the occurrence of an event of default (howsoever described) under the Sister Facility Agreement;
Sister Facility Total Commitments has the meaning given to "Total Commitments" in the Sister Facility Agreement;
Specified Sovereign means the United Kingdom, United States of America, Switzerland, Japan, Italy, Luxembourg or any other member state of the European Union (for the purpose of the definition of Qualifying Lender only, as constituted on 1st January 2004) having a rating of at least A-1 from Standard and Poor's or at least P-1 from Moody's or at least F-1 from Fitch;
Specified Time means a time determined in accordance with Schedule 6 (Timetables) (or such later time as the Facility Agent may agree);
Sponsor means Ares Management LLC;
Sponsor Affiliate means, in relation to any Sponsor, any of its Holding Companies or Subsidiaries or any other Subsidiary of any of its Holding Companies and any fund, partnership and/or other entities represented, managed, advised, owned or controlled by any Sponsor or any of its Sponsor Affiliates and any Sponsor Affiliate of any such fund, partnership or entity but does not include any portfolio company

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of any Sponsor or of any Affiliate of any Sponsor and, in the context of a person or persons achieving or having control over another person, control for the purposes of this definition means the person or persons acting in concert controlling, or being able to control, the composition of the board of directors or equivalent management board of that other person or the person or persons acting in concert in accordance with whose directions a majority of the board of directors or equivalent management board of that other person are or become accustomed to act;
Standard and Poor's means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.;
Subsidiary means, in relation to a company or corporation, a company or corporation:
(a)more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(b)which is a Subsidiary of another Subsidiary of the first mentioned company or corporation;
Super Majority Lenders means, subject to clause 30.4 (Excluded Commitments), at any time:
(a)a Lender or Lenders whose Commitments aggregate at least 80 per cent of the Total Commitments; or
(b)if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated at least 85 per cent of the Total Commitments immediately prior to that reduction;
T2 means the real time gross settlement system operated by the Eurosystem, or any successor system;
TARGET Day means any day on which T2 is open for the settlement of payments in euro;
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxes and Taxation shall be construed accordingly;
Tax Credit has the meaning given to that term in clause 10.1 (Tax Definitions);

Tax Deduction has the meaning given to that term in clause 10.1 (Tax Definitions);
Tax Payment has the meaning given to that term in clause 10.1 (Tax Definitions);
Third Parties Act has the meaning given to that term in clause 1.6(a) (Third Party Rights);
Total Commitments means the aggregate of the Commitments being €231,428,571.43 as of the date of this Agreement or as otherwise reduced pursuant to clause 4.4 (Advance Rate);
Transaction means the transactions carried out or to be carried out in relation to the subscription by the Borrower in respect of the Underlying Notes and the other

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transactions contemplated by the Transaction Documents (in each case including the financing thereof);
Transaction Costs means all fees, costs and expenses and stamp, transfer, registration, notarial and other Taxes incurred by a Transaction Obligor directly or indirectly in connection with the Transaction and/or the Transaction Documents;
Transaction Documents means the Finance Documents and the Underlying Finance Documents;
Transaction Obligor means the Borrower and/or the Parent;
Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or any other Finance Party pursuant to the Security Documents;
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or in any other form agreed between the Facility Agent and the Borrower;
Transfer Date means, in relation to any Transfer Certificate, the date for making the relevant transfer as specified in that Transfer Certificate;
Treaty Lender has the meaning given to that term in clause 10.1 (Tax Definitions);
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);
Underlying Accounting Principles has the meaning given to "Accounting Principles" (as defined in the Underlying Notes);
Underlying Acquisition Agreement means the investment and sale and purchase agreement to be entered into by Dino Bidco S.p.A. and the persons(s) named therein as the seller(s) dated 24 October 2024 as amended, restated, supplemented and/or novated from time to time;
Underlying Approved Transfer Letter has the meaning given to the term "Approved Transfer Letter" in the Underlying Subscription Agreement;
Underlying Business Plan has the meaning given to "Business Plan" (as defined in the Underlying Notes);
Underlying Certain Funds Period has the meaning given to "Certain Funds Period" in the Underlying Subscription Agreement;
Underlying Compliance Certificate has the meaning given to the term "Compliance Certificate" in the Underlying Finance Documents;
Underlying Conditions has the meaning given to the term 'Conditions' under and as defined in the Underlying Subscription Agreement;
Underlying Consent Letter has the meaning given to that term in Schedule 2 (Conditions Precedent to Initial Utilisation);
Underlying Distribution Block means each 'Distribution Block Period' under and as defined in the Underlying Finance Documents;

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Underlying Distribution Block Interest Period means each 'Distribution Block Interest Period' under and as defined in the Underlying Finance Documents;
Underlying Event of Default means each 'Event of Default' under and as defined in the Underlying Finance Documents;
Underlying Finance Document has the meaning given to "Notes Finance Document" in the Underlying Conditions;
Underlying Group has the meaning given to "Group" in the Underlying Finance Documents;
Underlying Intercreditor Agreement has the meaning given to "Intercreditor Deed" in the Underlying Finance Documents;
Underlying Issuer means Dino Bidco S.p.A.;
Underlying Issue Date has the meaning given to "Issue Date" in the Underlying Subscription Agreement;
Underlying Notes has the meaning given to "Notes" in the Underlying Subscription Agreement;
Underlying Noteholder means a noteholder in respect of the Underlying Notes;
Underlying Noteholders' Representative has the meaning given to "Noteholders' Representative" in the Underlying Notes;
Underlying Parent means Dino Midco S.p.A.;
Underlying Security Agent has the meaning given to "Security Agent" in the Underlying Subscription Agreement;
Underlying Shareholders' Agreement Summary has the meaning given to that term in Schedule 2 (Conditions Precedent to Initial Utilisation);
Underlying Seller has the meaning given to "Seller" in the Underlying Finance Documents;
Underlying Target has the meaning given to "Target" in the Underlying Finance Documents;
Underlying Target Group has the meaning given to "Target Group" in the Underlying Finance Documents;
Underlying Transaction has the meaning given to "Transaction" in the Underlying Finance Documents;
Underlying Subscription Agreement means the subscription agreement between, among others, the Underlying Issuer and the Borrower dated on or around the date of this Agreement as amended, supplemented, assigned and/or novated from time to time;
Unpaid Sum means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents;
US means the United States of America;

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US Internal Revenue Code means the United States Internal Revenue Code of 1986, as amended;
Utilisation means a Loan;

Utilisation Date means the date on which a Utilisation is made;
Utilisation Request means in the case of a Loan, a notice substantially in the form set out in Schedule 3 (Utilisation Request);
VAT means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in the United Kingdom or any country that is not a member of the European Union together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it;
Write-Down and Conversion Powers means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(b)in relation to any other applicable Bail-In Legislation (other than the UK Bail- In Legislation):
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation; and

(c)in relation to any UK Bail-In Legislation:
(i)any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that UK Bail-In Legislation.
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1.2 Construction
(a)Unless a contrary indication appears, a reference in this Agreement to:
(i)the Facility Agent, any Arranger, the Security Agent, any Secured Party, any Finance Party, any Lender, any Transaction Obligor, any Party or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as a security agent or trustee in accordance with the Finance Documents;
(ii)an agency of a state includes any local or other authority, self regulating or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, self regulating organisation, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;
(iii)a document in agreed form is a document which is in a form previously agreed and/or approved by the Borrower and the Facility Agent or, if not so agreed or approved, as approved or agreed by the Facility Agent (acting reasonably);
(iv)an agreement includes any legally binding agreement, arrangement, concession, contract, deed or franchise (in each case whether oral or written);
(v)an amendment means any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(vi)arms' length terms (or any similar construct) refers to the commercial terms from the perspective of the Borrower and may be conclusively determined for all purposes under the Finance Documents by means of any of the following (without prejudice to any other method of satisfaction), in each case at the option of the Borrower:
(A)a determination by the Board of Directors of the Borrower;
(B)a determination by an officer of the Borrower or a member of senior management; or
(C)any other notification of determination by the Borrower;
(vii)assets includes property and rights of every kind, present, future and contingent (including uncalled share capital);
(viii)assignment shall, where the context requires, include assignation;

(ix)bankruptcy shall, where the context requires, include sequestration;
(x)currency equivalent means the equivalent in any currency (the first currency) of an amount in another currency (the second currency) as determined by the Borrower by reference to an amount in the first

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currency which could be purchased with that amount in the second currency at an exchange rate that is any of the following, at the option of the Borrower:
(A)the Facility Agent's Spot Rate of Exchange (or, if such rate is not publicly available at the relevant time, by reference to the prevailing rate of exchange as otherwise determined by the Borrower (acting reasonably));
(B)any applicable conversion rate used in any relevant financial statements or management accounts;
(C)any applicable conversion rate selected by the Borrower (acting reasonably and in good faith) on the relevant date of determination; or
(D)any applicable conversion rate under any currency hedging arrangement entered into by any member of the Borrower;
(xi)a matter being determined in good faith by the Borrower (or any similar construct) may be conclusively determined for all purposes under the Finance Documents by means of any of the following, in each case at the option of the Borrower:
(A)a determination by the Board of Directors of the Borrower;

(B)a determination by an officer of the Borrower; or
(C)any other notification of determination by the Borrower;
(xii)a filing includes any relevant filing, registration, recording or notice (and references to making or renewing filings shall be construed accordingly) required by law or regulation;
(xiii)a guarantee includes:
(A)an indemnity, bond, counter indemnity, guarantee, letter of credit or similar assurance against loss; and
(B)any other obligation (direct or indirect, actual or contingent) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;
and guaranteed and guarantor shall be construed accordingly;
(xiv)the European interbank market means the interbank market for euro operating in Participating Member States;
(xv)indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xvi)a judgment shall, where the context requires, include a decree;

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(xvii)any transaction being in the ordinary course of business or the ordinary course of trading of the Borrower (or any similar construct) shall be construed to include, without limitation, any transaction that is consistent with industry practice in the industries in which the Borrower operates or consistent with current and/or past practice of the Borrower (and in each case shall be as determined by the Borrower in good faith);
(xviii)a participation of a Lender in a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;
(xix)a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing;
(xx)a regulation includes any regulation, rule, official directive, order, request or guideline (whether or not having the force of law but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or any regulatory, self regulatory or other authority or organisation;
(xxi)set-off includes claims of compensation, rights to balance accounts on insolvency and rights of retention;
(xxii)shares includes shares and other equivalent ownership interests (including limited partnership interests) and share capital includes partnership capital and other equivalents;
(xxiii)a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facility and/or Finance Documents to a counterparty and sub-participate shall be construed accordingly;
(xxiv)a provision of law (or a statute or statutory instrument or any provision thereof) is a reference to that provision (or that statute or statutory instrument or such provision thereof) as amended or re- enacted from time to time;
(xxv)the knowledge or awareness of the Borrower shall be limited to the actual knowledge or awareness of the Borrower at the relevant time;
(xxvi)any agreement (including, without limitation, any of the Finance Documents or the Transaction Documents) is to be construed as a reference to that agreement as it may from time to time be amended, novated, supplemented, extended or restated (including any increase in, extension of or change to any facility made available under that agreement);

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(xxvii)any matter or circumstance being permitted is to be construed as a reference to any matter or circumstance which is not expressly prohibited;
(xxviii)the singular includes the plural (and vice versa); and

(xxix)a time of day is a reference to London time.
(b)The index to this Agreement and Section, clause and Schedule headings are for ease of reference only and are to be ignored in construing this Agreement.
(c)Unless a contrary indication appears:
(i)a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
(ii)a Default or an Event of Default is continuing if it has not been remedied or waived and, for the avoidance of doubt, any Default or Event of Default in respect of a failure to deliver any certificate, notice, document, report, financial statement or other information or take any other action within a time period prescribed in a Finance Document shall no longer be continuing upon performance of such obligation even though such performance is not within the prescribed period specified in any Finance Document; and
(iii)in the event that compliance with any monetary limit specified in this Agreement shall fall to be determined any conversion from any currency to Euro necessary for that purpose shall be by reference to the currency equivalent of that currency on the date of determination, provided that no fluctuation in exchange rates subsequent to the first such determination of compliance will cause breach of that monetary limit.
(d)For the avoidance of doubt, if any receivable (or any part thereof) has been sold or discounted on a basis which it means it would be treated as off balance sheet or derecognised under the Accounting Principles, that receivable shall be considered to have been sold or discounted on a non- recourse basis.
(e)Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit any step, action or matter arising in connection with any actual, proposed or future payment of Tax (including as a consequence of any 'group contributions', the surrender of tax relief or similar or equivalent arrangements).
(f)Notwithstanding anything to the contrary in any Finance Document when establishing whether any action, transaction and/or incurrence of a liability (in each case including any replacement, renewal or extension thereof) is, was and/or remains permitted under the terms of the Finance Documents, the Borrower shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time that action was originally taken, that transaction was originally committed to or that liability was originally incurred (as the case may be).

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(g)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Borrower.
(h)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.
1.3 Personal Liability
No personal liability shall attach to any director, officer, employee or other individual signing a certificate or other document on behalf of the Borrower which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document in which case any liability will be determined in accordance with applicable law.
1.4 Luxembourg terms
Unless a contrary indication appears, a reference in any Finance Document in relation to an entity incorporated or existing under the laws of Luxembourg:
(a)a "winding-up", "administration" or "dissolution" includes, without limitation, bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), judicial reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation à l'amiable) and moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;
(b)a "receiver", "administrative receiver", "administrator" or the like includes, without limitation, a conciliateur d’entreprise, mandataire de justice, juge délégué, administrateur provisoire, commissaire, juge- commissaire, mandataire ad hoc, liquidateur or curateur;
(c)a "reorganisation" includes, without limitation, judicial reorganisation (réorganisation judiciaire);
(d)“commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness” includes any such negotiations conducted in order to reach an amicable agreement (accord amiable) with creditors pursuant to the Luxembourg Business Continuity Act;
(e)a person being "unable to pay its debts" includes that person being in a state of cessation of payments (cessation de paiements);
(f)"constitutional documents" includes the up to date articles of association (statuts) or the deed of incorporation, as appropriate;

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(g)"Security" includes, without limitation, any hypothèque, nantissement, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce or sûreté réelle whatsoever whether granted or arising by operation of law;
(h)"matured obligation" includes, without limitation, any exigible, certaine and liquide obligation;

(i)a "manager" or "director" includes a gérant or an administrateur; and
(j)an "attachment" includes a saisie.

1.5 Currency Symbols and Definitions
€, EUR, Euro, Euros, euro and euros mean the single currency unit of the Participating Member States.
1.6 Third Party Rights
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of any Finance Document.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.
1.7 No Investor Recourse
(a)Subject to paragraph (b) below, no Finance Party shall have any recourse to any Equity Investor or Fund Shareholder in respect of any term of any Finance Document, any statement by an Equity Investor, Fund Shareholder or otherwise.
(b)Paragraph (a) excludes any recourse to the Parent under the Transaction Security granted by the Parent in respect of the Charged Property.

2.The Facility
2.1 The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.
2.2 Finance Parties' Rights and Obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor is a separate and independent debt.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
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2.3 Facility Offices
Each Lender will participate in each Utilisation through its Facility Office.
2.4 Enforcement of Rights
Subject to any provision of the Finance Documents to the contrary, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.
2.5 Increase
(a)The Borrower may by giving prior notice to the Facility Agent after the effective date of any cancellation of any Commitment pursuant to clause
11.1 (Illegality) or clause 20.10 (Replacement of Lender) request that the Total Commitments be increased (and the Total Commitments under the relevant Facility shall be so increased) in an aggregate amount in the relevant currency of up to the amount of the Commitments so cancelled (including any fees payable to the relevant Increase Lender in connection with such increase) as follows:
(i)the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Borrower and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(ii)the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iii)each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(iv)the Commitments of the other Lenders shall continue in full force and effect; and
(v)any increase in the Total Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.
(b)An increase in the Total Commitments pursuant to this clause will only be effective on:
(i)the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender (provided that the Facility Agent shall execute any Increase Confirmation which on its face appears duly completed promptly on receipt); and

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(ii)in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facility Agent and the Security Agent of all necessary know your customer or other similar identification checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Borrower and the Increase Lender.
(c)Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(d)The Borrower may pay to an Increase Lender a fee in the amount and at the times agreed between the Borrower and that Increase Lender in a Fee Letter.
(e)Clause 20.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this clause 2.5 in relation to an Increase Lender as if references in that clause to:
(i)an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)the New Lender were references to that Increase Lender; and

(iii)a re-transfer was a reference to a transfer.
(f)The Facility Agent shall as soon as reasonably practicable send to the Borrower a copy of each executed Increase Confirmation.
(g)The Finance Parties shall be required to enter into any amendment to or replacement of the then current Finance Documents required by the Borrower in order to facilitate or reflect any of the matters contemplated by this clause 2.5. The Facility Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Borrower).
2.6 Additional Facilities
(a)The Borrower may at any time notify the Facility Agent by delivery of an Additional Facility Notice that it wishes to add one or more additional facilities into the Finance Documents, either as a new facility and/or as an additional tranche of or increase in the commitments in respect of any existing facility (each an Additional Facility).
(b)No Additional Facility Notice will be regarded as having been duly completed unless it specifies the following matters in respect of the relevant Additional Facility:
(i)the persons to become Additional Facility Lenders in respect of that Additional Facility;
(ii)the amount being made available and the currency or currencies in which that Additional Facility is available for utilisation;

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(iii)the rate of interest applicable to that Additional Facility (including any applicable Margin);
(iv)the Maturity Date (together with, if applicable, any other Scheduled repayment dates) for that Additional Facility;
(v)the Availability Period for that Additional Facility; and
(vi)the Additional Facility Commencement Date for that Additional Facility.
(c)Subject to (i) receipt by the Facility Agent of a duly completed Additional Facility Notice and (ii) the Facility Agent (on the instruction of the Majority Lenders) confirming approval of the relevant Additional Facility to the Borrower, with effect from the relevant Additional Facility Commencement Date (or any later date on which the conditions set out in paragraph (d) below are satisfied):
(i)the Lenders in respect of the relevant Additional Facility (each an Additional Facility Lender) shall make available that Additional Facility in the aggregate amount set out in the Additional Facility Notice;
(ii)the Borrower and each such Additional Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and such Additional Facility Lenders would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders;
(iii)each such Additional Facility Lender shall become a Party as a Lender;
(iv)each such Additional Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as those Additional Facility Lenders and those Finance Parties would have assumed and/or acquired had the Additional Facility Lenders been Original Lenders; and
(v)the Commitments of the other Lenders shall continue in full force and effect.
(d)The establishment of an Additional Facility will only be effective on:
(i)receipt by the Facility Agent of an Additional Facility Accession Notice from each person referred to in the relevant Additional Facility Notice as an Additional Facility Lender; and
(ii)in relation to an Additional Facility Lender which is not already a Lender the performance by the Facility Agent and the Security Agent of all necessary know your customer or other similar identification checks under all applicable laws and regulations in relation to that Additional Facility Lender making available an Additional Facility, the completion of which the Facility Agent shall promptly notify to the Borrower.
(e)Each Finance Party irrevocably authorises and instructs the Facility Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Additional Facility Notice and each Additional Facility Accession

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Notice. The Facility Agent and the Security Agent shall as soon as reasonably practicable send to the Borrower a copy of each executed Additional Facility Notice and Additional Facility Accession Notice.
(f)The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents (including for the purpose of reflecting the terms of any Additional Facility in the Finance Documents) and/or take such other action as is required by the Borrower in order to facilitate the establishment of any Additional Facility otherwise permitted by this Agreement, including in relation to any changes to, the taking of, or the release coupled with the retaking of, any guarantee or Security. The Facility Agent and the Security Agent are each irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents and/or take such action on behalf of the Finance Parties (and shall do so on the request of and at the cost of the Borrower).
(g)For the avoidance of doubt, at the option of the Borrower:
(i)an Additional Facility may only be made available on a basis which is pari passu with or junior to the Facility;
(ii)an Additional Facility may be made available on a secured or unsecured basis (provided that, for the avoidance of doubt, any Security granted by any Transaction Obligor under an Additional Facility shall constitute Transaction Security for the purposes of this Agreement); and
(iii)an Additional Facility shall be entitled to benefit from any Transaction Security.
(h)Except as provided in paragraph (g) above, the terms applicable to any Additional Facility will be those agreed by the Additional Facility Lenders in respect of that Additional Facility and the Borrower. If there is any inconsistency between any such term agreed in respect of an Additional Facility and any term of this Agreement, the term agreed in respect of the Additional Facility shall prevail.
(i)Each Additional Facility Lender, by executing an Additional Facility Accession Notice, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the relevant Additional Facility becomes effective.
(j)The Borrower shall, within 10 Business Days of the date of the relevant Additional Facility Commencement Date in relation to a new Additional Facility pay to the Facility Agent (for its own account) a one-off fee of
€3,500.

3.Purpose
3.1 Purpose
The Borrower shall apply all amounts drawn by it under the Facility in or towards (directly or indirectly) financing or refinancing:
(a)the Borrower's participation in the Underlying Notes; and/or
(b)Transaction Costs.

3.2 Monitoring
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No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.Conditions of Utilisation
4.1 Initial Conditions Precedent
(a)The Lenders shall only be obliged to comply with clause 5.4 (Lenders' Participation) in relation to any Utilisation if on or before that Utilisation Date the Facility Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to Initial Utilisation) (in each case, save as specified therein, in all material respects in the agreed form or otherwise in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably)).
(b)The Facility Agent shall promptly confirm in writing to the Borrower the satisfaction of the relevant documents and other evidence referred to above as and when they are satisfied.
4.2 Additional Conditions Precedent
In addition, subject to clause 19.15 (Certain Funds), the Lenders shall be under no obligation to make any Utilisation available to the Borrower unless, on both the date of the Utilisation Request and the Utilisation Date for that Utilisation:
(a)no Default has occurred and is continuing and no Default will occur as a result of making the proposed Utilisation;
(b)immediately following the making of the Loan, the aggregate of the principal of all Loans is equal to or less than 72 per cent. of the aggregate of the principal of the Underlying Notes (i) held by the Borrower, and (ii) to be held by the Borrower once subscribed for using the proceeds of such Utilisation, in each case pursuant to the Underlying Finance Documents;
(c)the Repeating Representations which are required to be repeated on such dates are true in all material respects in each case by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects immediately after the Utilisation is made; and
(d)in respect of any Utilisation following the First Utilisation Date, the representations in clauses 15.1 (Incorporation), 15.2 (Power), 15.3 (Authority), 15.4 (Obligations binding), 15.5 (Governing law and enforcement) and 15.6 (Non-conflict) are true in all material respects in each case by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects immediately after the Utilisation is made.
4.3 Maximum number of Utilisations
(a)Unless otherwise agreed by the Facility Agent, the Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Loan would be outstanding under the Facility.

(b)Unless otherwise agreed by the Facility Agent, the Borrower may not request that a Loan be divided if, as a result of the proposed division, more than three separate Loans would be outstanding under the Facility.
4.4 Advance Rate
If, prior to the date of a Utilisation, the Borrower becomes aware that the aggregate of the Total Commitments under this Agreement is greater than 72 per cent. of the aggregate of the principal of the Underlying Notes (i) held by the Borrower; and (ii) to be held by the Borrower once subscribed for using the proceeds of a Utilisation, in each case pursuant to
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the Underlying Finance Documents, it shall promptly notify the Facility Agent of the same and Commitments shall be automatically cancelled pro rata, such that the aggregate of the Total Commitments under this Agreement is equal to an amount equal to 72 per cent. of the aggregate of the principal of the Underlying Notes (i) held by the Borrower; and (ii) to be held by the Borrower once subscribed for using the proceeds of such Utilisation, in each case pursuant to the Underlying Finance Documents.

5.Utilisation of Loans
5.1 Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).
5.2 Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)the currency and amount of the Utilisation comply with clause
5.3 (Borrower, Currency and Amount);
(iii)the proposed Interest Period complies with clause 12.1 (Interest Periods); and
(iv)the payment instructions for the proceeds of that Utilisation are specified.
(b)Unless otherwise agreed by the Facility Agent and save for a Utilisation Request in respect of Utilisations to be made on the First Utilisation Date, only one Utilisation may be requested in each Utilisation Request.
5.3 Borrower, Currency and Amount
(a)The currency specified in a Utilisation Request must be euros.
(b)Unless otherwise agreed by the Facility Agent, the amount of the proposed Utilisation must be:
(i)a pro rata amount of the aggregate drawings proposed to be made under this Agreement and the Sister Facility Agreement for that Utilisation Date, by reference to the proportion of the aggregate of the Total Commitments and the Sister Facility Total Commitments represented by the Total Commitments; and
(ii)a minimum amount of €450,000 or, if less, the Available Facility.

5.4 Lenders' Participation
(a)If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the relevant Facility) immediately prior to making the Loan.
5.5 Pre-Funding
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(a)Notwithstanding anything to the contrary in any Finance Document, the Borrower may require by way of notice to the Facility Agent (the Pre- Funding Notice), at its sole and absolute discretion, Lenders to pre-fund a Loan to the Borrower such that the proceeds of the Loans are funded to an account (subject to Transaction Security) of the Borrower (or to any applicable escrow account designated by the Borrower, such escrow account agreement subject to approval by the Agent (acting on the instructions of the Majority Lenders, acting reasonably)) up to two Business Days prior to the Proposed Underlying Issue Date by way of a Pre-Funding Loan provided that:
(i)all applicable conditions in clause 4.1 (Initial Conditions Precedent) and clause 4.2 (Additional Conditions Precedent) (in each case other than those conditions which cannot be satisfied at that time) shall be satisfied on or prior to the Pre-Funding Date of such Pre-Funding Loan; and
(ii)the Borrower has delivered evidence (by way of SWIFT or otherwise) to the Facility Agent of transfer(s) of monies equal to or greater than the amount required by the Borrower to fund pursuant to the Underlying Notes on the Proposed Underlying Issue Date less the aggregate amount of the Pre-Funding Loans requested by the Borrower.
(b)If a Pre-Funding Loan has been made:
(i)the Borrower shall notify the Facility Agent promptly upon the occurrence of the Underlying Issue Date and satisfaction of all applicable conditions under clause 4.1 (Initial Conditions Precedent) and clause 4.2 (Additional Conditions Precedent) (and, upon receipt of such notification, the Facility Agent shall promptly notify the Lenders of the same); and
(ii)if the Underlying Issue Date has not occurred (or all applicable conditions under clause 4.1 (Initial Conditions Precedent) and clause
4.2 (Additional Conditions Precedent) have not been satisfied) by
11.59 p.m. on or before the date falling two Business Days after the Proposed Underlying Issue Date (or any other date agreed to between the Borrower and the Lenders) (the Pre-Funding Longstop Date), then:
(A)on or before the Pre-Funding Longstop Date, the Borrower shall repay or procure the repayment of the Pre-Funding Repayment Amount (and, for the avoidance of doubt, no prior notice shall be required to be given in respect of such repayment); and
(B)any Agent Withheld Amounts and/or Lender Withheld Amounts shall be deemed to be applied in repayment of the aggregate outstanding principal amount of the relevant Pre- Funding Loans at the same time as any repayment is made pursuant to sub-paragraph (A) above such that repayment of the Pre-Funding Repayment Amount shall be deemed to repay the aggregate outstanding principal amount of the Pre- Funding Loans in full (and the Facility Agent shall be entitled to apply any Agent Withheld Amounts, and the Lenders shall be entitled to apply any Lender Withheld Amounts, in each case in accordance with this sub-paragraph (B), notwithstanding paragraph (c) below), and the Borrower shall be under no further liability or obligation with respect to the relevant Pre-Funding Loans or the Pre-Funding Repayment Amount.
(c)Until the First Utilisation Date has occurred, the Facility Agent shall not disburse any Agent Withheld Amounts, and no Lender shall disburse any Lender Withheld Amounts, to any Finance Party for whose account such amounts have been withheld
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in accordance with the relevant Utilisation Request, and the Facility Agent shall retain and not disburse to any person any Agent Withheld Amounts, and each Lender shall retain and not disburse to any person any Lender Withheld Amounts, held by the Facility Agent or that Lender (as applicable) for its own account in accordance with the relevant Utilisation Request. Following the occurrence of the First Utilisation Date:
(i)the Facility Agent shall be entitled to disburse any Agent Withheld Amounts to each Finance Party for whose account such amounts have been withheld in accordance with the relevant Utilisation Request and any Agent Withheld Amounts held by the Facility Agent for its own account shall be deemed released and applied for the purposes specified in the relevant Utilisation Request; and
(ii)each Lender shall be entitled to disburse any Lender Withheld Amounts to each Finance Party for whose account such amounts have been withheld in accordance with the relevant Utilisation Request and any Lender Withheld Amounts held by a Lender for its own account shall be deemed released and applied for the purposes specified in the relevant Utilisation Request, and the Finance Parties acknowledge and agree that such disbursement in accordance with this paragraph (c) constitutes payment of any relevant fees and other amounts on the relevant Utilisation Date, notwithstanding that such amounts may only be received by the relevant Finance Parties after such date.
(d)If a Pre-Funding Loan has been made, this shall not constitute the occurrence of the Utilisation Date with respect to such Pre-Funding Loan, and instead the Utilisation Date shall be deemed to occur on the Underlying Issue Date. No interest, arrangement fees, underwriting fees, upfront fees, closing payments or other fees, costs or expenses (including Break Costs) shall be payable relating to any Pre-Funding Loans if the Underlying Issue Date does not occur, and (subject to paragraph (e) below), the commitment fee (as set out in paragraph (a) of clause 13.1 (Commitment Fee)) shall apply as if the relevant Pre-Funding Loan had not been made.
(e)If a Pre-Funding Loan has been made and the Underlying Issue Date occurs, interest shall accrue on such Pre-Funding Loan from the relevant Pre-Funding Date and the commitment fee (as set out in paragraph (a) of clause 13.1 (Commitment Fee)) shall be calculated as if the Utilisation Date with respect to such Pre-Funding Loan had been that Pre-Funding Date.
(f)Notwithstanding anything to the contrary in this Agreement or any other Finance Document, nothing in this Agreement shall restrict the Borrower from:
(i)declaring, making or paying any dividend, charge, fee or other distribution (or cash interest on any unpaid dividend, fee or distribution) on or in respect of its share capital (or any class thereof);
(ii)repaying or distributing any dividend or share premium reserve;
(iii)making payments of any kind in respect of any Financial Indebtedness which is subordinated to the Facility pursuant to the terms of this Agreement;
(iv)paying or allowing the Borrower to pay any management, advisory or other similar fee to any of the direct or indirect shareholders of the Borrower (excluding any such amount paid under or pursuant to a Finance Document);
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(v)redeeming, repurchasing, defeasing, retiring or repaying any of its share capital; or
(vi)acquiring for consideration any warrants issued by it,
in each case, following a repayment of Pre-Funding Loans in full in accordance with this clause 5.5, provided that the Underlying Issue Date has not occurred and no Loans are outstanding at such time (an Equity Withdrawal), and, for the avoidance of doubt, an Equity Withdrawal shall not constitute a breach of any provision of the Finance Documents.
(g)Notwithstanding anything to the contrary in any Finance Document, if any part of any Pre-Funding Loan is repaid prior to the Underlying Issue Date in accordance with this clause 5.5:
(i)no Lender's Commitment shall be reduced or cancelled by the amount repaid; and
(ii)each Lender's Commitment shall remain available for borrowing and/or reborrowing, as applicable, on one or more occasions in accordance with the terms of this Agreement.

6.Repayment
6.1 Repayment of Loans
The Borrower shall repay, or procure the repayment of the Loans in full on the relevant Maturity Date (to the extent not repaid or prepaid prior to such date).
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6.2 Extension option
(a)Subject to paragraph (c) below, the Borrower may, by notice to the Facility Agent of not less than thirty (30) Business Days' prior to:
(i)the first anniversary of the date of first Utilisation, request an extension to the Maturity Date to the First Extended Maturity Date (the First Extension Option); and
(ii)the second anniversary of the date of first Utilisation, provided that the First Extension Option was exercised, request an extension to the Maturity Date to the Second Extended Maturity Date.
(b)The Original Maturity Date shall be deemed to be extended to the First Extended Maturity Date provided that:
(i)within 15 Business Days (or any period date agreed between the Borrower and the Majority Lenders) of the requested extension, the Majority Lenders have confirmed to the Facility Agent that the Maturity Date may be extended to the First Extended Maturity Date;
(ii)prior to the Original Maturity Date, the Borrower pays to the Facility Agent on account of the Lenders an extension fee in amount equal to
0.15 per cent of the principal amount of the Loans on immediately prior to the Original Maturity Date; and
(iii)the Back-Lever LTV does not exceed 62.0 per cent. on the Original Maturity Date.
(c)The First Extended Maturity Date shall be deemed to be extended to the Second Extended Maturity Date provided that:
(i)within 15 Business Days (or any other period agreed between the Borrower and the Majority Lenders) of the requested extension, the Majority Lenders have confirmed to the Facility Agent that the First Maturity Date may be extended to the Second Extended Maturity Date;
(ii)prior to the First Extended Maturity Date, the Borrower pays to the Facility Agent on account of the Lenders an extension fee in amount equal to 0.15 per cent of the principal amount of the Loans on immediately prior to the First Extended Maturity Date; and
(iii)the Back-Lever LTV does not exceed 52.0 per cent. on the First Extended Maturity Date.

7.Prepayment
7.1 Voluntary Prepayments
The Borrower may prepay or procure the prepayment of a Utilisation or any part thereof without penalty (subject to payment of Break Costs (if any) if such Utilisation is not prepaid on the last day of an Interest Period) at any time provided that:
(a)the Facility Agent has received not less than one Business Day's prior written notice (or such shorter period as the Majority Lenders may agree) from the Borrower of the proposed date and amount of the prepayment; and

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(b)any partial prepayment of a Utilisation will be in a minimum amount of €225,000 (or its currency equivalent) or, in any case, if less, the outstanding amount of the Utilisation.
7.2 Mandatory Prepayment on Change of Control
(a)If a Change of Control occurs, then the Borrower shall promptly notify the Facility Agent upon becoming aware of that event and each Lender shall be entitled to require, by written notice to the Borrower received not later than the date that is 30 days after the date on which the Facility Agent was notified that such event has occurred or will occur, that:
(i)all amounts payable under the Finance Documents by the Borrower to that Lender will become due and payable and the Borrower will, within 15 Business Days of receipt of such notice, prepay or procure the prepayment of all Utilisations provided by that Lender; and
(ii)the undrawn Commitments of that Lender will be cancelled and such Lender shall have no obligation to participate in further Utilisations requested under this Agreement.
(b)For the purposes of this Agreement:

(i)a Change of Control shall occur if, at any time:
(A)the Equity Investors cease to indirectly own 100 per cent. of the issued share capital of the Borrower;
(B)the Equity Investors cease to indirectly own issued share capital having the right to cast 100 per cent. of the votes capable of being cast in general meetings of the Borrower;
(C)the Equity Investors cease to have the ability to determine the composition of the majority of the board of managers or equivalent body of the Borrower; or
(D)the Parent ceases to directly own the entire issued share capital of the Borrower;
(ii)Equity Investors means Ares Strategic Income Fund, Ares Infrastructure Debt Fund VI and any other fund managed or advised by the Sponsor or a Sponsor Affiliate which (upon becoming an Equity Investor for the purposes of this Agreement) has assets under management of at least USD 4 billion; and
(iii)Sponsor Affiliates (for purposes of paragraph (b) above only) are, in relation to the Sponsor, any of its holding companies or subsidiaries or any other subsidiary of any of its holding companies and any fund, partnership and/or other entities represented, managed, advised, owned or controlled by the Sponsor or any of its Sponsor Affiliates and any Sponsor Affiliate of any such fund, partnership or entity but does not include any portfolio company of the Sponsor or of any affiliate of the Sponsor.
7.3 Mandatory Prepayment: ENI Group Spread Trigger
(a)If an ENI Group Spread Trigger Event has occurred, by no later than the date falling 25 Business Days (or, if the Borrower provides reasonable evidence that a capital call has been made to its Equity Investors, 35 Business Days) thereafter

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(provided that, unless the Borrower has elected to deposit amounts in the Cash Collateral Account, if there are any amounts standing to the credit of the Collection Account, such amounts shall be applied in accordance with this paragraph within 5 Business Days thereafter), the Borrower shall procure that the Facility is prepaid in an amount necessary to ensure that, pro forma for such prepayment (including any cash sweep), Back-Lever LTV does not exceed 62.0 per cent. (or, from the date falling 6 years after the First Utilisation Date, 52.0 per cent.) (the LTV Amount), provided that no prepayment shall be required if, at the Borrower's election (acting in its sole discretion), it procures that by no later than the date a prepayment would have been required, an amount equal to the LTV Amount is standing to the credit of the Cash Collateral Account.
(b)The Borrower shall, by no later than the date falling 25 Business Days (or, if the Borrower provides reasonable evidence that a capital call has been made to its Equity Investors, 35 Business Days) of the date on which a Compliance Certificate was required to be delivered to the Facility Agent in respect of an Accounting Date pursuant to clause 16.4 (Compliance Certificate) on which an ENI Group Spread Trigger Event is continuing (provided that, in any event, if there is any amount standing to the credit of its Collection Account, such amounts shall be applied in accordance with this paragraph within 5 Business Days thereafter), procure that the Facility is prepaid in an amount by which (a) the amount necessary to ensure that, pro forma for such prepayment (including any cash sweep), Back-Lever Ratio does not exceed the Required Ratio as at that most recent Accounting Date (on the basis that the ENI Group Spread Trigger Event was continuing on such Accounting Date) (the ENI Group Spread Leverage Amount) exceeds (b) the applicable LTV Amount. If, at any time thereafter, the relevant ENI Group Spread Trigger Event ceases to be continuing, the obligation to maintain the LTV Amount in the Cash Collateral Account (and, for the avoidance of doubt, any obligation to make a mandatory prepayment in connection with that ENI Group Spread Trigger Event) shall cease and the Borrower shall be free to withdraw the LTV Amount from the Cash Collateral Account and apply it for any purpose not otherwise prohibited by the Finance Documents.
(c)Notwithstanding the above paragraphs, no mandatory prepayment shall apply in respect of an ENI Group Spread Trigger Event if, at the time an ENI Group Spread Trigger Event occurs, the Back-Lever Ratio does not exceed the Required Ratio as at the most recent Accounting Date (on the basis that the ENI Group Spread Trigger Event was continuing on such Accounting Date) and Back-Lever LTV is equal to or lower than 62.0 per cent.
7.4 Mandatory Prepayment: Back-Lever Ratio
(a)If, on any Accounting Date (beginning with the Accounting Date which occurs at the end of the first complete Financial Half-Year occurring after the First Utilisation Date), the Back-Lever Ratio in respect of the Measurement Period ending on that Accounting Date exceeds the applicable ratio specified opposite that Accounting Date in Column 2 below (the Required Ratio), the Borrower shall within 25 Business Days (or, in the event that the Borrower has provided reasonable evidence a capital call has been made to its Equity Investors, 35 Business Days) of the date on which a Compliance Certificate was required to be delivered to the Facility Agent in respect of that Accounting Date pursuant to clause 16.4 (Compliance Certificate) provided that, in any event, if there is any cash of the Borrower standing to the credit of its accounts, such amounts shall be applied in accordance with this paragraph within 5 Business Days after delivery of the compliance certificate for the relevant Accounting Date), procure

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prepayment of the outstanding Loans in an amount necessary to ensure that Back-Lever Ratio as at that Accounting Date, when tested pro forma for such prepayment, does not exceed that Required Ratio set out below:

Column 1 (Measurement Period ending on:)	Column 2 (Required Ratio)
Any Accounting Date falling on or before the third anniversary of the First Utilisation Date	6.50:1 (or, if the ENI Group Spread Trigger Event has occurred and is continuing as at the relevant Accounting Date, 5.75:1)
Any Accounting Date falling after the third anniversary of the First Utilisation Date but on or before the fourth anniversary of the First Utilisation Date	5.75:1 (or, if the ENI Group Spread Trigger Event has occurred and is continuing as at the relevant Accounting Date, 5.00:1)
Any Accounting Date falling after the fourth anniversary of the First Utilisation Date but on or before the fifth anniversary of the First Utilisation Date	5.25:1 (or, if the ENI Group Spread Trigger Event has occurred and is continuing as at the relevant Accounting Date, 4.00:1)
Any Accounting Date falling after the fifth anniversary of the First Utilisation Date but on or before the sixth anniversary of the First Utilisation Date	4.70:1 (or, if the ENI Group Spread Trigger Event has occurred and is continuing as at the relevant Accounting Date, 3.50:1)
Any Accounting Date falling after the sixth anniversary of the First Utilisation Date	3.45:1 (or, if the ENI Group Spread Trigger Event has occurred and is continuing as at the relevant Accounting Date, 3.00:1)

(b)Determination of whether this mandatory prepayment is applicable will be tested by reference to the compliance certificate delivered for the relevant Accounting Date.
7.5 Mandatory prepayment: Permitted Sale
If a Permitted Sale occurs, the Borrower shall, within 10 Business Days of receipt of the proceeds of that Permitted Sale, procure prepayment of the outstanding Loans in an amount equal to the Corresponding Portion of that Permitted Sale.
7.6 Mandatory prepayment: Underlying Redemption
(a)If an Underlying Redemption is received by the Borrower, the Borrower shall, within 10 Business Days of receipt of the proceeds of that Underlying Redemption, procure prepayment of the outstanding Loans in an amount equal to the Underlying Redemption Amount for that Underlying Redemption.
(b)If an Exit Event (as that term is defined in the Underlying Notes) occurs and as a result the Borrower has the right to require redemption or repurchase of all of the principal amount outstanding of the Underlying Notes which it holds, the

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Borrower shall exercise its rights to require such redemption or repurchase in accordance with condition 5.1 (Exit) of the Underlying Notes unless otherwise consented to by the Agent (acting on the instructions of the Majority Lenders, acting reasonably).
7.7 Mandatory Prepayment: Sister Financing Event of Default
If a Sister Financing Event of Default has occurred and an acceleration notice has been submitted pursuant to the terms of the Sister Facility Agreement, then the Borrower shall promptly notify the Facility Agent upon becoming aware of that event and each Lender shall be entitled to require, by written notice to the Borrower received not later than the date that is 30 days after the date on which the Facility Agent was notified that such event has occurred, that:
(a)all amounts payable under the Finance Documents by the Borrower to that Lender will become due and payable and the Borrower will within 15 Business Days prepay or procure the prepayment of all Utilisations provided by that Lender; and
(b)the undrawn Commitments of that Lender will be cancelled and such Lender shall have no obligation to participate in further Utilisations requested under this Agreement, provided that, if there is no longer a Sister Financing Event of Default on or before the date of mandatory payment specified above, then no such mandatory prepayment will be required pursuant to the terms of this Agreement.
7.8 Prepayments: Order of Application
(a)Any amount to be applied in prepayment of the Loans pursuant to this clause 7, shall be applied:
(i)firstly, in or towards prepayment of any PIK Interest Amount of the Loans outstanding at that time; and
(ii)secondly, in or towards prepayment of the Loans outstanding at that time, in each case on a pro rata basis.
(b)Where any prepayment is applied, following such application, the Facility Agent shall, if so requested by the Borrower, notify the Borrower of all outstanding Loans under this Agreement (as adjusted) as soon as reasonably practicable following receipt of such prepayment.
(c)Notwithstanding anything to the contrary in any Finance Document (including this clause 7), any amount required to be applied in prepayment of the Facility may, at the option of the Borrower, be applied between the Facility and all or any part of any Additional Facility that is a term facility, provided that the amount applied against the Facility may not in aggregate be less than a pro rata share of the relevant prepayment amount (with such pro rata entitlement to be calculated on the basis of the aggregate outstanding principal amount of Loans compared to the aggregate outstanding principal amount of the Facility at the relevant time).
(d)Any application made in accordance with this paragraph (c) will satisfy in full all applicable prepayment obligations contemplated by this clause 7.
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7.9 Prepayments during Interest Periods
Any prepayment required to be made pursuant to clause 7.6 (Mandatory prepayment: Underlying Redemption) on a day which is not the last day of an Interest Period relating to the Utilisation to be prepaid may instead be applied in prepayment of that Utilisation on the last day of the current Interest Period relating to that Utilisation.
7.10 Miscellaneous
(a)No prepayment of a Loan may be made except at the times and in the manner expressly provided by this Agreement.
(b)Subject to clause 12.5 (Payment of Interest), any repayment or prepayment must be accompanied by accrued interest on the amount repaid or prepaid and any other sum then due with respect to that prepayment under this Agreement provided that, if the Facility Agent has not notified the Borrower in writing of the amount of accrued interest to be paid in respect of the relevant prepayment (the Prepayment Interest) at least one Business Day prior to the date of prepayment, then the Prepayment Interest shall be payable on the date falling one Business Day from the date on which the Facility Agent notifies the If a Change of Control occurs, then the Borrower shall promptly notify the Facility Agent upon becoming aware of that event and each Lender shall be entitled to require, by wBorrower in writing of the Prepayment Interest.
(c)No amount of any Loan repaid or prepaid may be redrawn.
(d)In the event that the Borrower delivers a conditional notice of prepayment under this clause 7, the Borrower shall be liable for Break Costs in the event it does not make the relevant prepayment on the date specified.
(e)(i) In relation to any prepayment to be made under this Agreement, the Borrower may, by giving notice to the Facility Agent prior to the date of the relevant prepayment, provide one or more Lenders in relation to the Loan(s) the subject of that prepayment with the option to waive its right to prepayment (if specified by the Borrower, in whole or in part) in respect of its participation in the relevant Loan(s). In order to accept any such option to waive its right of prepayment the relevant Lender must notify the Facility Agent and the Borrower in writing no later than the date falling two Business Days (or such shorter period as the Borrower may agree) prior to the date on which that prepayment is to be made. For the avoidance of doubt no Lender is obliged to accept any such option to waive its right of prepayment. In the event that a Lender accepts an option to waive its right of any prepayment, the relevant amount shall be applied in accordance with paragraph (ii) below.
(ii)If a Lender waives a right of prepayment in accordance with paragraph (i) above, the relevant prepayment amount which has been waived shall be applied (in whole or in part), at the option of the Borrower, in or towards prepayment of any of the Loans (or parts thereof) and/or be retained by the Borrower (and be available for use by the Borrower for any purpose not prohibited by this Agreement), in each case as specified by the Borrower.
(iii)For the avoidance of doubt:
(A)no provision of any Finance Document shall be construed to prohibit any application made in accordance with paragraph (ii) above;

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(B)notwithstanding anything to the contrary, in the event that any amount is retained by the Borrower (including where used by the Borrower for any purpose not prohibited by this Agreement) in accordance with paragraph (ii) above, that retention shall reduce the amount required to be applied in prepayment of the Facility pursuant to any relevant term of this Agreement giving rise to the relevant prepayment obligation; and
(C)this paragraph (e) is without prejudice to the ability of the Borrower to agree any waiver pursuant to or in accordance with any other provision of any Finance Document.
7.11 Definitions
In this Agreement:
Accounting Date has the same meaning given to that term in the Underlying Subscription Agreement;
Back-Lever Ratio means, by reference to the most recent Compliance Certificate delivered to the Facility Agent pursuant to this Agreement, the aggregate of Opco Leverage Ratio and Holdco Back-Leverage Ratio;
Back-Lever LTV means the ratio, expressed as a percentage, of:
(a)the principal amount outstanding of the Loans less the aggregate amount of Cash (including, but not limited to, those amounts standing to the credit of the Accounts) held by the Borrower and Cash Equivalent Investments of the Borrower; to
(b)the principal amount outstanding of the Borrower's participation in the Underlying Notes (including, but not limited to, any fees and interest that have been capitalised thereto);
Borrowings shall have the same meaning given to that term in the Underlying Notes;
Corresponding Portion means, at the relevant time and calculated as a percentage, the outstanding Loans at that time as a pro rata portion of the principal amount outstanding of the Borrower's participation in the Underlying Notes which has been disposed or repaid (as applicable) including (but not limited to) any fees and interest that have been capitalised thereto;

ENI Group Spread means, on any date, the prevailing zero volatility spread for any benchmark international bond (as set out on the YAS Bloomberg screen or any replacement screen agreed between the Borrower and the Agent by Bloomberg) which:
(a)is issued by ENI SPA or one of its Subsidiaries with a guarantee from ENI SPA;

(b)is denominated in euros;

(c)is governed by English law and is cleared in an international clearing system;
(d)has a minimum issuance of EUR 500,000,000;

(e)has a scheduled maturity date on or about five years after such date; and

(f)is a senior unsecured obligation;

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An ENI Group Spread Trigger Event shall be deemed to have occurred on any date on which ENI Group Spread has been in excess of 350 bps for a period of 20 consecutive Business Days and shall cease to be continuing if, at any time following the occurrence of an ENI Group Spread Trigger Event, the ENI Group Spread is equal to or less than 350 bps for a period of 20 consecutive Business Days or more;
Financial Half-Year has the same meaning given to that term in the Underlying Subscription Agreement;
Holdco Back-Leverage Ratio means the ratio of Holdco Total Net Debt on the last day of any Measurement Period to Look Through Consolidated EBITDA for that Measurement Period;
Holdco Debt means Borrowings of the Underlying Issuer that constitute "Senior Lender Liabilities" (as defined in the Underlying Intercreditor Agreement);
Holdco Total Net Debt means, at any time:

(a)the aggregate amount of all Holdco Debt, multiplied by the Back-Lever LTV; less

(b)the aggregate amount of:
(i)Cash and Cash Equivalent Investments (each as defined under the Underlying Notes) of the Underlying Issuer and its Subsidiaries, multiplied by the Back-Lever LTV; and
(ii)Cash (including, but not limited to, those amounts standing to the credit of the Accounts) held by the Borrower and Cash Equivalent Investments of the Borrower;
Look Through Consolidated EBITDA means, in respect of any Measurement Period, Opco Consolidated EBITDA for that Measurement Period multiplied by the Look Through Percentage;
Look Through Percentage means the direct or indirect percentage shareholding of the Underlying Issuer in the Underlying Target;
Measurement Period has the same meaning given to that term in the Underlying Notes;
Opco Consolidated EBITDA means, in respect of any Measurement Period, "Consolidated EBITDA" as defined and calculated under the Underlying Finance Documents;
Opco Leverage Ratio means the ratio of Opco Total Net Debt on the last day of any Measurement Period to Opco Consolidated EBITDA for that Measurement Period;
Opco Total Net Debt means, at any time, "Total Net Debt" of the Underlying Target Group as defined and calculated under the Underlying Finance Documents;
Permitted Sale means any disposal by the Borrower of its rights and obligations in respect of the Underlying Notes that is made in accordance with the terms of the Underlying Subscription Agreement and in an amount not less than 10% of the Borrower's participation in the Underlying Notes as at the Underlying Issue Date; and
Underlying Redemption means any voluntary or mandatory redemption of the principal amount of the Underlying Notes (in whole or in part) received in euros in cleared funds by the Borrower; and

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Underlying Redemption Amount means, in respect of an Underlying Redemption, either:
(a)subject to paragraph (b) below, an amount equal to the Corresponding Portion of the amount of that Underlying Redemption received by the Borrower; or
(b)if (on the date on which the Underlying Redemption is received) a Underlying Distribution Block has occurred and is continuing in accordance with the terms of the Underlying Subscription Agreement, an amount equal to 100% of the amount of the Underlying Redemption received by the Borrower.

8.Cancellation
8.1 Mandatory Cancellation
At the close of business on the last Business Day of the Availability Period any portion of the Commitments in relation to the Facility remaining undrawn will be cancelled.
8.2 Voluntary Cancellation
(a)Subject to paragraph (b) below, the Borrower may, by giving not less than three Business Days written notice to the Facility Agent (or such shorter period as the Majority Lenders may agree), cancel the whole or any part of the Available Facility. Subject to any provision of the Finance Documents which provides otherwise, any such cancellation shall reduce each Lender's Commitment with respect to the Available Facility on a pro rata basis.
(b)Any voluntary cancellation of the Availability Facility will be in a minimum amount of €250,000 (or its currency equivalent) or, in any case, if less, the amount of the Available Facility immediately prior to such cancellation.
8.3 Miscellaneous
The Borrower may not cancel all or any part of the Facility except as expressly provided in this Agreement. Any notice of cancellation may be submitted on a conditional basis. No part of the Facility which has been cancelled shall be capable of being drawn.

9.Payments
9.1 By Lenders
(a)Subject to clause 9.9 (Impaired Agent), on each date on which a Utilisation or Pre-Funding Loan is to be made, each Lender shall make its share of that Utilisation or Pre-Funding Loan available to the Facility Agent in the place for payment to the Borrower by payment in the currency of that Utilisation or Pre- Funding Loan and in immediately available cleared funds to such account as the Facility Agent shall specify.
(b)The Facility Agent shall make the amounts so made available to it available to the Borrower before close of business in the place of payment on that date by payment in the same currency and funds as received by the Facility Agent to such account as shall have been specified in the Utilisation Request requesting that Utilisation or Pre-Funding Notice requesting that Pre-Funding Loan. If any Lender makes its share of any Utilisation or Pre-Funding Loan available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make that share available to the Borrower as soon as practicable after receipt of such funds.
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9.2 By the Borrower
(a)Subject to clause 9.9 (Impaired Agent) below, on each date on which any sum is due from the Borrower under this Agreement, it shall make that sum available to the Facility Agent in the place for payment by payment in the currency in which that sum is due and in immediately available cleared funds to such account as the Facility Agent shall specify by not less than five Business Days' notice in advance of the due date, provided that the place for payment and the account:
(i)shall be in a financial centre which is not in a Non-Cooperative Jurisdiction; and
(ii)shall not be to a Sanctioned Finance Party or otherwise result in a breach of any Sanctions.
(b)The Facility Agent shall make available to each Finance Party before close of business in that place on that date its pro rata share (if any) of any sum so made available to the Facility Agent in the same currency and funds as received by the Facility Agent to such account of that Finance Party with such bank in that place as it shall have specified to the Facility Agent, provided that the place for payment and the account:
(i)shall be in a financial centre which is not in a Non-Cooperative Jurisdiction; and
(ii)shall not be to a Sanctioned Finance Party or otherwise result in a breach of any Sanctions.
If any sum is made available to the Facility Agent later than required by paragraph (a) above, the Facility Agent shall make each Finance Party's share (if any) available to it as soon as practicable after receipt of such funds.
9.3 Distributions
Subject to clause 19.15 (Certain Funds), the Facility Agent may (with the consent of the Borrower or in accordance with clause 25 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
9.4 Partial Payments
(a)If the Facility Agent receives a payment for application against amounts due in respect of any Finance Document that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Facility Agent shall (taking into account any restriction on payments provided for in clause 31 (Debt Purchases)) apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, any Arranger and the Security Agent under those Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee (not referred to in sub-paragraph (i) above) or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata any principal outstandings due but unpaid under this Agreement; and

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(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
9.5 No Set-Off by the Borrower
Subject to paragraph (b) of clause 10.5 (Tax Credits), all payments to be made by the Borrower under the Finance Documents shall be made without (and free and clear of any deduction for) set-off or counterclaim (provided that nothing in the Finance Documents shall prevent, or shall be construed so as to prevent, the Borrower setting- off any amount or payment due from a Defaulting Lender against any amount or payment owed by the Borrower and provided further that in the event of any such set- off by the Borrower, for the purposes of the Finance Documents (including, without limitation, clause 9.4 (Partial Payments)), the Facility Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only amounts due to the relevant Defaulting Lender).
9.6 Currency of Account
(a)Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.
(b)A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
9.7 Non-Business Days
(a)The duration of an Interest Period shall not be changed after midday (London time) on the Quotation Day for that Interest Period unless it later becomes apparent to the Facility Agent that the day on which that Interest Period would otherwise end is not a Business Day. In that event, that Interest Period shall instead end on the Business Day succeeding that day unless such Business Day shall fall in the next succeeding calendar month, in which case such Interest Period shall instead end on the Business Day preceding that day (such determination to be notified by the Facility Agent to the Borrower and the Lenders).
(b)If the Maturity Date would otherwise fall on a day which is not a Business Day shall be adjusted on the same basis so as to fall on a Business Day which is the last day of an Interest Period.
(c)Any payment to be made by any Transaction Obligor on a day which is not the last day of an Interest Period or the Maturity Date and which would otherwise be

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due on a day which is not a Business Day shall instead be due on the next Business Day.
(d)During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.
9.8 Change in Currency
(a)Unless otherwise prohibited by law, if a single currency or currency unit becomes the lawful currency of two or more countries or any change occurs in a currency or currency unit of any country or if more than one currency or currency unit is at the same time recognised by the central bank of any relevant country as the lawful currency of such country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit designated by the Facility Agent after consultation with the Borrower; and
(ii)any translation from one of such country's currencies or currency units to another shall be at the official rate of exchange recognised by that central bank for the conversion of such currencies or currency unit into the other, rounded up or down to the nearest whole unit of such other currency.
(b)If a change in any currency of any relevant country occurs (including in consequence of European Monetary Union) after the date of this Agreement, this Agreement will be amended to the extent to which the Facility Agent, in good faith and after consultation with the Borrower, determines to be necessary to reflect the change in currency or any financial market practices relating to dealing in the new currency and to put the Lenders and the Borrower in the same position, so far as is possible, that they would have been in if no change in currency had occurred.
9.9 Impaired Agent
Notwithstanding any other provision of this clause 9, in the event that the Facility Agent is an Impaired Agent, on each date on which any sum is due from a Party under the Finance Documents, that Party may pay that sum direct to the relevant Party (or to such other person or account as the relevant Party may direct). Any sum paid by a Party in accordance with this clause 9.9 shall be a good discharge of the relevant payment obligation of that Party. The Facility Agent shall provide to each Party all information and other details reasonably requested by that Party in order to facilitate payment of any amount pursuant to this clause 9.9.
9.10 Sanctioned Finance Party
Notwithstanding anything to the contrary in the Finance Documents, no Party shall be required to (and no Finance Party will) make any payment under or in connection with any Finance Document to a Sanctioned Finance Party or in breach of any Sanctions (as determined by the Borrower in good faith).
9.11 Clawback and pre-funding
(a)Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

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(b)If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with any interest on that amount from the date of payment to the date of receipt by the Facility Agent which was received by that Party.

10.Taxes
10.1 Tax Definitions
In this Agreement:
Domestic Lender means, in relation to the Borrower, a Lender that is lending through a Facility Office in, and is resident for tax purposes in (or acting through a permanent establishment in), the jurisdiction of incorporation of the Borrower (the Relevant Tax Jurisdiction), provided that interest payments received (or, as the case may be, receivable) through such Facility Office are included within the taxable profits of that Facility Office for the purpose of calculating that Lender's taxable income in such jurisdiction and is therefore exempt from any Tax Deduction on interest and other proceeds payable by the Borrower in that Relevant Tax Jurisdiction (including, for the avoidance of doubts, a permanent establishment of a Lender in the Relevant Tax Jurisdiction);
Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document;
Qualifying Lender means, in relation to the Borrower, a Lender:
(a)that is a Domestic Lender and to which, lending through its Facility Office in the Relevant Tax Jurisdiction, any payment made under the Finance Documents can be made without a Tax Deduction being imposed;
(b)that is a Treaty Lender;
(c)to which, lending through its Facility Office, all payments of interest and other amounts under or pursuant to the Finance Documents (including all payments of interest on the Facility and, in each case, whether direct or indirect) can be made without a Tax Deduction being imposed; or
(d)which the Borrower has confirmed in writing to the Facility Agent is to be treated as a Qualifying Lender (subject to any conditions or other matters set out in such confirmation), provided that, in each case, such Lender has completed and complied with (and continues to comply with) all procedural requirements required to be taken by that Lender in order to obtain the full benefit of all applicable Taxation treaties and legislation (and consequently has, and will continue to have, the full benefit of all such treaties and legislation) or otherwise to establish its status as a Qualifying Lender; and
provided further that, notwithstanding anything to the contrary, no Lender incorporated, domiciled, established, located, resident or acting through a Facility Office situated in, or obtaining or receiving payments of interest or other amounts under or pursuant to the Finance Documents through, a Non-Cooperative Jurisdiction shall be a Qualifying Lender;
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Tax Credit means a credit against, relief from, or rebate of, or repayment or remission of any Tax;
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (including for this purpose any deduction or withholding tax for or on account of Tax which directly or indirectly relates to a payment made under the Facility);
Tax Payment means an increased payment made by the Borrower to a Finance Party under clause 10.3 (Tax Gross-Up) or a payment made under clause 10.4 (Tax Indemnity);
Treaty Lender means a Lender in respect of a Utilisation:

(a)which:
(i)is treated as resident (for the purposes of the appropriate double Taxation agreement) in a jurisdiction having a double Taxation agreement with the jurisdiction in which the Borrower is treated as being tax resident which makes provision for full exemption from Tax imposed by the jurisdiction in which the Borrower is treated as being tax resident on any payment under or pursuant to the Finance Documents (including all payments of interest on the Facility and, in each case, whether direct or indirect);
(ii)fulfils all conditions which must be fulfilled in order to benefit from such full exemption (whether required under the relevant double Taxation agreement or any relevant domestic law and including the completion of any necessary procedural formalities); and
(iii)is entitled to and has the benefit of such double Taxation agreement and consequently such full exemption; and
(b)which does not carry on business in the jurisdiction in which the Borrower is treated as being tax resident through a permanent establishment with which that Lender's participation in that Utilisation is effectively connected.
10.2 Payments to be Free and Clear
The Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, in each case unless a Tax Deduction is required by law.
10.3 Tax Gross-Up
(a)If the Borrower or a Finance Party becomes aware that the Borrower is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) it shall promptly notify the Facility Agent of such requirement or change. If the Facility Agent receives such notification from a Finance Party or the Borrower it shall promptly notify the affected Parties.
(b)If a Lender is not, or ceases to be, a Qualifying Lender it shall promptly notify the Facility Agent. If the Facility Agent receives such notification from a Lender it shall promptly notify the Borrower. Without prejudice to the foregoing, each Lender shall promptly provide to the Facility Agent and the Borrower (if requested by the Facility Agent or the Borrower):
(i)a written confirmation that it is or, as the case may be, is not a Qualifying Lender; and

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(ii)such documents and other evidence as the Facility Agent and/or the Borrower may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above.
Without prejudice to paragraph (b) of clause 10.5 (Tax Credits), until such time as a Lender has complied with any request pursuant to this paragraph (b) the Facility Agent and the Borrower shall be entitled to treat such Lender as not being a Qualifying Lender for all purposes under the Finance Documents.
(c)If the Borrower is required by law to make a Tax Deduction it shall make that Tax Deduction in the minimum amount required by law and shall make any payment required in connection with any Tax Deduction within the time period and in the amount required by law.
(d)If a Tax Deduction is required by law to be made by the Borrower the amount of the payment due from the Borrower shall be increased to an amount which ensures that, after the making of that Tax Deduction, each relevant Party receives on the due date a net sum equal to the amount of the payment which it would have received had no such Tax Deduction been required.
(e)Within 30 days after making any Tax Deduction or a payment which it is required to make in connection with any Tax Deduction, the Borrower making that Tax Deduction or payment shall deliver to the Facility Agent for the relevant Party entitled to the payment, an original receipt or certified copy thereof, or, if unavailable, evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax authority or other person.
(f)The Borrower is not required to make any increased payment under paragraph
(d) above if at the time that Tax Deduction is made:
(i)that Lender is not, or has ceased to be, a Qualifying Lender, unless that Lender has ceased to be a Qualifying Lender as a result of a change in any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority binding on such Lender, in each case after the date on which it became a Lender under this Agreement (provided that, for the avoidance of doubt, the foregoing exclusion for changes arising after the date on which the relevant Lender became a Lender under this Agreement shall not apply to the extent any Tax Deduction is imposed due to a payment being made to an account opened or held with a person situated in a Non-Cooperative Jurisdiction);
(ii)the relevant Lender has not complied with its obligations under clause 10.6 (Filings) or clause 20.7 (Lender Confirmations) and the relevant payment under a Finance Document by the Borrower to that
Lender could have been made without a Tax Deduction had that Lender complied with those obligations;
(iii)such deduction or withholding is for or on account of any Tax imposed under or required by:
(A)Sections 1471 through 1474 of the US Internal Revenue Code or any associated regulations or other official guidance;
(B)any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement

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between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (A) above; or
(C)any agreement pursuant to the implementation of paragraphs (A) or (B) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction,
(FATCA);
(iv)such deduction or withholding is for or on account of any Bank Levy (or is otherwise attributable to, or arises as a consequence of, a Bank Levy);
(v)such deduction or withholding is for or on account of any Excluded Tax Event (or is otherwise attributable to, or arises as a consequence of, an Excluded Tax Event) (other than (in any such case) as a direct result of the Borrower's actions relating to structuring its own tax or financing affairs), including any instance where, as a result of, or in connection with, an Excluded Tax Event, that Lender is not, or has ceased to be, a Qualifying Lender; or
(vi)it is as a consequence of a Finance Party being incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
(g)The Borrower is not required to make any payment or increased payment pursuant to this clause 10 or the other terms of the Finance Documents in respect of any Tax or other amount imposed to the extent arising as a consequence of a Finance Party being incorporated, domiciled, established, resident, located or acting through a Facility Office situated in a Non- Cooperative Jurisdiction.
(h)The Borrower shall be entitled to rely on any information, document or other evidence directly or indirectly provided to the Borrower by or on behalf of a Finance Party when determining whether a payment or an increased payment is required to be made pursuant to this clause 10.
10.4 Tax Indemnity
(a)Except as provided by paragraph (b) below, the Borrower shall, within ten Business Days of demand by the Facility Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines, acting reasonably and in good faith, has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of or in relation to a payment received or receivable from the Borrower under a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(A)that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes;
(B)that Finance Party's Facility Office or permanent establishment is located in respect of amounts received or receivable (but not any sum deemed to be received or receivable such as a Tax

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Deduction) in that jurisdiction (or in respect of amounts attributable or allocable to the Facility Office or permanent establishment); or
(C)the Borrower is incorporated or treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income or gross receipts received or receivable or by reference to net worth or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or
(ii)if and to the extent that any such loss, liability or cost:
(A)is compensated for by an increased payment pursuant to
clause 10.3 (Tax Gross-Up) or would have been so compensated but was not (in full or in part) because of the exclusions applied in paragraph (f) or (g) of clause 10.3 (Tax Gross-Up);
(B)is suffered or incurred by a Finance Party and would not have been suffered or incurred if such Finance Party had been a Qualifying Lender in relation to the Borrower at the relevant time, unless that Finance Party was not a Qualifying Lender at the relevant time as a result of a change in any law or double Taxation agreement or any published practice or published concession of any relevant Tax authority of a jurisdiction with which such Finance Party has a connection, in each case after the date on which it became a Finance Party under this Agreement; or
(C)is suffered or incurred as a direct or indirect consequence of any Finance Party having the benefit of Security over or relating to real estate;
(D)is suffered or incurred by a Finance Party as a result of such Finance Party's failure to comply with its obligations under clause
10.6 (Filings) or clause 20.7 (Lender Confirmations);
(E)is suffered or incurred in respect of FATCA (or any payment attributable to, or liability arising as a consequence of, FATCA);
(F)is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(G)is suffered or incurred in respect of any Excluded Tax Event (or any payment attributable to, or liability arising as a consequence of, an Excluded Tax Event), other than (in any such case) as a direct result of the Borrower's actions relating to structuring its own tax or financing affairs;
(H)is suffered or incurred as a consequence of a Finance Party being incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction;
(I)is compensated for by clause 10.7 (Stamp Taxes) or clause 10.8 (VAT) (or would have been so compensated for under that clause but was not so compensated solely because any of the exceptions set out therein applied); or

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(J)is suffered, incurred or increased as a direct or indirect consequence of any failure by a Finance Party to comply with paragraph (c) below.
(c)A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent will notify the Borrower.
(d)A Finance Party shall, on receiving a payment from the Borrower under paragraph (a) above, notify the Facility Agent.
10.5 Tax Credits
(a)If the Borrower makes a Tax Payment and the relevant Finance Party determines, acting reasonably and in good faith, that it has obtained and utilised on a standalone or an affiliated group basis a Tax Credit or other similar Tax benefit which is attributable to that Tax Payment (or an increased payment of which that Tax Payment forms part or to a Tax Deduction in consequence of which that Tax Payment was required), that Finance Party shall pay to the Borrower such amount as that Finance Party determines, acting reasonably and in good faith and providing such evidence to the Borrower in respect of such amounts as the Borrower may reasonably request in writing and the Finance Party can reasonably provide, will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been made by the Borrower.
(b)If:
(i)a Lender is not, or ceases to be, a Qualifying Lender, in the event that the Borrower makes any Tax Payment to such Lender (including, for the avoidance of doubt, by way of paying that Lender without a Tax Deduction when a Tax Deduction should have been made) prior to the date on which it is notified that such Lender is not, or has ceased to be, a Qualifying Lender in accordance with paragraph (b) of clause 10.3 (Tax Gross-Up); or
(ii)the Borrower otherwise makes any Tax Payment to a Lender which the Borrower was not required by the terms of this Agreement to pay to such Lender (including, for the avoidance of doubt, by way of paying that Lender without a Tax Deduction when a Tax Deduction should have been made),
(each a Relevant Tax Payment), that Lender shall immediately pay to the Borrower such amount as the Borrower determines, acting reasonably and in good faith, will leave the Borrower in the same position as it would have been in if all Relevant Tax Payments (other than any Relevant Tax Payment which the Borrower was required by the terms of this Agreement to pay to such Lender notwithstanding that it was not a Qualifying Lender) had not been made by the Borrower (including, where applicable, where the Relevant Tax Payment was caused by that Lender's negligence, wilful misconduct or breach of any term of the Finance Documents, taking into account any interest and penalties). The Borrower shall be entitled to set-off any amount or payment due from a Lender pursuant to this paragraph (b) against any amount or payment owed by the Borrower (and, in the event of any such set-off by the Borrower , for the purposes of the Finance Documents (including, without limitation, clause 9.4 (Partial Payments)), the Facility Agent or, as the case may be, the Security Agent shall treat such set-off as reducing only amounts due to the relevant Lender).

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(c)The provisions of paragraphs (a) and (b) above shall remain binding on each person which has received a Tax Payment notwithstanding that such person may have ceased to be a party to this Agreement.
(d)Without prejudice to paragraphs (a), (b) and (c) above and subject to clause 10.6 (Filings), clause 11.3 (Mitigation) and clause 20.7 (Lender Confirmations), no provision of this Agreement will:
(i)interfere with the right of any Finance Party to arrange its Tax affairs in whatever manner it thinks fit;
(ii)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax; or
(iii)oblige any Finance Party to disclose any information relating to its Tax affairs or any computations in respect of Tax.
10.6 Filings
(a)Each Lender shall promptly after becoming a Lender under this Agreement (and before any payment of any interest or other amount is due or paid to or on behalf of that Lender under or pursuant to a Finance Document) and from time to time thereafter submit (and, where applicable, deliver to the Facility Agent and the Borrower) such forms and documents, complete such other procedural formalities, provide such information and take such other action as may be necessary (at any time), including, without limitation, under any applicable double Taxation agreement, for the Borrower to be eligible and, where applicable, to obtain and maintain authorisation, in each case, at all times, to make payment under this Agreement without having to make a Tax Deduction (or any other deduction or withholding for or on account of Tax under or in connection with the Facility and/or the Finance Documents or the on-lending of proceeds made available under or pursuant to the Facility and/or the Finance Documents) or, where it is not legally possible to make payment without a Tax Deduction or other deduction or withholding, with the smallest Tax Deduction or other deduction or withholding permitted by law.
(b)Each Finance Party must satisfy all applicable legal and regulatory requirements for lending to the Borrower to which it will lend, other than as a result of a change in law or regulation occurring after the date on which it becomes a Finance Party under this Agreement.
(c)Each Finance Party which will become a Qualifying Lender only on completion of certain procedural requirements (whether to obtain the benefit of applicable Taxation treaties and legislation or otherwise) shall notify the Facility Agent and the Borrower promptly on completion of all such formalities.
(d)Each Lender which is a Treaty Lender or whose status as a Qualifying Lender requires the benefit of a double Taxation agreement or evidence of tax residence shall, at the written request of the Borrower, deliver to the Facility Agent (who shall promptly deliver the same to the Borrower) a certificate of tax residence (or equivalent document according to the implementing provisions of any applicable double Taxation agreement) duly issued by the competent Tax authorities of its country of residence evidencing that such Lender is resident for Tax purposes in that country and, if a Treaty Lender, accrediting such Treaty Lender as resident in the relevant jurisdiction within the meaning of the relevant double Taxation agreement. If a certificate of tax residence delivered by a Lender to the Facility Agent in accordance with the above provisions of this sub-paragraph (d) expires

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or otherwise ceases to be valid (including as a result of any change in law or practice of any relevant tax authority) then that Lender shall, if requested in writing by the Borrower, deliver a new certificate of tax residence that satisfies the requirements detailed above in this sub-paragraph (d) to the Facility Agent (who shall promptly deliver the same to the Borrower).
(e)In any event, each Treaty Lender shall promptly co-operate with the Borrower by submitting such forms and documents and completing such other procedural formalities as may be necessary for the Borrower to obtain authorization to make any payment without a Tax Deduction or where a payment cannot be made without a Tax Deduction, with a reduced rate.
(f)Without limiting the generality of the foregoing, if a payment made to a Lender under any Finance Document would be subject to United States federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the US Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the US Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. If a Lender becomes aware that it is not entitled to receive any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA it shall promptly notify the Facility Agent and the Borrower (together with the amount of any applicable deduction or withholding). Without prejudice to the foregoing, each Lender shall promptly provide to the Facility Agent and the Borrower (if requested by the Facility Agent or the Borrower) (A) a written confirmation that so far as it is aware it is or, as the case may be, is not entitled to receive payments made under the Finance Documents free from any deduction or withholding imposed under FATCA and (B) such documents and other evidence as the Facility Agent and/or the Borrower may require to (1) support any confirmation given pursuant to (A) and/or (2) as applicable, calculate the amount of any deduction or withholding to be made on account of FATCA on any payment made under the Finance Documents to that Lender. If a Lender fails to comply with its obligations under this paragraph (g), until such time as that Lender has complied with its obligations the Facility Agent and the Borrower shall be entitled to treat such Lender as not being entitled to receive all or any part of any payment made under the Finance Documents free from any deduction or withholding imposed under FATCA.
(g)Any Lender which enters into any sub-participation or other risk sharing arrangement shall only be entitled to receive payments under this clause 10 with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub- participation or (ii) for an amount equivalent to the payment which would have been due to the sub-participant under this clause 10 had the sub-participant been a Lender, if lower.
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10.7 Stamp Taxes
The Borrower shall, within ten Business Days of demand by the Facility Agent, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax payable in connection with any Finance Document, except for:
(a)any such Tax payable in connection with any New Lender Certificate or other document, step or action relating to a Debt Purchase Transaction (or any other assignment or transfer by any Finance Party of any of its rights and/or obligations under any Finance Document); or
(b)to the extent that such stamp duty, registration or other similar Tax becomes payable upon a voluntary registration or filing made by any Party (or otherwise in respect of or referring to any Finance Document or any of the transactions or other matters contemplated by the Finance Documents) if such registration or filing is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Party or obligations of any Party under a Finance Document.
10.8 VAT
(a)All amounts (including costs and expenses) expressed to be payable under a Finance Document by any Party to a Finance Party shall (unless otherwise agreed) be deemed to be exclusive of any VAT (other than where the relevant Finance Party or one of its Affiliates has exercised an option to treat the consideration for a supply or supplies under a Finance Document as subject to VAT, in which case the amounts payable in relation to any such supply shall be inclusive of VAT to the extent VAT arises as a result of such option being exercised). Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document (other than by reason of the relevant Finance Party's option to treat that supply as chargeable or as contemplated in the preceding sentence) that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for that supply) an amount equal to the amount of the VAT (in each case unless the paying Party is obliged by law to account directly to the tax authorities for such VAT under the reverse charge procedure provided for by Article 196 of the EC Council Directive 2006/112 and/or any relevant tax provisions of the jurisdiction in which the Party receives such supply, in which case the paying Party will pay the relevant amount of VAT to the relevant tax authorities). Any obligation of a Party to pay any amount in respect of VAT pursuant to this clause 10.8 is subject to the relevant Finance Party promptly providing an appropriate invoice to such Party.
(b)The obligation to reimburse a Finance Party for any VAT will be reduced to the extent that the Finance Party reasonably determines that it or any other member of any group of which it is a member for VAT or other Tax purposes is entitled to credit for or repayment of the VAT.
(c)Where a Finance Document requires the Borrower to reimburse or indemnify a Finance Party for any costs or expenses, the Borrower shall also reimburse or indemnify (as the case may be) such Finance Party for the full amount of such costs or expenses, including such part thereof as represents VAT, in each case to the extent that such Finance Party determines (acting reasonably) that neither it nor or any other member of any group of which it is a member for VAT or other Tax purposes is entitled to credit or repayment in respect of such VAT and notifies the Borrower in writing accordingly.

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(d)Any reference in this clause 10.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member (the term representative member shall (i) have the same meaning as in the Value Added Tax Act 1994 with regard to the UK or (ii) where applicable, with regard to another jurisdiction refer to an equivalent entity under the relevant laws of such jurisdiction to that referred to in (i)).

11.Change in Circumstances
11.1 Illegality
If at any time after a Lender becomes party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement, to receive payments under a Finance Document or to fund or maintain its participation in any Utilisation:
(a)that Lender shall promptly notify the Facility Agent and the Borrower; and
(b)upon that Lender notifying the Borrower, on such date as that Lender shall have specified (being no earlier than the last Business Day allowed by the relevant law (taking into account any applicable grace period) unless otherwise agreed or required by the Borrower):
(i)the Commitments of that Lender shall be cancelled to the extent of the illegality; and
(ii)the Borrower shall prepay that Lender's participation in each Utilisation to the extent of the illegality (together with accrued interest thereon and all other amounts due to that Lender), provided that on or prior to such date the Borrower shall have the right to require that Lender to transfer (and such Lender shall transfer if so required) its Commitments and participation in each Utilisation (or, if applicable, the affected Commitments and participations) to one or more persons nominated for such purpose by the Borrower which has agreed to purchase such rights and obligations at par plus accrued interest.
11.2 Increased Costs
(a)Subject to paragraph (c) below, the Borrower shall, within ten Business Days of demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by it or any of its Affiliates as a result of:
(i)the introduction of, or a change in (or a change in the interpretation, administration or application of), any law or regulation; or
(ii)compliance with any law or regulation,
in each case made after the date it became a Finance Party under this Agreement.
(b)A Finance Party intending to make a claim pursuant to paragraph (a) above will:
(i)notify the Borrower and the Facility Agent of the circumstances giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of them; and
(ii)as soon as reasonably practicable provide a certificate confirming the amount and calculation of that Increased Cost.
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(c)The Borrower will not be obliged to compensate any Finance Party (or any of its Affiliates) under paragraph (a) above in relation to any Increased Cost:
(i)attributable to a Tax Deduction;
(ii)compensated for under clause 14 (Taxes) or which would have been so compensated but for an exception in clause 10.3 (Tax Gross-Up), clause 10.4 (Tax Indemnity), clause 10.7 (Stamp Taxes) or clause 10.8 (VAT);
(iii)attributable to a change (whether of basis, timing or otherwise) in the Tax which is imposed on or calculated by reference to the overall net income, profits or gains of the Finance Party (or any Affiliate of it) or of its Facility Office (or otherwise the branch or office through which it participates in any Utilisation);
(iv)attributable to the breach by the Finance Party (or any Affiliate of it) of:

(A)any law, regulation or treaty; or

(B)the terms of any Finance Document;
(v)attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;
(vi)attributable to the implementation or application of or compliance with:
(A)the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or
(B)Basel III: A global regulatory framework for more resilient banks and banking systems and Basel III: International framework for liquidity risk measurement, standards and monitoring published by the Basel Committee on Banking Supervision in December 2010 in the form existing on the date of this Agreement (Basel III) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);
(vii)attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);
(viii)attributable to any Excluded Tax Event (or any payment attributable to, or liability arising as a consequence of, an Excluded Tax Event), other than (in any such case) as a direct result of the Borrower's actions relating to structuring its own tax or financing affairs;
(ix)attributable to FATCA (or any payment attributable to, or liability arising as a consequence of, FATCA);

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(x)attributable to a Finance Party being incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-
Cooperative Jurisdiction; or
(xi)not notified to the Borrower in accordance with paragraph (b) above (and in any event within 90 days of becoming aware of the event giving rise to such claim).
(d)In this Agreement Increased Cost means:
(i)an additional or increased cost;
(ii)a reduction in any amount due or payable under any Finance Document; or
(iii)a reduction in the rate of return from a Facility or on the Finance Party's (or its Affiliate's) overall capital, which is suffered or incurred by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into or performing its obligations under any Finance Document or making or maintaining its participation in any Utilisation.
11.3 Mitigation
(a)If:

(i)circumstances arise which entitle a Finance Party:
(A)to receive payment of an additional amount under clause 10 (Taxes); or
(B)to demand payment of any amount under clause 11.2 (Increased Costs); or
(C)to require cancellation or prepayment to it of any amount under clause 11.1 (Illegality); or
(ii)any amount payable by the Borrower under a Finance Document is not (or will not be when the relevant corporate income tax is calculated) deductible from the Borrower's taxable income for tax purposes by reason of that amount being:
(A)paid or accrued to a Finance Party incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; or
(B)paid to an account opened in the name of or for the benefit of a Finance Party in a financial institution situated in a Non- Cooperative Jurisdiction, then that Finance Party will, in consultation with the Borrower, take all reasonable steps to mitigate the effect of those circumstances including but not limited to by transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office (and for the purpose of sub- paragraph (ii) above, for the avoidance of doubt and to the extent relevant, a Finance Party changing its Facility Office to a Facility Office that is not located in a Non-Cooperative Jurisdiction or changing the applicable account to an account

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that is not opened in a financial institution situated in a Non-Cooperative Jurisdiction will be considered reasonable steps).
(b)No Finance Party will be obliged to take any such steps under this clause 11.3 if to do so is likely in its opinion (acting reasonably) to be unlawful or prejudicial to it in any material respect.
(c)The Borrower shall, within ten Business Days of demand by the relevant Finance Party, indemnify such Finance Party for any costs or expenses reasonably incurred by it as a result of taking any steps under this clause 11.3.
(d)This clause 11.3 does not in any way limit, reduce or qualify the obligations of the Borrower under the Finance Documents.
(e)Without prejudice to the ability to effect, make or grant any amendment, waiver or consent pursuant to or in accordance with clause 30 (Amendments and Waivers), any exclusion, exception or obligation set out in clause 14 (Taxes) or clause 11.2 (Increased Costs) which applies to any Lender may also be waived with the prior written consent of the Borrower and that Lender.
11.4 Change in Market Conditions
(a)If in relation to any Interest Period for a Loan:
(i)where EURIBOR is to be determined by reference to the Reference Banks, none or only one Reference Bank supplies a quotation in accordance with the definition of EURIBOR or, as the case may be, the Base Rate definition; or
(ii)before close of business in London on the Quotation Day for the relevant Interest Period, Lenders whose participations in a Utilisation exceed 40 per cent of that Utilisation notify the Facility Agent that by reason of circumstances affecting the Relevant Market generally the cost to them of obtaining matching deposits in the Relevant Market in sufficient amounts to fund their respective shares of the amount to which that Interest Period relates is in excess of EURIBOR or, as the case may be, the applicable Base Rate, the Facility Agent shall promptly notify the Borrower and the Lenders and any such event shall be a Market Disruption Event.
(b)If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender's share of that Utilisation for the Interest Period shall be the rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Utilisation from whatever source it may reasonably select.
(c)If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

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(d)Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of the Lenders and the Borrower, be binding on all parties to this Agreement (provided that, in the absence of the consent of all Lenders, any alternative basis shall still remain binding on any Lenders which have consented to that alternative basis and their assignees and transferees).

12.Interest
12.1 Interest Periods
Interest shall be calculated and payable on each Loan by reference to Interest Periods. Subject to the other provisions of this Agreement each Interest Period relating to a Loan shall be of three Months' duration provided that:
(a)each Loan shall have an Interest Period commencing on its Utilisation Date and each successive Interest Period applicable to a Loan shall commence on the expiry of the immediately preceding Interest Period for that Loan; and
(b)no Interest Period in relation to a Loan may extend beyond the Maturity Date.
12.2 Consolidation of Interest Periods
If two or more Interest Periods end on the same date, those Loans will, for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.
12.3 Interest Rate
(a)The rate of interest applicable to a Loan for a particular Interest Period shall be the rate per annum determined by the Facility Agent to be the sum of:
(i)the applicable Margin; and

(ii)EURIBOR for that Interest Period.
(b)Interest will accrue daily and shall be calculated on the basis of a 360 day year (or on the basis of such other calculation period as market convention dictates).
12.4 Notification of Interest Periods and Rates
(a)The Facility Agent shall promptly notify the Borrower and the Lenders of the duration of each Interest Period and the rate of interest applicable to such Interest Period.
(b)The Facility Agent shall promptly upon such total amount of interest being determinable, notify the relevant Lenders and the Borrower of:
(i)the determination of the total amount of accrued interest that is, or is scheduled to become, payable under any Finance Document; and
(ii)the applicable rate of interest for each day relating to that determination.
(c)This clause 12.4 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.
12.5 Payment of Interest
Interest shall be payable by the Borrower on the applicable dates specified in and in accordance with clause 17.2 (Collection Account) and clause 12.8 (PIK interest).
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12.6 Default Interest
(a)In relation to any Unpaid Sum (including, without limitation, any sum payable by the Borrower pursuant to this clause 12.6), the Borrower will pay default interest from the due date of such Unpaid Sum to the date of actual payment (after as well as before judgment) at a rate determined by the Facility Agent to be one per cent per annum above:
(i)where the Unpaid Sum is principal under a Loan which has fallen due prior to the expiry of the relevant Interest Period, the rate applicable to such principal immediately prior to the date it so fell due (but only for the period from such due date to the end of the then applicable Interest Period); or
(ii)in any other case (including principal falling within paragraph (i) above once the relevant Interest Period has expired), the rate which would be payable if the Unpaid Sum was a Loan made for a period equal to the period of non-payment divided into successive Interest Periods of such duration as shall be selected by the Facility Agent (after consultation with the Borrower as to the expected date of actual payment) (each a Default Interest Period).
(b)Default interest will be payable on demand by the Facility Agent and (if and to the extent permitted under any applicable law) will be compounded at the end of each Default Interest Period.
12.7 Notification of Break Costs
(a)If the Borrower notifies the Facility Agent that it proposes to pay all or part of any Loan on a day other than the last day of the Interest Period for that Loan:
(i)the Facility Agent shall promptly notify the relevant Lenders of such proposed payment;
(ii)each Lender shall confirm the amount of its anticipated Break Costs at or prior to 11.30 a.m. on the Business Day prior to the date of such proposed payment; and
(iii)if any Lender fails to confirm the amount of its anticipated Break Costs in respect of such payment in accordance with sub-paragraph (ii) above, no Break Costs shall be payable to such Lender.
(b)Each Lender shall, together with any demand for Break Costs made in accordance with this clause 12.7 and the other provisions of this Agreement, provide to the Facility Agent a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Borrower.
12.8 PIK interest
(a)If, on any Required Account Sweep Date, there are insufficient amounts standing to the credit of the Collection Account available to pay all interest due in respect of the previous Interest Period pursuant to clause 17.2(c)(ii) (Collection Account), such amount of interest which is not paid (the PIK Loan Amount and any applicable PIK Premium Amount (together the PIK Interest Amount)) shall (subject to paragraph (b) below) not be payable on that date and:
(i)if the previous Interest Period corresponds to an Underlying Distribution Block Interest Period, be deferred until the first Required Account Sweep Date immediately following the last day of the Interest Period falling at least 6 months following the end of the relevant Underlying Distribution
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Block Interest Period (the Deferred Back-Lever Date and such period of deferral being the Deferred Back-Lever Period) and on the Deferred Back-Lever Date, be capitalised and added to the outstanding principal of the Loans with effect from that Deferred Back-Lever Date (or, to the extent that the Underlying Issuer has elected to pay all of the PIK Interest Amount in relation to that Underlying Distribution Block Interest Period on that Deferred Back-Lever Date, pay that PIK Interest Amount in cash on the Required Account Sweep Date immediately following the relevant Interest Period); or
(ii)otherwise, be capitalised and added to the outstanding principal of the Loans with effect from that Required Account Sweep Date (and for the avoidance of doubt, shall no longer constitute a PIK Loan Amount or a PIK Premium Amount following such capitalisation).
(b)The aggregate number of entire months comprised in (i) Interest Periods in respect of which PIK Interest Amounts have been capitalised and added to the outstanding principal of the Loans and which have not been repaid and (ii) the Deferred Back-Lever Periods pursuant to paragraph (a)(i) above (the PIK Interest Period Amount), shall not be greater than 30 months (the PIK Period Limit). If on any Required Account Sweep Date, the PIK Interest Period Amount is greater than the PIK Period Limit, the Borrower will have to pay the interest due and payable in respect of the Interest Period immediately prior to that Required Account Sweep Date in full on that Required Account Sweep Date (but, for the avoidance of doubt, will not have to pay any PIK Interest Amount otherwise outstanding on that date).
(c)In this clause:
Deferred Loan Amount means the principal amount outstanding of Loans corresponding to such PIK Loan Amount; and
PIK Premium Amount means, an amount equal to 0.50% applied to the Deferred Loan Amount, (i) multiplying the result by the actual number of days elapsing in (x) in the case of any Deferred Loan Amount pursuant to paragraph (a)(i) above, the relevant Interest Period that corresponds to the relevant Underlying Distribution Block Interest Period, or (y) in the case of any Deferred Loan Amount pursuant to paragraph (a)(ii) above, the relevant Interest Period, in each case, divided by three hundred and sixty (360), and (ii) rounding the resultant figure to the nearest cent (half a cent being rounded upwards).

13.Fees
13.1 Commitment Fee
(a)Subject to paragraphs (b) and (c) below, the Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee on that Lender's Available Commitment under the Facility, computed (on the basis of a 360 day year) at the rate of:
(i)until the date falling four months after the date of this Agreement, zero;
(ii)from and excluding the date falling four months after the date of this Agreement to and including the date falling six months after the date of this Agreement, 20 per cent of the Margin; and

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(iii)from and excluding the date falling six months after the date of this Agreement until (and excluding) the First Utilisation Date, 30 per cent of the Margin.
(b)Subject to paragraph (c) below, the commitment fees:
(i)which have accrued and not been paid are payable on the First Utilisation Date;
(ii)which have accrued and not been paid are payable on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective; and
(iii)which have accrued and not been paid are payable on the last day of the relevant Availability Period, provided that no commitment fee is payable:

(A)if the First Utilisation Date does not occur;
(B)the Borrower has not received all amounts required to be paid by the Underlying Issuer in respect of the corresponding commitment fee (however so described) pursuant to the Underlying Subscription Agreement; and
(C)until the date falling three Business Days from the date on which the Facility Agent notifies the Borrower in writing of the amount of the relevant commitment fee to be paid (such notification to include reasonable details of the calculation of the amount payable with respect to each Lender).
(c)Notwithstanding anything to the contrary in the Finance Documents:
(i)no commitment fee shall accrue (or be payable) on the Available Commitment of a Lender for any day on which that Lender is a Defaulting Lender; and
(ii)the Facility Agent shall treat any reduction in the commitment fee pursuant to sub-paragraph (i) above as reducing the amount payable to the relevant Defaulting Lender.
13.2 Agency Fee and Security Agent Fee
The Borrower shall pay to the Facility Agent and/or the Security Agent, in each case for its own account, an annual agency fee and security agent fee in the amount and at the times agreed in a Fee Letter, provided that such fee shall not be payable if the First Utilisation Date does not occur.
13.3 Prepayment Fee
(a)Subject to paragraphs (d) and (e) below, if all or any part of the Loan is prepaid during the period commencing on the First Utilisation Date and ending on the date falling 24 months from the First Utilisation Date (the 24 Month Date) pursuant to:
(i)clause 7.1 (Voluntary Prepayments);

(ii)clause 7.2 (Mandatory Prepayment on Change of Control);

(iii)clause 7.5 (Mandatory prepayment: Permitted Sale);
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(iv)clause 7.6 (Mandatory prepayment: Underlying Redemption), to the extent the applicable Underlying Redemption was a voluntary redemption of the Underlying Notes, the Borrower shall pay to the Facility Agent (for the account of the Lenders under the Loan) on the date of prepayment, a prepayment fee calculated in the case of any such prepayment made prior to the 24 Month Date in an amount equal to the applicable Make-Whole Amount in respect of the amount prepaid.
(b)Subject to paragraphs (d) and (e) below, if all or any part of the Loan is prepaid during the period commencing on the First Utilisation Date and ending on the 24 Month Date pursuant to clause 7.6 (Mandatory prepayment: Underlying Redemption), to the extent the applicable Underlying Redemption was a mandatory redemption of the Underlying Notes pursuant to clause 5.1 (Exit) of the Underlying Notes, the Borrower shall pay to the Facility Agent (for the account of the Lenders under the Loan) on the date of prepayment, a prepayment fee calculated in the case of any such prepayment made prior to the 24 Month Date in an amount equal to the lower of (i) 1.00 per cent. of the principal amount of the Loan prepaid pursuant to this paragraph (B) and (ii) the Make-Whole Amount.
(c)Subject to paragraph (d) below, if:
(i)the Maturity Date has been extended to the First Extended Maturity Date in accordance with the terms of this Agreement and all of the Loans are voluntarily prepaid during the period commencing after the 24 Month Date and ending on the date falling 36 months after the First Utilisation Date (the 36 Month Date); or
(ii)the Maturity Date has been extended to the Second Extended Maturity Date in accordance with the terms of this Agreement and all of the Loans are voluntarily prepaid during the period commencing after the 36 Month Date and ending on the date falling 48 months after the First Utilisation Date (the 48 Month Date), in each case, as a result of a refinancing (in whole or in part) of the Facility provided by a person which is not a Lender or an Affiliate and/or Related Fund of a Lender, the Borrower shall pay to the Facility Agent, on the date of prepayment (for the account of the Lenders under the Loan), a prepayment fee calculated in the case of any such prepayment made prior to the 36 Month Date or 48 Month Date (as applicable) in an amount equal to the Make-Whole Amount.
(d)No fee shall be payable under paragraph (a), (b) or (c) above to or for the account of any Lender:
(i)if such Lender is a Defaulting Lender;
(ii)in respect of any prepayment made as a result of that Lender being an Increased Costs Lender or a Defaulting Lender;
(iii)(for the avoidance of doubt) pursuant to any mandatory prepayment pursuant to clause 7 (Prepayment) other than those set out explicitly in paragraphs (a), (b) and (c) above;
(iv)in respect of any prepayment made with the proceeds of any financing in which that Lender (or any Affiliate and/or Related Fund of that Lender) has a participation that is at least commensurate with its participation in that part of the Facility that is being prepaid;
(v)in respect of any capitalised amounts or any PIK Interest Amount; or
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(vi)to the extent the proceeds of such prepayment are funded from Available Funds.
(e)No prepayment fee shall be payable pursuant to paragraphs (a)(iv) or (b) above, if (i) the Borrower has not received payment of its applicable prepayment fee pursuant to the relevant provisions of the Underlying Finance Documents in cleared funds and in euros to which that Underlying Redemption relates or (ii) if condition 7 (Early redemption of premium rebate) of the Underlying Approved Transfer Letter applies in respect of such prepayment amount received pursuant to the Underlying Finance Documents.
(f)The prepayment fee payable under this Agreement pursuant to paragraphs (a)(iv) and/or (b) above shall not exceed the amount received by the Borrower (in euros and in cleared funds) in respect of that Underlying Redemption.
(g)In this Agreement:
Make-Whole Amount means a prepayment fee calculated in the case of any such prepayment made prior to the relevant Make-Whole Date, as an amount equal to the excess (to the extent greater than zero) of:
(i)the net present value at the date of prepayment of the aggregate of (A) the prepayment cost of the principal amount of the Loan so prepaid if it were prepaid on the day after the relevant Make-Whole Date and (B) the amount of interest which would have accrued (assuming no deferral of interest pursuant to clause 12.8 (PIK interest)) on the principal amount of the Loan so prepaid from the date of prepayment to the relevant Make- Whole Date, in each case discounted at a rate equal to the Bund Rate (as determined by the Borrower (or such other person as it may nominate in good faith) calculated as at the date three Business Days prior to the prepayment) plus 0.50 per cent. (and for the purpose of calculating the interest which would have accrued to the relevant Make-Whole Date, EURIBOR shall be determined as at the date three Business Days prior to such prepayment and assuming successive Interest Periods of three months duration but taking the actual period from the date of prepayment to the expiry of the then current Interest Period and the actual period from the expiry of the last three month Interest Period so assumed until the relevant Make-Whole Date)
over
(ii)the principal amount of the Loan so prepaid,

in each case as determined by the Borrower in good faith.
Make-Whole Date means the 24 Month Date, the 36 Month Date or the 48 Month Date (as applicable).
13.4 Closing Payment Fee
The Borrower shall pay to the Original Lender, a closing payment fee in the amount and at the times agreed in a Fee Letter, provided that such fee shall not be payable if the First Utilisation Date does not occur.
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13.5 Defaulting Lender Fees
Notwithstanding anything to the contrary in the Finance Documents:
(a)no fees shall be payable to a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly); and
(b)the Facility Agent shall treat any reduction in any fee pursuant to paragraph (a) above as reducing the amount payable to the relevant Defaulting Lender.

14.Other Indemnities
14.1 Currency Indemnity
(a)If:
(i)any amount payable by the Borrower under or in connection with any Finance Document is received by any Finance Party (or by the Facility Agent on behalf of any Finance Party) in a currency (the Payment Currency) other than that agreed in the relevant Finance Document (the Agreed Currency), and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than or greater than the relevant amount of the Agreed Currency; or
(ii)any amount payable by the Borrower under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of:
(A)making or filing a claim or proof against the Borrower;

(B)obtaining an order or judgment in any court or other tribunal; or
(C)enforcing any order or judgment given or made in relation to any Finance Document, then:
(i)if the amount produced or payable by the operation of sub-paragraphs (i) and (ii) above is less than the relevant amount of the Agreed Currency, the Borrower will, as an independent obligation, indemnify the relevant Finance Party for the deficiency and any loss sustained as a result; and
(ii)if the amount produced or payable by the operation of sub-paragraphs (i) and (ii) above is greater than the relevant amount of the Agreed Currency, the relevant Finance Party will refund any such amount to the Borrower.
Any conversion required will be made at such prevailing rate of exchange on such date and in such market as is determined by the relevant Finance Party (acting reasonably) as being most appropriate for the conversion. The Borrower will, in addition, pay any reasonable costs incurred as a result of any such conversion.
(b)The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2 Indemnity to the Facility Agent and the Security Agent
The Borrower shall, within ten Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Facility Agent and the Security Agent against any reasonable third party cost, loss or liability incurred by the Facility Agent and the Security Agent (acting reasonably) as a result of:
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(i)the taking, holding, perfection, protection or enforcement of the Transaction Security;
(ii)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as expressly permitted under this Agreement, and in each case with the prior written consent of the Borrower (including, but not limited to the agreed caps in relation to such costs);
(iv)the investigation of any Event of Default, provided that if that investigation shows that no Event of Default had occurred, then such cost, loss and liability shall be for the account of the Lenders; or
acting or relying on any notice, request or instruction from the Borrower which it reasonably believes to be genuine, correct and appropriately authorised;The indemnities contained in this clause 14.2 (Indemnity to the Facility Agent and the Security Agent) shall, to the extent any amount is outstanding pursuant to such indemnity, survive repayment of the Total Commitments until final settlement of all related costs, losses or liabilities, provided that this shall not prevent the repayment and discharge of this Agreement.
14.3 Transaction Expenses
The Borrower shall, within 15 Business Days of demand (accompanied by reasonably supporting evidence, including invoices), reimburse the Arranger, the Facility Agent and the Security Agent for all reasonable third party costs and expenses (including reasonable fees and disbursements of legal counsel appointed with the prior approval of the Borrower) properly incurred by the Facility Agent, the Security Agent or the Arranger in connection with:
(a)the negotiation, preparation, execution, perfection and syndication of each of the Finance Documents; and
(b)any variation, amendment, restatement, waiver or consent (or any proposal for any of the same) relating to any of the Finance Documents which is requested by or on behalf of the Borrower, in each case subject always to limits as agreed from time to time (whether in a Fee Letter or otherwise).
14.4 Enforcement Expenses
The Borrower shall, within ten Business Days of demand, reimburse each Finance Party for:
(a)all reasonable third party costs and expenses (including reasonable legal fees) properly incurred by the Facility Agent on behalf of the Finance Parties in connection with the preservation of any of such Finance Party's rights under any of the Finance Documents; and

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(b)all third party costs and expenses (including legal fees) properly incurred by the Facility Agent on behalf of the Finance Parties in connection with the enforcement of any such Finance Party's rights under any Finance Documents.
14.5 General Indemnity
The Borrower shall, within ten Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify each of the Finance Parties against any cost, loss, expense or liability (including any Break Costs but excluding loss of Margin and the impact of the EURIBOR floor) sustained or incurred by it as a result of:
(a)other than in respect of any Utilisation Request relating to a Pre-Funding Loan, a Utilisation requested in a Utilisation Request not being made by reason of non- fulfillment of any of the conditions in clause 4.1 (Initial Conditions Precedent) or clause 4.2 (Additional Conditions Precedent);
(b)any sum payable by the Borrower under the Finance Documents not being paid when due (but credit shall be given to the Borrower for any interest paid);
(c)the occurrence of any Event of Default;
(d)unless received in accordance with clause 17.2 (Collection Account), the receipt or recovery by any Finance Party (or the Facility Agent on its behalf) of all or part of any Utilisation or Unpaid Sum otherwise than on the last day of an Interest Period relating to that Utilisation or Unpaid Sum; or
(e)any Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower under the Finance Documents.
14.6 Costs and Expenses
Notwithstanding anything to the contrary in any Finance Document:
(a)no fees, costs or expenses shall be payable to any Finance Party under any Finance Document prior to the First Utilisation Date (save, in the case of legal fees, as otherwise agreed in a Fee Letter);
(b)any demand for reimbursement of costs and expenses incurred by a Finance Party must be accompanied by reasonable details of the amount demanded (including, at the request of the Borrower, hours worked, rates charged and individuals involved); and
(c)if a Finance Party assigns or transfers any of its rights, benefits or obligations under the Finance Documents the Borrower shall not be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including, without limitation, any Taxes and any amounts relating to the perfection or amendment of the Security Documents).
14.7 Commitment letter indemnity
(a)Within 10 Business Days of demand, the Borrower shall indemnify and hold harmless the Original Lender, each of its Affiliates and each of its respective directors, partners, officers, employees, agents, attorneys, advisers, affiliates and controlling persons (each an Indemnified Person) from and against any and all losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof but excluding any loss of profit in connection with this Agreement or any syndication at a level not otherwise compensated for by amounts provided by the Borrower, the Borrower's Affiliates

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or any other person) (each a Loss) that arise out of, result from or in any way relate to (i) the performance by the Original Lender of its obligations under this Agreement, and/or (ii) the Transaction, and to reimburse each Indemnified Person, within ten Business Days of demand, for any legal and/or other expenses reasonably and properly incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, other than any of the foregoing claimed by any Indemnified Person to the extent arising from the wilful misconduct, gross negligence or wilful default of any Indemnified Person or a breach of law or of this Agreement by any Indemnified Person or from a claim by the Borrower against an Indemnified Person or from a claim by an Indemnified Person against another Indemnified Person.
(b)No Indemnified Person shall take any action or instigate any proceedings against any officer, director, employee or agent of any Sponsor Affiliate, the Borrower or any of its Affiliates (or any of its respective Affiliates or Holding Companies) in connection with any claim or cause of action such Indemnified Person may have in relation to or in connection with this Agreement or the Transaction. The Borrower also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of the Borrower's Affiliates for or in connection with the transactions contemplated by this Agreement, except to the extent arising from the wilful misconduct, gross negligence or wilful default of any Indemnified Person or a breach of law or the terms of or failure to perform their obligations under this Agreement. The Borrower shall not be responsible or liable to any person for indirect or consequential damages.
(c)If any event occurs in respect of which indemnification may be sought from the Borrower pursuant to this clause 14.7, the Agent (on the instruction of the Majority Lenders) must promptly notify the Borrower in writing after the relevant Indemnified Person becomes aware of such event, consult with the Borrower fully and promptly with respect to the conduct of the relevant claim, action or proceeding and conduct such claim, action or proceeding properly and diligently (in each case to the extent permitted by applicable confidentiality or legal restrictions, provided that such restrictions have not been entered into or assumed for the purpose of or with a view to avoiding a requirement to notify in accordance with this paragraph (c)). No Indemnified Person shall settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, litigation or proceeding in respect of which indemnification may be sought hereunder without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).
(d)Each Indemnified Person shall, in consultation with the Borrower, take all reasonable steps to mitigate any Loss and shall provide (subject to confidentiality or legal restrictions) such information and assistance to the Borrower as the Borrower may reasonably request in connection with any action proceeding or investigation in connection with a Loss.

15.Representations
The Borrower (and/or, where and to the extent specified below, the Parent (only with respect to itself)) represents and warrants to each of the Finance Parties (at the times specified in clause 15.19 (Repetition)) that:
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15.1 Incorporation
In the case of the Parent and the Borrower, it is duly incorporated and validly existing under the laws of Luxembourg and has the power to own its assets and carry on its business in all material respects as it is now being conducted.
15.2 Power
In the case of the Parent and the Borrower, it has the power to enter into, perform and deliver its obligations under each of the Finance Documents to which it is party and to carry out the transactions contemplated by those Finance Documents.
15.3 Authority
In the case of the Parent and the Borrower, it has taken all necessary corporate action to authorise its entry into and the performance and delivery by it of its obligations under each Finance Document to which it is a party and to carry out the transactions contemplated by those Finance Documents.
15.4 Obligations binding
In the case of the Parent and the Borrower, subject to the Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.
15.5 Governing law and enforcement
(a)In the case of the Parent and the Borrower, subject to the Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised in its jurisdiction of incorporation.
(b)In the case of the Parent and the Borrower, subject to the Reservations and Perfection Requirements, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.
15.6 Non-Conflict
In the case of the Parent and the Borrower, the entry into and delivery by it of, and the transactions contemplated by the Finance Documents to which it is a party do not conflict with:
(a)any law or regulation applicable to it to an extent which would have a Material Adverse Effect;
(b)its constitutional documents in any material respect; or
(c)any agreement or instrument binding on it or (in the case of the Borrower) any of its Subsidiaries or any of its or (in the case of the Borrower) any of its Subsidiaries' assets, in each case to an extent which would have a Material Adverse Effect.
15.7 Consents and filings
(a)In the case of the Parent and the Borrower, subject to the Reservations and any Perfection Requirements (including any filings required in relation to the Security constituted by the Security Documents), all material Authorisations required under any applicable law or regulation for its entry into, and performance of its material obligations under, each of the Finance Documents to which it is party have been (or will have been at the date required) obtained or made and are (or will be) in full force and effect, in each case to the extent that (other than in the case of consents and filings required for entry into and performance of payment obligations under the Finance Documents) failure to have such consents and filings would have a Material Adverse Effect.
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(b)In the case of the Parent and the Borrower, all Authorisations necessary under any applicable law or regulation for the conduct of its business, trade and ordinary activities have been obtained or effected (or will have been at the date required) and are (or will be) in full force and effect, in each case to the extent that failure to obtain or effect those Authorisations would have a Material Adverse Effect.
15.8 Litigation
No litigation, arbitration, administrative, regulatory or similar proceeding is outstanding or, to its knowledge, pending or threatened in respect of the Borrower which is reasonably likely to be adversely determined against it, and which would, if so adversely determined, have a Material Adverse Effect.
15.9 No Defaults
(a)In the case of the Borrower, no Event of Default or (as at the date of this Agreement only) Default has occurred and is continuing or would be reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)No event has occurred and is continuing which constitutes a default or termination event under any agreement to which the Borrower or any of its Subsidiaries is party and which, in either case, has a Material Adverse Effect.
15.10 No filing or stamp taxes
In the case of the Parent and the Borrower, subject to the Reservations and any Perfection Requirements, under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by the Finance Documents to which it is a party, other than:
(a)in connection with any Transfer Certificate, Assignment Certificate or other document relating to the assignment or transfer by any Lender of any of its rights and/or obligations under any Finance Document; and
(b)any fees payable in respect of registrations required in respect of any Security Document (where applicable), which registrations and fees will be made and paid promptly after the date of the relevant Security Document.
15.11 Assets
(a)The shares in the Borrower are legally and beneficially owned by the Parent free from any Security (other than as created and/or permitted under the Finance Documents).
(b)The Parent and (following the first Underlying Issue Date) the Borrower is, , the sole legal and beneficial owner of the respective assets over which they purport to grant the Transaction Security.
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15.12 Taxation
No claims are being asserted against the Borrower with respect to Taxes which have not been reflected in its most recent accounts provided to the Facility Agent pursuant to clause 16.1 (Financial Statements) which are reasonably likely to be determined adversely to it and which, if so adversely determined and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect, and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits, and all Taxes required to be paid have been paid within any applicable time limits save to the extent that payment is being contested in good faith and the Borrower has maintained adequate reserves for those Taxes, in each case where failure to do so would have a Material Adverse Effect.
15.13 Information Package
So far as the Borrower is aware and save as disclosed in writing to the Facility Agent and the Lenders prior to the date of this Agreement (or, in relation to the Information Package, prior to the date of the Information Package or in relation to the Initial Fund Due Diligence Documentation, prior to the date of the applicable Initial Fund Due Diligence Document):
(a)all material statements of fact contained in the Information Package (to the extent relating to the Underlying Target Group or the business of the Underlying Group or the Underlying Target Group) were true and are accurate in all material respects as at the date such statements were made;
(b)the Underlying Business Plan has been prepared on a basis consistent in all material respects with the applicable Underlying Accounting Principles (having regard to the fact that it was prepared for investment purposes and to the extent appropriate for a model not subject to audit procedures) and (as far as the Borrower is aware) has been approved by the board of directors of the Underlying Issuer;
(c)any projections, forecasts or opinions contained in the Information Package were (to the extent attributable to the Underlying Issuer and/or management of the Underlying Issuer) were based upon (in relation to the projections and forecasts) assumptions and (in relation to the opinions) grounds, in each case, which (as far as the Borrower is aware) the Underlying Issuer carefully considered and considered to be reasonable at the time of being made (provided that each Finance Party acknowledges that any projections and forecasts contained in the Information Package are subject to significant uncertainties and contingencies and that no assurance can be given that such projections or forecasts will be realised);
(d)no event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect; and
(e)insofar as it relates to the Underlying Target Group, the Information Package did not omit to disclose or take into account any matter known to the Borrower at the date of issuance thereof where failure to disclose or take into account such matter would result in the Information Package, or the information contained therein, when taken as a whole being misleading in any material respect in the context of the Underlying Transaction taken as a whole.
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15.14 Pari Passu Ranking
The Borrower's payment obligations under each of the Finance Documents rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application and, subject to any applicable Reservations and Perfection Requirements, the Transaction Security granted by it has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security save as permitted by this Agreement.
15.15 Holding Companies
Prior to the First Utilisation Date, neither the Parent or the Borrower have incurred any material liabilities other than:
(a)by entering into or under the Transaction Documents or otherwise in connection with the Transaction Documents and the transactions contemplated therein;
(b)those arising under or in connection with the Investor Documents;

(c)Transaction Costs and/or establishment and administration costs; and
(d)liabilities for Tax and other customary liabilities for a holding company.

15.16 Insolvency
In the case of the Parent and the Borrower, none of the circumstances set out in clause 19.6 (Insolvency) and clause 19.7 (Insolvency Proceedings) is (subject to the exceptions set out therein) outstanding with respect to it or any of its material assets.
15.17 Underlying Finance Documents
(a)The copies of the Underlying Finance Documents provided to the Facility Agent and the Lenders under this Agreement are complete, accurate and up-to-date as at the date of this Agreement.
(b)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, the Underlying Shareholders' Agreement Summary provided to the Facility Agent and the Lenders as a condition precedent, is complete, accurate and up-to-date as at the date of this Agreement.
(c)The Underlying Finance Documents contain all the material terms of all the agreements and arrangements between the Underlying Issuer and the Borrower in the Borrower's capacity as noteholder of the Underlying Notes.
(d)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, the Underlying Shareholders' Agreement contains all material terms between the Underlying Seller and the Underlying Issuer relating to the Underlying Transaction.
(e)The Borrower is in compliance (in all material respects) with its obligations under the Underlying Finance Documents, to the extent that failure to do so would, or would be reasonably likely to, be materially adverse to the interests of the Lenders under the Finance Documents.
(f)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, the Borrower is not aware of:

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(i)any breach by the Underlying Issuer of its obligations under the terms of the Underlying Finance Documents or any circumstance which would allow any party to terminate the Underlying Finance Documents; or
(ii)any breach by the Underlying Seller or the Underlying Target of their obligations under the terms of the Underlying Shareholders' Agreement or any circumstance which would allow any party to terminate the Underlying Shareholders' Agreement.
(g)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, no default or circumstance which, with the passage of time or the giving of notice, would constitute a default by the Underlying Issuer under the Underlying Finance Documents and which would constitute a defense to the obligations of the Underlying Issuer under the Underlying Finance Documents has occurred and/or is continuing.
(h)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, no default or circumstance which, with the passage of time or the giving of notice, would constitute a default by the Underlying Issuer under the Underlying Shareholders' Agreement and which would constitute a defense to the obligations of the Underlying Issuer, the Underlying Seller or the Underlying Target under the Underlying Shareholders' Agreement has occurred and/or is continuing.
(i)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, there are no claims of set-off or any other claims of the Underlying Issuer against it, which would or could diminish or adversely affect the obligations of the Underlying Issuer to advance or fund its obligations in accordance with the Underlying Finance Documents.
(j)Unless otherwise disclosed to the Facility Agent prior to the First Utilisation Date, to the Borrower's knowledge, there are no claims of set-off or any other claims of the Underlying Seller or the Underlying Target against the Underlying Issuer, which would or could diminish or adversely affect the obligations of the Underlying Issuer or the Underlying Seller or the Underlying Target to advance or fund its obligations in accordance with the Underlying Shareholders' Agreement.
15.18 Sanctions
(a)Each of the Parent and Company has conducted its businesses in compliance with applicable Anti-Corruption Law.
(b)Neither the Parent or Company or any of their respective directors or officers or, to the Parent or Company’s best knowledge (after due and careful inquiry), any of the Parent or Company’s employees, affiliates, agents or representatives:
(i)is a Sanctioned Person;
(ii)has engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Sanctioned Person;
(iii)is currently engaging in any transaction, activity or conduct that could result in a violation of applicable Economic Sanctions Law;
(iv)has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Economic Sanctions Law; and/or

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(v)is acting on behalf of or at the direction of any Sanctioned Person in connection with the Facility.
(c)Any provision of paragraphs (a) and (b) above shall not apply if and to the extent it is illegal, invalid or unenforceable as a result of any applicable Blocking Regulation and, in such case, the legality, validity and enforceability of paragraphs (a) and (b) above shall not otherwise be affected.
(d)The Borrower has not knowingly accepted funding or the advancement of any monies from a Sanctioned Party.
15.19 Repetition
The representations and warranties in this clause 15 are made on the date of this Agreement and shall be deemed repeated on the First Utilisation Date and the last day of each Interest Period by reference to the facts and circumstances existing on such date provided that:
(a)the representations and warranties set out in clause 15.13 (Information Package) shall only be made on the date of issue of the Information Package;
(b)the representations and warranties set out in clause 15.18 (Sanctions) shall only be made on the date of this Agreement;
(c)subject to paragraph (d) below, the representations and warranties set out in this clause 15 as being made by the Parent shall only be made by the Parent on the date of this Agreement, the date of first entry by the Parent into the Security Documents to which it is a party and any related security confirmation or extension; and
(d)other than paragraph (c) of clause 15.17 (Underlying Finance Documents), the representations and warranties set out in clause 15.17 (Underlying Finance Documents) shall only be made on the date of this Agreement.
15.20 Qualifications
Any representation or warranty made on or before the First Utilisation Date in respect of matters relating to the Underlying Target Group (or any member thereof) shall be qualified by:
(a)the actual knowledge and awareness of the Borrower giving that representation or warranty (which shall not include the knowledge and/or awareness of the management of any member of the Underlying Target Group); and
(b)the contents of any due diligence report delivered to the Arranger from time to time.

16.Information undertakings
The undertakings in this clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
16.1 Financial Statements
The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders if requested by the Facility Agent) as soon as they are available, but in any event within 180 days (or in respect of (i) any Financial Year ending on or prior to the first anniversary of the First Utilisation Date or (ii) the first Financial Year end following any change in financial year end, 210 days) after the end of each Financial Year ending after the First Utilisation Date, the financial statements of the Borrower for that Financial Year.
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16.2 Requirements as to Financial Statements
Each set of Annual Financial Statements shall be certified by a director or manager of the Borrower as fairly representing in all material respects (to the extent reasonably expected of accounts not subject to audit procedures) the financial condition and operations of the Borrower as at the date as at which and for the period for which those financial statements were drawn up.
16.3 Change in Accounting Position
(a)Unless otherwise agreed by the Facility Agent (such approval not to be unreasonably withheld or delayed), each set of Annual Financial Statements shall be prepared in all material respects in accordance with the applicable Accounting Principles consistently applied provided that, in relation to any such set of financial statements, if there has been a material change as regards the accounting principles or accounting practices applied by the Borrower, as the case may be, when compared to the Original Accounting Principles, the Borrower shall notify the Facility Agent accordingly (unless the Facility Agent has been notified of the relevant change in relation to a previous set of Annual Financial Statements, as the case may be) and, if requested by the Facility Agent, a director or manager of the Borrower shall deliver to the Facility Agent a description of any change necessary for those financial statements to reflect in all material respects the Original Accounting Principles.
(b)The Borrower shall notify the Facility Agent if it changes its financial year end from 31 December (other than, for the avoidance of doubt, to avoid a financial year end falling on a day which is not a Business Day and/or to ensure that a financial year end falls on a particular day of the week).
16.4 Compliance Certificate
(a)The Borrower shall supply a Compliance Certificate to the Facility Agent within 8 Business Days of receipt of each Underlying Compliance Certificate delivered with the relevant annual and half-year financial statements pursuant to the terms of the Underlying Subscription Agreement (provided that, for the avoidance of doubt, the Borrower may in addition elect to supply a Compliance Certificate at any other time).
(b)Each Compliance Certificate shall:
(i)append the Underlying Compliance Certificate;
(ii)contain the information and computations required by the form of Compliance Certificate set out in Schedule 5 (Form of Compliance Certificate); and
(iii)confirm that, so far as the Borrower is aware, no Default has occurred and is continuing or, if a Default has occurred and is continuing, what Default has occurred and the steps being taken to remedy that Default.
(c)Each Compliance Certificate shall be signed by one director or manager.
16.5 Miscellaneous Information
(a)The Borrower will promptly upon becoming aware of or receiving them, as the case may be, deliver to the Facility Agent for distribution to the Lenders:

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(i)copies of each document received by the Borrower (in its capacity as an Underlying Noteholder) from the Underlying Issuer pursuant to condition 13 (Information Undertakings) of the Underlying Notes;
(ii)a notification that it (in its capacity as an Underlying Noteholder) is a "Defaulting Noteholder" (as that term is defined in the Underlying Approved Transfer Letter);
(iii)details of any litigation, arbitration, administrative or regulatory proceedings which are reasonably likely to be adversely determined against the Borrower and which would, if so adversely determined, have a Material Adverse Effect;
(iv)a copy of all documents of a general nature dispatched by the Borrower to its creditors generally (other than in the ordinary course of business);
(v)such information in respect of the property secured under the Security Documents (other than in relation to any Underlying Finance Documents) as the Facility Agent or Security Agent may from time to time reasonably request;
(vi)such other financial information relating to the performance of the Borrower as the Facility Agent may from time to time reasonably request;
(vii)a notification of any voluntary or mandatory prepayment in respect of the Underlying Notes;
(viii)a notification that an "Event of Default" under and as defined in the Underlying Notes has occurred; and
(ix)a copy of any "Target Group Disposals Notice" or "Disposals of Target Shares Notice" (each as defined in the Underlying Notes) received by the Borrower (in its capacity as an Underlying Noteholder) from the Underlying Issuer pursuant to condition 5.2 (Receipts) of the Underlying Notes.
(b)In respect of any Fund Shareholder of the Back-Lever Borrower as at the First Utilisation Date which did not have audited annual financial statements and/or latest quarterly report available prior to the First Utilisation Date, the delivery of such item promptly on such document becoming available.
(c)Upon becoming aware of a new Fund Shareholder, the Borrower shall, as soon as reasonably practicable, deliver (to the extent available) a copy to the Facility Agent of each Fund Due Diligence Document in respect of that Fund Shareholder.
16.6 Underlying Finance Documents
The Borrower shall supply to the Facility Agent:

(a)promptly upon becoming aware of it, the details of:
(i)any breach under the Underlying Shareholders' Agreement;
(ii)any circumstance which would allow any party to terminate the Underlying Shareholders' Agreement; or
(iii)any circumstance which, with the passage of time or the giving of notice, would constitute a default by the Underlying Issuer under the Underlying Shareholders' Agreement and which would constitute a defense to the
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obligations of the Underlying Issuer to make distributions to shareholders thereunder;
(b)promptly upon becoming aware of it, any claims of set-off or any other claims of the Underlying Issuer against the Borrower, which would or could diminish or adversely affect the obligations of the Underlying Issuer to advance or fund its obligations in accordance with the Underlying Finance Documents; and
(c)promptly upon becoming aware of it, any claims of set-off or any other claims of the Underlying Seller or the Underlying Target against the Underlying Issuer, which would or could diminish or adversely affect the obligations of the Underlying Issuer or the Underlying Seller or the Underlying Target to advance or fund its obligations in accordance with the Underlying Shareholders' Agreement.
16.7 Notification of Default
(a)The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)Promptly upon a request by the Facility Agent, if the Facility Agent has reasonable grounds for believing an Event of Default has occurred and is continuing, the Borrower shall supply to the Facility Agent a certificate signed by two authorised signatories on its behalf certifying that, so far as the Borrower is aware, no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
16.8 Know Your Customer Requirements:
(a)If:
(i)the introduction of or any change in any law or regulation made after the date on which it became a Finance Party under this Agreement;
(ii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a New Lender; or
(iii)any change in the status of the Borrower or the composition of any of the legal or beneficial shareholders of the Borrower after the date on which it became a Finance Party under this Agreement, obliges the Facility Agent, the Security Agent, any Lender or (in the case of paragraph (ii) above) any prospective New Lender to comply with know your customer or similar identification procedures in respect of the Borrower in circumstances where the necessary information is not already available to it (or, in the case of paragraph (ii) above, the Existing Lender), the Borrower shall promptly, upon the request of the Facility Agent, the Security Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of the Security Agent or any Lender) or any Lender (for itself or on behalf of any prospective New Lender provided that such New Lender has entered into a confidentiality undertaking as required by clause 20.8 (Disclosure of Information)) in order for the Facility Agent, the Security Agent, such Lender or such prospective New Lender to carry out and be satisfied with the results of all necessary know your customer or other similar checks it is required by law or regulation to carry out pursuant to the transactions contemplated in the Finance Documents.

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(b)Each Lender shall promptly, upon the request of the Facility Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) in order for the Facility Agent, the Security Agent or such other Finance Party to carry out and be satisfied with the results of all necessary know your customer or similar other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.
16.9 Restrictions
(a)Notwithstanding any other term of the Finance Documents all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of information concerning the Parent, the Borrower, any Fund Shareholder or the Underlying Group or otherwise binding on any member of the Underlying Group, the Parent, the Borrower or any Fund Shareholder, including in respect of the Underlying Target Group, any applicable laws and/or regulations.
(b)Notwithstanding any other term of the Finance Documents, in respect of any financial statements or other information relating to the Underlying Subscription Agreement (or any information (including any calculation) or document derived, or to be derived, from such financial statements or other information (Derived Information)), the Borrower shall only be required to provide such financial statements or information as the Borrower has received in its capacity as "Noteholder" under the Underlying Subscription Agreement or such Derived Information that can be prepared on the basis of such financial statements or information received.

17.Accounts
17.1 Designation of Accounts
(a)On and from the First Utilisation Date, the Borrower must maintain the following bank accounts in the name of the Borrower:
(i)a current account designated the "Collection Account"; and

(ii)a deposit account designated the "Cash Collateral Account", in each case subject to Transaction Security.

(b)Subject to paragraph (c) below, the Borrower also may maintain any other bank account(s) which are subject to Transaction Security.
(c)The Borrower may maintain other bank account(s) so long as the aggregate amount standing to the credit of such bank account(s) at any time is equal to or less than EUR 25,000 (or equivalent in any other currency or currencies).
17.2 Collection Account
(a)The Borrower has sole signing rights in relation to the Collection Account.
(b)(i) The Borrower must ensure that all amounts received by it in its capacity as noteholder of the Underlying Notes from the Underlying Issuer are promptly deposited into the Collection Account.
(ii)    Unless otherwise prohibited by the terms of the Finance Documents, the Borrower may deposit other amounts into the Collection Account at any time.

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(c)Except as provided in clause 9.4 (Partial Payments) and subject to paragraph (d) below, on each Required Account Sweep Date, the Borrower must (or (at the Borrower's discretion) at any other time, the Borrower may) apply amounts standing to the credit of the Collection Account, in the following order:
(i)firstly, in or towards payment pro rata of any unpaid amounts owing to the Facility Agent or the Security Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata to the Facility Agent for the Lenders of any accrued interest and fees due but unpaid under this Agreement;
(iii)thirdly, if the Underlying Interest Period immediately prior to that Required Account Sweep Date was an Underlying Distribution Block Interest Period under and as defined in the Underlying Subscription Agreement or if any amount is required to be applied in prepayment in accordance with clause 7 (Prepayment) (other than clause 7.1 (Voluntary Prepayments)), in or towards payment pro rata to the Facility Agent for the Lenders of any principal due but unpaid under this Agreement; and
(iv)fourthly, any surplus may be applied by the Borrower at its sole discretion in any manner not prohibited by this Agreement or remain standing to the credit of the Collection Account, in each case, to the extent such amounts are standing to the credit of the Collection Account.
(d)Notwithstanding paragraph (c) above, the Borrower, at any time, may withdraw amounts from the Collection Account:
(i)for the purposes of complying with clause 19.1 (Payment Default), clause
19.14 (Acceleration) or any mandatory prepayment pursuant to clause 7 (Prepayment); or
(ii)which are Available Funds for any purpose not prohibited by this Agreement, provided that:
(A)from (and including) the end of any Underlying Interest Period until (and including) the Account Sweep Date for that Underlying Interest Period, the interest received in cash by the Borrower pursuant to the Underlying Subscription Agreement in respect of that Underlying Interest Period may only be withdrawn if such amounts have been applied pursuant to paragraph (c) above;
(B)any amounts required to be applied in prepayment pursuant to clause 7.6 (Mandatory prepayment: Underlying Redemption) but has not yet been applied in prepayment shall be excluded from the Available Funds for the purposes of this paragraph (c)(ii);
(C)no PIK Interest Amount is outstanding at that time;
(D)the Underlying Interest Period at that time is not an Underlying Distribution Block Interest Period; and
(E)no Event of Default has occurred and is continuing; or
(iii)for the purpose of making any payment permitted pursuant to clause 18.14(b)(i) or 18.14(b)(iii) (Dividends and Payments).
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(e)At any time, the aggregate of all amounts standing to the credit of the Collection Account pursuant to paragraph (c)(iv) above less the aggregate of those amounts standing to the credit of the Collection Account at that time:
(i)which are required to be applied in mandatory prepayment pursuant to clause 7.5 (Mandatory prepayment: Permitted Sale) or clause 7.6 (Mandatory prepayment: Underlying Redemption); and
(ii)which are amounts that the Borrower has elected to withdraw from the Collection Account and deposit into the Cash Collateral Account pursuant to clause 7.3 (Mandatory Prepayment: ENI Group Spread Trigger, are Available Funds.

17.3 Cash Collateral Account
(a)The Borrower has sole signing rights in relation to the Cash Collateral Account.
(b)The Borrower may deposit other amounts into the Cash Collateral Account at any time.
(c)If the Borrower elects to deposit the LTV Amount into the Cash Collateral Account pursuant to clause 7.3 (Mandatory Prepayment: ENI Group Spread Trigger), the Borrower shall maintain the required LTV Amount in the Cash Collateral Account until such time as the ENI Group Spread Trigger Event ceases to be continuing, save to the extent such amount is reduced to be applied in prepayment pursuant to clause 7.3 (Mandatory Prepayment: ENI Group Spread Trigger).
(d)Notwithstanding the above paragraphs, no deposit of the LTV Amount is required if, at the time an ENI Group Spread Trigger Event occurs, the Back-Lever Ratio does not exceed the Required Ratio as at the most recent Accounting Date (on the basis that the ENI Group Spread Trigger Event was continuing on such Accounting Date) and Back-Lever LTV is equal to or lower than 62.0 per cent..
(e)Subject to paragraph (c) above, any amounts standing to the credit of the Cash Collateral Account may be withdrawn by the Borrower at any time and be applied towards any purpose.

18.General Undertakings
The undertakings in this clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
18.1 Authorisations and Consents
Subject to the Reservations and the Perfection Requirements, the Parent and the Borrower will obtain, comply with and promptly renew from time to time and maintain in full force and effect all material Authorisations, in each case to the extent required under any applicable law or regulation to enable it to perform its material obligations under the Finance Documents to which it is party.
18.2 Taxes
The Borrower will promptly pay all Taxes imposed by any agency of any state upon it or any of its assets, income or profits or any transactions undertaken or entered into by it (save in the event of a bona fide dispute with regard to any Tax in respect of which proper provision has, if appropriate, been made in the accounts of the Borrower), in each case where failure to do so would have a Material Adverse Effect.
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18.3 Maintenance of Status and Authorisation
The Parent and the Borrower will:
(a)obtain all authorisations and make all filings necessary under applicable law to enable it to carry on its business (and take all reasonable steps necessary to ensure that the same are in full force and effect), in each case where failure to do so would have a Material Adverse Effect; and
(b)comply in all material respects with laws binding upon it, in each case where failure to do so would have a Material Adverse Effect.
18.4 Pari Passu Ranking
The Borrower will ensure that its payment obligations under each of the Finance Documents at all times rank at least pari passu in right of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.
18.5 Further Assurance
Subject to the terms of the Security Documents, the Parent and the Borrower shall promptly do all such acts (including making filings and registrations) and execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(a)to complete the Perfection Requirements in relation to the Security created or intended to be created by it under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security); and/or
(b)if an Acceleration Event has occurred and is continuing, to facilitate the realisation of its assets which are, or provided they have been perfected, are intended to be, the subject of the Transaction Security.
18.6 Merger
The Borrower shall not enter into any amalgamation, demerger or merger.

18.7 Financial Indebtedness
(a)Except as permitted under paragraph (b) below the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness.
(b)Paragraph (a) above does not apply to:
(i)Financial Indebtedness arising under or pursuant to the Finance Documents or the Investor Documents; and
(ii)Financial Indebtedness permitted by clause 18.8 (Loans or Credit) and clause 18.13 (No Guarantees or Indemnities).
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18.8 Loans or Credit
(a)Except as permitted under paragraph (b) below, the Borrower shall not make or permit to be outstanding any loans or grant any credit representing Financial Indebtedness.
(b)Paragraph (a) above does not apply:
(i)in respect of the Underlying Notes and/or Underlying Subscription Agreement;
(ii)to loans or extensions of credit to the extent the amount thereof would be permitted under:
(A)clause 18.13 (No Guarantees or Indemnities) if such loans or extensions of credit were made by third parties under the guarantee of the Borrower; and/or
(B)clause 18.17 (Share Capital) as a subscription for share capital; or

(iii)to any loans or credit, provided that each of the following apply:
(A)such loans or credit are funded directly or indirectly with the proceeds of (without double counting) any Equity Contribution and/or Available Funds which would otherwise have been permitted to be distributed pursuant to clause 18.14(b)(ii) (Dividends and Payments);
(B)no contingent or actual liabilities arise as a result of the making of such loan or credit; and
(C)the making of such loan or providing such credit would not result in a breach of the Required Ratio.
18.9 Negative Pledge
The Parent and the Borrower shall not create or permit to subsist any Security on or over the whole or any part of its undertaking or assets (present or future) except for the following:
(a)any Security arising under or pursuant to the Finance Documents;
(b)any Security to which the Facility Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent;
(c)liens, rights of set-off, retention of title, conditional sale agreements, trust relationships or other Security arising by operation of law or regulation or by contract, in each case in the ordinary course of trading (provided that if such Security has arisen as a result of any default on the Borrower, such default does not subsist for a period of more than 20 days);
(d)any Security arising by operation of law or regulation, by contract or under general business conditions, in each case by virtue of the provision of general banking, overdraft facilities (including any cash pooling, net balance, balance transfer or similar arrangements) or custodial services or as otherwise required by the relevant bank under its standard terms and conditions for operation of the relevant accounts or facilities (including, but not limited to, any custodian account in respect of the Underlying Notes);

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(e)any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process and any other Security arising in connection with court proceedings which are contested by the Borrower in good faith;
(f)any Security arising by operation of law in respect of Taxes being contested in good faith or required to be created in favour of any Tax or other government authority or organisation in order to appeal against or otherwise challenge Tax assessments and/or claims in good faith;
(g)any netting or set-off arrangement entered into by the Borrower pursuant to a derivative transaction permitted under the terms of this Agreement; or
(h)payments into court or any Security arising in connection with any legal proceedings being contested by any member of the Borrower or Parent in good faith (including Security arising under any court order or injunctions or security for costs).
18.10 Acquisitions
The Borrower shall not acquire any business or any shares or equivalent ownership interests in (or make capital contributions to) any entity.
18.11 Joint Ventures
The Borrower shall not enter into or permit to subsist any new investment in any joint venture or similar arrangement (including minority interest investments) entered into by the Borrower with any other person (each a Joint Venture).
18.12 Disposals
The Borrower shall not, whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out or otherwise dispose (in each case, a disposal) its interest in the Underlying Notes under the Underlying Subscription Agreement other than by way of a Permitted Sale.
18.13 No Guarantees or Indemnities
(a)Except as permitted under paragraph (b) below, the Borrower shall not grant or permit to subsist any guarantee in respect of Financial Indebtedness of any other person.
(b)Paragraph (a) above does not apply to the following guarantees in respect of Financial Indebtedness:
(i)guarantees contained in or granted under or pursuant to the Finance Documents and the Investor Documents; and
(ii)any guarantee given in the ordinary course of business in respect of the Underlying Notes and/or the Underlying Subscription Agreement.
18.14 Dividends and Payments
(a)Except as permitted under paragraph (b) below, the Borrower shall not:
(i)declare, make or pay any dividend, charge, fee or other distribution (or cash interest on any unpaid dividend, fee or distribution) on or in respect of its share capital (or any class thereof);
(ii)repay or distribute any dividend or share premium reserve;

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(iii)make payments of any kind in respect of any Investor Document provided that, for the avoidance of doubt, nothing in the Finance Documents shall prohibit the roll-up or capitalisation of any amount due in respect of and/or pursuant to any Investor Document;
(iv)pay any management, advisory or other similar fee to any of the direct or indirect shareholders of the Borrower (excluding any such amount paid under or pursuant to a Finance Document);
(v)redeem, repurchase, defease, retire or repay any of its share capital; or

(vi)acquire for consideration any warrants issued by it.
(b)Paragraph (a) above shall not apply to any payment or transaction which is to be made, entered into or used directly or indirectly (or to facilitate any such step or payment):
(i)to enable a Holding Company of the Borrower (or any other person owned or established for the purpose of or otherwise in connection with any direct or indirect debt or equity investment in the Borrower) to:
(A)pay Taxes, duties or similar amounts;
(B)pay fees, expenses and other costs incurred in acting as, or maintaining its existence as, a holding company of the Group or arising by operation of law or in the ordinary course of administration of its business as a holding company of the Group (including remuneration payable to employees, directors and officers) up to an amount equal to EUR1,500,000 per annum; and/or
(C)meet substance requirements for Tax purposes;
(ii)to fund a payment otherwise prohibited under paragraph (a) above so long as:
(A)such payment is made from Available Funds;
(B)no Event of Default has occurred and is continuing at the time of payment or would be continuing immediately following the making of the payment;
(C)no PIK Interest Amount is outstanding at the time of payment; and
(D)no Underlying Distribution Block has occurred and is continuing (in accordance with the terms of the Underlying Subscription Agreement) at the time of the payment; or
(iii)any payment expressly permitted by the terms of any Finance Document.

18.15 Change of Business
The Borrower shall ensure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the First Utilisation Date (other than pursuant to any acquisition, disposal or transaction permitted by the terms of this Agreement).
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18.16 Arm's Length Transactions
(a)The Borrower shall not enter into any material transaction with any person except on arm's length terms.
(b)The following transactions shall not be a breach of this clause 18.16:
(i)any transaction entered into on terms more favourable to the Borrower than on arm's length terms; and/or
(ii)any payments or other transactions or arrangements of a type contemplated or otherwise permitted under clause 18.14 (Dividends and Payments on Subordinated Debt); and
(iii)any transaction constituting or relating to an Equity Contribution.
18.17 Share Capital
The Borrower shall not issue or allot any share capital or other securities convertible into share capital other than any Equity Contribution.
18.18 Holding Companies
The Parent and the Borrower shall not carry on any material business other than:
(a)in the case of the Parent, the holding of shares and other equity interests in the Borrower and making of loans to the Borrower;
(b)the maintenance of a head office, related activities and other customary holding company activities and services;
(c)the activities contemplated by clause 18.14 (Dividends and Payments on Subordinated Debt);
(d)the entry into, and the performance of its obligations and the exercise of its rights under:
(i)the Finance Documents;

(ii)the Transaction Documents; and

(iii)the Investor Documents;
(e)incurring liabilities for or in connection with Taxes and making claims (and receipt of related proceeds) for rebates or indemnification in respect of Taxes;
(f)incurring liabilities arising by operation of law;

(g)holding cash or Cash Equivalent Investments;

(h)the taking of any administrative actions necessary to maintain its existence;
(i)in connection with any litigation or court or other similar proceedings that are, in each case, being contested in good faith;
(j)any transaction constituting or relating to an Equity Contribution;

(k)providing any loans or credit pursuant to clause 18.8(b) (Loans or Credit); and/or
(l)in respect of the Borrower, in connection with being a noteholder (however so described) pursuant to the Underlying Notes and/or the Underlying Subscription Agreement.
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18.19 Sanctions
(a)Other than in respect of any Lender, the Borrower shall not knowingly accept funding or the advancement of any monies from a Sanctioned Party.
(b)The Borrower shall ensure that appropriate policies, procedures, controls and safeguards are in place designed to prevent any action being taken that would be contrary to paragraph (i) above.
(c)The Parent and Company shall conduct its businesses in compliance with all applicable Anti-Corruption Law.
(d)Any provision of paragraphs (a) to (c) above shall not apply if and to the extent it is illegal, invalid or unenforceable as a result of any applicable Blocking Regulation and, in such case, the legality, validity and enforceability of paragraph
(m)above shall not otherwise be affected.
18.20 Underlying Subscription Agreement
(a)The Borrower shall comply in all material respects with its obligations, and diligently pursue its rights, under the Underlying Finance Documents including but not limited to all payment obligations arising thereunder, to the extent that failure to do so would, or would be reasonably likely to, be materially adverse to the interests of the Lenders under the Finance Documents.
(b)The Borrower will, at all times, exercise a reasonable degree of care, diligence and skill that a reasonably prudent noteholder would exercise under similar circumstances when acting as a noteholder in respect of the Underlying Finance Documents, so long as it shall be entitled to take into account its own commercial interests in all circumstances.
(c)In respect of:
(i)any Reserved Matter, the Borrower shall promptly (and in any event within five Business Days) notify the Facility Agent in writing of the execution of such amendment, waiver or consent; and
(ii)any other amendment, waiver or consent in respect of the Underlying Finance Documents or, to the extent the Borrower is aware of it, the Underlying Shareholders Agreement, the Borrower shall notify the Agent on or before the date required for the next financial statements to be delivered to the Facility Agent pursuant to clause 16.1 (Financial Statements), and, in each case, at the same time furnish to the Facility Agent copies of all such executed documents and other documents executed or delivered in connection therewith (to the extent not already provided).
(d)The Borrower may not, either directly or indirectly take nor permit any action:
(i)which would jeopardize the existence or enforceability of the Underlying Finance Documents, or result in the termination of any such document, the termination of which could reasonably be expected to be materially adverse to the interests of the Lenders under the Finance Documents; or
(ii)which would, or could reasonably be expected to affect the legality, validity or enforceability of the "Security Documents" (as defined in the Underlying Subscription Agreement).

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(e)The Borrower shall not amend and/or waive the terms of the Underlying Consent Letter or enter into any other agreement which overrides the terms of the Underlying Consent Letter, in each case without the consent of the Agent (acting on the instructions of the Majority Lenders).
18.21 Standstill Period
During the Standstill Period, the Borrower undertakes to consult with the Lenders as to its plan for taking enforcement action in respect of the Underlying Notes and to provide the Lenders with any information that is relevant to the same.
18.22 Reserved Matters
(a)The Borrower shall promptly (and in any event within two Business Days of receipt) notify the Facility Agent upon receipt of any written request received by it for any amendment, waiver or consent under the Underlying Notes in relation to a Reserved Matter (a Relevant Request), including the relevant Response Deadline.
(b)By no later than two Business Days prior to the applicable Response Deadline for a Relevant Request (the Back-Lever Response Date), the Facility Agent shall notify the Borrower whether or not the Majority Lenders have instructed the Borrower to decline the applicable Relevant Request, or, in the case of an Enforcement Reserved Matter, to accept the applicable Relevant Request.
(c)If the Majority Lenders have (in accordance with paragraph (b) above) instructed the Borrower to decline the applicable Relevant Request (or, in the case of an Enforcement Reserved Matter, to accept the applicable Relevant Request), the Borrower shall (on or before the applicable Response Deadline) either:
(i)decline such Relevant Request or, in the case of an Enforcement Reserved Matter, to accept such Relevant Request; or
(ii)if the Borrower has provided evidence to the Facility Agent of a binding commitment to purchase or transfer Lenders' Commitments (in accordance with the terms of this Agreement) (the Relevant Purchased Commitments) such that:
(A)on the basis of the previous voting intention of each other Lender in respect of that Relevant Request in accordance with paragraph (b) above; and
(B)assuming the Relevant Purchased Commitments were excluded when considering whether the Majority Lender threshold had been met in respect of paragraph (b) above for that Relevant Request, the Majority Lenders would not have instructed the Borrower to decline (or, in the case of an Enforcement Reserved Matter, accept) that Relevant Request in accordance with paragraph (b) above, the Borrower may vote in respect of such Relevant Request in its absolute discretion.
(d)Unless the Facility Agent (acting on the instructions of the Majority Lenders) has confirmed, the Borrower may not accept a Relevant Request (or decline an enforcement request in respect of the Underlying Notes) prior to the applicable Back-Lever Response Date.
(e)Nothing in this Agreement will prohibit the Borrower from:

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(i)if the Facility Agent has not notified the Borrower on or before the Back- Lever Response Deadline in respect of a Relevant Request, accepting (or, in the case of an Enforcement Reserved Matter, declining) that Relevant Request;
(ii)declining a Relevant Request at any time (other than in respect of an Enforcement Reserved Matter); or
(iii)exercising their sole discretion in respect any matters in relation to the Underlying Notes and/or Underlying Subscription Agreement to the extent such matter is not a Reserved Matter.
(f)In this Agreement:
An Enforcement Reserved Matter means a Reserved Matter pursuant to paragraph (ix) of that definition;
A Response Deadline is, in relation to any Relevant Request, the date on which the Borrower is required to respond to such Relevant Request pursuant to the terms of the Underlying Notes and/or Underlying Subscription Agreement (as applicable); and
A Reserved Matter means any amendment, waiver or consent of the following:
(i)
(A)a reduction (including by way of set off, or a change in the calculation of which would result in a reduction) in the amount of any payment of principal, 'Margin' (as defined in the Underlying Finance Documents) and/or fees of a recurring nature (including any prepayment fees or make whole amount) to the extent such reduction would reduce the amount the Borrower is required to prepay the Loans in accordance with clause 7 (Prepayment) (other than clause 7.1 (Voluntary Prepayments)));
(B)an extension to the date of any payment of principal, interest and/or fees of a recurring nature (including any extension or waiver of any cash sweep and (to the extent such extension would result in a corresponding extension of any prepayment fees or make whole in respect of the Facility) any prepayment fees or make whole amount);
(C)a change in currency of any payment of principal, interest and/or fees of a recurring nature or of any prepayment fees or make whole amount; or
(D)a reduction, limitation or adverse variation in the rights afforded to the Borrower in its capacity as 'subscriber; under the acceleration provision of the Underlying Finance Documents or a permanent relinquishment, limitation or adverse variation of any right which arises as a result of an event of default under the Underlying Finance Documents, in each case, in respect of the Underlying Notes;
(ii)any of the following terms of the Underlying Subscription Agreement:

(A)condition 16.2 (Payment Default) of the Underlying Notes;
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(B)condition 16.7 (Insolvency) of the Underlying Notes;

(C)condition 16.8 (Insolvency Proceedings) of the Underlying Notes;
(D)condition 16.9 (Similar Events Elsewhere) of the Underlying Notes;

(E)condition 16.11 (Cessation of Business) of the Underlying Notes;
(F)condition 16.3(a) (Breach of other Obligations) of the Underlying Notes;
(G)condition 16.5 (Invalidity, Unlawfulness and Repudiation) of the Underlying Notes, only to the extent that such event of default under the Underlying Finance Documents could reasonably be expected to materially and adversely affect the rights of the Finance Parties (taken as a whole);
(H)condition 16.3(b) (Breach of Other Obligations) of the Underlying Notes but only in respect of condition 15.25 (Investment Agreement and Shareholders' Agreement) of the Underlying Notes and only to the extent such condition applies to the Underlying Shareholders' Agreement;
(I)condition 16.6 (Cross Default) of the Underlying Notes (other than conditions 16.6(b) and 16.6(c) (Cross Default) of the Underlying Notes); or
(J)condition 16.6(b) (Cross Default) of the Underlying Notes only to the extent that such condition applies to either:
(aa)     insolvency, insolvency, insolvency proceedings, similar events elsewhere, cessation of business, invalidity or unlawfulness and repudiation (however so described) in relation to the applicable Financial Indebtedness of the Underlying Group; or
(bb)     the acceleration of Financial Indebtedness of the Underlying Group;
(iii)the definition of “Event of Default” or “Default” as defined in the Underlying Notes insofar as it would result in an amendment, waiver or consent of the conditions listed in paragraph (ii) above;
(iv)condition 14 (Financial covenant) of the Underlying Notes and each definition set out in that clause of the Underlying Notes;
(v)the definition of “Lock-Up Interest Coverage Ratio” or “Lock-Up Leverage Ratio” as defined in the Underlying Notes;
(vi)condition 15.25 (Investment Agreement and Shareholders’ Agreement) of the Underlying Subscription Agreement, only to the extent it applies to the Underlying Shareholders' Agreement;
(vii)any matter listed in paragraph (a) of clause 5.4 (Exceptions) of the Underlying Approved Transfer Letter;
(viii)any matter listed in paragraph (b) of clause 5.4 (Exceptions) of the Underlying Approved Transfer Letter, to the extent such amendment,

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waiver or consent would be materially adverse to the interests of the Lenders (as a whole); or
(ix)the taking of enforcement action in respect of the Underlying Notes .

18.23 Subordination
(a)Definitions

For the purposes of this clause 18.23:

Borrower Insolvency Event means, in relation to the Borrower:
(i)any resolution is passed or order made for the winding up, dissolution, administration or reorganisation of the Borrower, a moratorium is declared in relation to any indebtedness of the Borrower or an administrator is appointed to the Borrower;
(ii)any composition, compromise, assignment or arrangement is made with any of its creditors;
(iii)the appointment of any liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or
(iv)any analogous procedure or step is taken in any jurisdiction;

Debt means the Senior Debt and the Junior Debt;

Junior Debt means all liabilities payable or owing by the Borrower to the Parent;
Senior Debt means all liabilities at any time due, owing or incurred by the Borrower or the Parent to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity);
Senior Discharge Date means the date on which the Senior Debt is discharged in full;
Subordinated Shareholder Loan Agreement means an agreement evidencing an Equity Contribution (as specified in paragraph (b) of that definition); and
Subordination Period means the period beginning on the date of this Agreement and ending on the Senior Discharge Date.
(b)Permitted payments
(i)Before the Senior Discharge Date, the Parent shall not receive and retain payment of any amount due and payable to it in respect of the Junior Debt unless the payment is permitted pursuant to paragraph (c)(ii) below.
(ii)The Borrower may make payments, and the Parent may receive and retain payments, in respect of the Junior Debt where such payment is not restricted pursuant to the terms of this Agreement.
(c)Undertakings
(i)Except as provided below, the Parent undertakes to the Finance Parties not to:

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(A)demand or receive payment of, or any distribution in respect or on account of or by way of set-off of, any Junior Debt, whether in cash or in kind from any source;
(B)allow any Junior Debt to be discharged;
(C)allow to exist or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any Junior Debt;
(D)allow any Junior Debt to be evidenced by a negotiable instrument (other than, for the avoidance of doubt, any subordinated loan notes); or
(E)exercise its rights in respect of the Junior Debt in any manner that would cause the Borrower to be in breach of its obligations under the Finance Documents;
(ii)Notwithstanding paragraph (c)(i) above, the Parent may do anything prohibited by paragraph (c)(i) above if:
(A)the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably) agrees in writing;
(B)it is not prejudicial to the interests of the Finance Parties; or

(C)it is permitted under the Finance Documents.
(d)Turnover of non-permitted recoveries
(i)If at any time prior to the Senior Discharge Date, other than as permitted under the Finance Documents:
(A)the Parent receives a payment or distribution in respect of any of the Junior Debt from the Borrower; or
(B)the Parent receives the proceeds of any enforcement of any Security or any guarantee or other assurance against financial loss for any Junior Debt, the Parent must hold the amount received by it (up to a maximum of an amount equal to the Senior Debt) on trust for the Secured Parties and (within 10 Business Days) pay that amount (up to that maximum) to the Security Agent for application against the Senior Debt in the order provided for under this Agreement and the other Finance Documents.
(ii)If, for any reason, any of the Junior Debt is discharged in any manner other than as allowed under this Agreement, the Parent must (within ten Business Days) pay an amount equal to the amount discharged to the Security Agent for application against the Senior Debt in the order provided for under this Agreement and the other Finance Documents.
(iii)In relation to any jurisdiction the courts of which would not recognise or give effect to any trust expressed to be created by this clause, the relationship of the Secured Parties to the Parent shall be construed as one of principal and agent.
(e)Consents

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(i)The Parent will not have any remedy against the Borrower or any Finance Party by reason of any transaction entered into between a Finance Party and the Borrower (including any Finance Document) which may conflict with or constitute a default under a Subordinated Shareholder Loan Agreement.
(ii)Any waiver or consent granted at the request of the Borrower by or on behalf of any Secured Party in respect of any Finance Document or a Subordinated Shareholder Loan Agreement to which it is a party will also be deemed to have been given (on equivalent terms) by the Parent, if any transaction or circumstances would, in the absence of that waiver or consent by the Parent, conflict with a term of or constitute a default under a Subordinated Shareholder Loan Agreement.
(f)Non-competition
Until:

(i)the Senior Discharge Date; or
(ii)the Security Agent otherwise

the Parent will not under any circumstance:
(A)be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or the Security Agent or any trustee or other agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Parent's liability under any Finance Document; or
(B)claim, rank, prove or vote as a creditor of any person or estate in competition with any Secured Party (or the Security Agent or any trustee or other agent on its behalf) other than in making any claim (which is not in competition with any Secured Party) following a Borrower Insolvency Event; or
(C)receive, claim or have the benefit of any payment, distribution or security from or on account of any person in connection with the Junior Debt (except for distributions which are permitted under clause 9.3 (Distributions) and clause 23.1 (Order of application) of this Agreement).
(g)Security notices and acknowledgments
(i)The Borrower and the Parent each gives notice and acknowledges notice of, and consents (if required) to, the Security granted by the Borrower and the Parent over all of its rights (if any) under a Subordinated Shareholder Loan Agreement, effected in favour of Security Agent under the Security Documents.
(ii)The Borrower and the Parent each confirms that, as at the date of this Agreement, it has not received notice of any other Security granted over the Borrower's or the Parent's rights under a Subordinated Shareholder Loan Agreement.
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19.Events of Default
Each of the following events or circumstances set out in this clause 19 is an Event of Default.

19.1 Payment Default
The Borrower fails to pay on the due date (a Relevant Payment Date) any amount payable by it under any of the Finance Documents at the place and in the currency at or in which it is expressed to be payable unless, in relation to any payment (other than (A) a Standstill Payment (B) the payment required under clause 5.5(b)(ii) (Pre-Funding) or
(C) in respect of any prepayment pursuant to clause 20.10(a)(i) (Replacement of Lender)), the payment is made within 25 Business Days (or, if paragraph (i) below is complied with, 35 Business Days) of that Relevant Payment Date provided that:
(i)reasonable evidence of a capital call has been made to its Equity Investors has been delivered to the Facility Agent within 25 Business Days of that Relevant Payment Date; and
(ii)within 5 Business Days of that Relevant Payment Date, the Borrower has procured that (to the extent available) all amounts standing to the credit of the Collection Account and the Cash Collateral Account are applied (to the extent required) towards such amount which is payable on that Relevant Payment.
19.2 Breach of other Obligations
The Parent or the Borrower fails to observe or perform any of its obligations or undertakings under any of the Finance Documents (other than those referred to in clause 19.1 (Payment Default) and, if such failure is capable of remedy, is not remedied within 20 Business Days of the board of directors (or equivalent management body) of the Borrower or the Parent becoming aware of the relevant matter and that it constitutes a default.

19.3 Misrepresentation
Any representation or warranty which is made by the Parent or the Borrower in any of the Finance Documents or is contained in any certificate, statement or notice provided by the Borrower or Parent under or pursuant to any of the Finance Documents proves to be incorrect in any material respect when made (or when repeated or deemed to be repeated) by reference to the facts and circumstances then existing unless the circumstances giving rise to that default are capable of remedy and are remedied within 20 Business Days of the board of directors (or equivalent management body) of the Borrower becoming aware of the relevant matter and that it constitutes a default.

19.4 Invalidity, Unlawfulness and Repudiation
(a)Subject to the Reservations and the Perfection Requirements:
(i)any material obligation of the Parent or the Borrower under any Finance Document becomes invalid or unenforceable;
(ii)it is or becomes unlawful in any applicable jurisdiction for the Parent or the Borrower to perform any of its material obligations under the Finance Documents; or
(iii)the Parent or the Borrower repudiates or rescinds a Finance Document or evidences in writing an intention to repudiate or rescind a Finance Document, in the case of (i) and (ii) above, as a result of an event occurring after the date of execution of the relevant Finance Document (excluding any action, step or matter taken, procured or approved in writing by the Finance Parties, which shall include, for the avoidance of doubt, any action, step or matter otherwise permitted by the terms of a Finance Document),
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and in each case (A) to an extent which is materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents and (B) if the circumstances giving rise to that event are capable of remedy and are not remedied within 20 Business Days of the board of directors (or equivalent management body) of the Borrower becoming aware of the relevant matter and that it constitutes a default.

19.5 Cross Default
(a)Subject to paragraph (c) below, any Financial Indebtedness of the Borrower in excess of €2,000,000 (or its currency equivalent) is not paid when due (after the expiry of any originally applicable grace period).
(b)Subject to paragraph (c) below, any Financial Indebtedness of the Borrower in excess of €2,000,000 (or its currency equivalent) becomes due and payable (or is capable of being declared due and payable) prior to its stated maturity or is placed upon demand in each case by reason of an event of default (howsoever described).
(c)No Financial Indebtedness which has ceased to be due and payable or on demand or in respect of which the relevant creditor is no longer entitled to declare it due and payable will be taken into account when determining whether an Event of Default has occurred under paragraph (a) or (b) above.

19.6 Insolvency
(a)The Parent or the Borrower is unable or admits in writing inability to pay its debts as they fall due or suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally or any class of them (other than the Finance Parties) for the rescheduling of any of its Financial Indebtedness.
(b)A moratorium is declared in respect of any Financial Indebtedness of the Parent or the Borrower in excess of €2,000,000 (or its currency equivalent) in aggregate.

19.7 Insolvency Proceedings
(a)Any corporate action, legal proceedings or other formal procedure is taken for:
(i)the winding up, bankruptcy, moratorium, dissolution or administration of the Parent or the Borrower;
(ii)a composition or assignment with the Parent's or the Borrower's creditors generally for reasons of financial difficulty; or
(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of the Parent or the Borrower or any of its material assets.
(b)Paragraph (a) above shall not apply to any proceedings or actions which are contested in good faith or discharged, stayed or dismissed within 20 days of commencement.
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19.8 Similar Events Elsewhere
There occurs in relation to the Parent or the Borrower in any other applicable jurisdiction which the Parent or the Borrower (as applicable) conducts a material part of its business and has material assets any event which corresponds in that jurisdiction with any of those mentioned in clause 19.6 (Insolvency) or clause 19.7 (Insolvency Proceedings) (subject to the exceptions set out therein).

19.9 Attachment
A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any assets of the Borrower which is not discharged, stayed or dismissed within 20 days in each case where the relevant event or circumstance has a Material Adverse Effect.
19.10 Cessation of Business
The Borrower ceases to carry on all or substantially all of its business (other than as a result of a result of a disposal permitted under the terms of this Agreement) where such cessation has a Material Adverse Effect.
19.11 Compulsory Acquisition
All or any material part of the assets of any member of the Borrower are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state and such event (taking into consideration any compensation or payment received in respect thereof) has a Material Adverse Effect.
19.12 Litigation
Any litigation, arbitration or administrative or regulatory proceeding is commenced against the Borrower which is reasonably likely to be adversely determined against the Borrower and, if so determined, would have a Material Adverse Effect.
19.13 Cross Default to Underlying Subscription Agreement
(a)Subject to paragraph (b) below, an Underlying Event of Default has occurred and is continuing (in accordance with the terms of the Underlying Subscription Agreement) in respect of:
(i)condition 16.2 (Payment Default) of the Underlying Notes;

(ii)condition 16.7 (Insolvency) of the Underlying Notes;

(iii)condition 16.8 (Insolvency Proceedings) of the Underlying Notes;
(iv)condition 16.9 (Similar Events Elsewhere) of the Underlying Notes;

(v)condition 16.11 (Cessation of Business) of the Underlying Notes;

(vi)condition 16.3(a) (Breach of other Obligations) of the Underlying Notes;
(vii)condition 16.5 (Invalidity, Unlawfulness and Repudiation) of the Underlying Notes, only to the extent that such event of default under the Underlying Finance Documents could reasonably be expected to materially and adversely affect the rights of the Finance Parties (taken as a whole); or
(viii)condition 16.3(b) (Breach of other Obligations) of the Underlying Notes but only in respect of condition 15.25 (Investment Agreement and Shareholders' Agreement) of the Underlying Notes and only to the extent such condition applies to the Underlying Shareholders' Agreement;

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(b)A notice has been sent by the Underlying Noteholders' Representative to the Underlying Issuer pursuant to condition 16.15 (Acceleration) of the Underlying Notes.
(c)The voting rights of the Borrower (in its capacity as a noteholder pursuant to the Underlying Finance Documents) are excluded for the purposes of calculating the "Majority Noteholders" (as that term is defined under the Underlying Finance Documents) in accordance with clause 5.5 (Excluded Noteholders) of the Underlying Approved Transfer Letter and has been excluded for a period of 20 Business Days or more, unless such circumstances arise as a result of the Borrower complying with the terms of clause 18.22 (Reserved Matters).
(d)An Underlying Event of Default has occurred and is continuing (in accordance with the terms of the Underlying Subscription Agreement) in respect of the following conditions in the Underlying Notes:
(i)condition 16.6(a) (Cross Default) of the Underlying Notes insofar as it relates to the Underlying Issuer;
(ii)condition 16.6(d) (Cross Default) of the Underlying Notes; and/or
(iii)16.6(b) (Cross Default) of the Underlying Notes only to the extent that such condition applies to either:
(A)an insolvency, insolvency, insolvency proceedings, cessation of business, invalidity or unlawfulness and repudiation (however so described) event of default (howsoever described) in relation to the applicable Financial Indebtedness of the Underlying Issuer; or
(B)the acceleration of Financial Indebtedness of the Underlying Issuer by the relevant creditors.
19.14 Acceleration
(a)Subject to clause 19.15 (Certain Funds) and paragraph (b) below, at any time after the occurrence of an Event of Default which is continuing, the Facility Agent may, but only if so directed by the Majority Lenders, by written notice to the Borrower:
(i)terminate all or part of the availability of the Facility whereupon the relevant part of the Facility shall cease to be available for utilisation, the relevant part of the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Utilisations under this Agreement in respect of the part of the Commitments so cancelled;
(ii)(after expiry of an applicable grace period mandatorily provided by applicable law, if any) declare all or part of the Loans, together with accrued interest thereon and any other sum then payable under any of the Finance Documents to be immediately due and payable whereupon such amounts shall become so due and payable; and/or
(iii)(after expiry of an applicable grace period mandatorily provided by applicable law, if any) declare all or part of the Loans to be payable on demand whereupon the same shall become payable on demand.
(b)The Finance Parties shall not be entitled to take the actions and steps set out in paragraph (a) above as a result of an Event of Default which is continuing pursuant to clause 19.13 (a), (b) or (d) (Cross Default to Underlying Subscription
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Agreement) (the occurrence of such Event of Default being a Standstill Commencement Date) unless such Event of Default is continuing for a period of 90 days (the Standstill Period) or more, and provided that, in respect of any such Event of Default (other than pursuant to clause 19.13(a)(viii) (Cross Default to Underlying Subscription Agreement)):
(i)within 25 Business Days (or, if reasonable evidence of a capital call has been made to its Equity Investors, has been delivered to the Facility Agent, 35 Business Days) of the first Standstill Commencement Date to occur pursuant to this Agreement, Loans are prepaid by an amount such that the Back-Lever LTV (as at the first Standstill Commencement Date) is reduced by at least 20 per cent. (so if the Back-Lever LTV was 72 per cent., reduced to 52 per cent) (including, but not limited to, any prepayments made pursuant to clause 7 (Prepayment)) (and, if any other such Event of Default occurs, no further Back-Lever LTV reduction or prepayment of the Loans shall be required pursuant to this paragraph (i)); and
(ii)within 5 Business Days of the first Standstill Commencement Date to occur under this Agreement, the Borrower has procured that (to the extent available) all amounts standing to the credit of the Collection Account and the Cash Collateral Account are applied (to the extent required) towards the prepayment of the Loans up to an amount such that the Back-Lever LTV (as at the date of the first Standstill Commencement Date) is reduced by 20 per cent (so if the Back-Lever LTV was 72 per cent., reduced to 52 per cent) (and, if any other such Event of Default occurs, no further Back- Lever LTV reduction or prepayment of the Loans shall be required pursuant to this paragraph (ii)).
19.15 Certain Funds
Notwithstanding any other term of the Finance Documents, if the conditions precedent referred to in clause 4.1 (Initial Conditions Precedent) have been satisfied (or, as the case may be, waived), during the Certain Funds Period no Finance Party shall be entitled to:
(a)refuse to participate in or make available any Certain Funds Utilisation;
(b)exercise any right of cancellation, termination, rescission, set-off, counterclaim or similar right or remedy which it may have in relation to any Certain Funds Utilisation (or the proceeds thereof or the Facility, Commitments and/or Finance Documents relating thereto); and/or
(c)accelerate or cause repayment of any Certain Funds Utilisation or otherwise demand or require repayment or prepayment of any sum from (or take any other action against) the Borrower or the Parent or enforce (or instruct the Security Agent to enforce) any Transaction Security, provided that paragraphs (a) and (b) above shall not apply to the extent the entitlement to take any such action arises by reason of:
(i)any Event of Default which is continuing under (but in each case only to the extent such Event of Default relates only to the Borrower or, where relevant, to the Parent):

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(A)clause 19.1 (Payment Default) in respect of principal, interest or fees (in each case excluding any fees payable for the account of the Facility Agent or the Security Agent);
(B)clause 19.2 (Breach of other Obligations), but only to the extent it consists of a breach of the undertakings contained in clause 18.7 (Financial Indebtedness), clause 18.8 (Loans or Credit), clause 18.9 (Negative Pledge), clause 18.10 (Acquisitions), clause 18.12 (Disposals), clause 18.13 (No Guarantee or Indemnities), clause 18.14 (Dividends and Payments on Subordinated Debt) and clause 18.17 (Share Capital) and clause 18.18 (Holding companies);
(C)clause 19.3 (Misrepresentation), but only to the extent it consists of a breach of the representations and warranties contained in clause 15.1 (Incorporation), clause 15.2 (Power), clause 15.3 (Authority) and clause 15.6 (Non-Conflict) (other than paragraph (c) thereof);
(D)clause 19.4 (Invalidity, Unlawfulness and Repudiation), provided that the words or evidences in writing an intention to repudiate or rescind a Finance Document in paragraph (a)(iii) of clause 19.4 (Invalidity, Unlawfulness and Repudiation) shall be deemed deleted;
(E)clause 19.6 (Insolvency), provided that the words "or any class of them" in paragraph (a) of that clause shall be deemed deleted; or
(F)clause 19.7 (Insolvency Proceedings)
(G)clause 19.8 (Similar Events Elsewhere);

(ii)the occurrence of a Change of Control; or
(iii)it becoming unlawful after the date of this Agreement in any applicable jurisdiction for such Finance Party to fund the relevant Certain Funds Utilisation or, as the case may be, continue to make available the relevant Commitment, in each case as contemplated by this Agreement (however, for the avoidance of doubt, such unlawfulness shall not affect the obligation of any other Finance Party to fund or make available any Certain Funds Utilisation), provided further that, at any time following the last day of the Certain Funds Period, nothing in this clause 19.15 shall prevent the Lenders from exercising any rights of rescission, cancellation, termination or acceleration whether pursuant to clause 19.14 (Acceleration) or otherwise or any rights of set-off or counterclaim under the Finance Documents in respect of the Borrower and/or any Certain Funds Utilisations made available to the Borrower but, for the avoidance of doubt, no such action may be taken to recover or prohibit the application of the proceeds of any Certain Funds Utilisation until the expiry of the Certain Funds Period.
19.16 Excluded Matters

Notwithstanding any other term of the Finance Documents:
(a)prior to the end of the Certain Funds Period, no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document relating to existing financing arrangements of any member of the Underlying Group or the Underlying Target Group arising as a direct or indirect
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result of any member of the Borrower entering into and/or performing its obligations under any Finance Document;
(b)no failure to comply with any term of any Finance Document (including any obligation to pay any amount to a Sanctioned Finance Party) where to comply with that term may result in a breach of any Sanctions (as determined by the Borrower in good faith); and
(c)no Excluded Event,
shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default.

20.Changes to the Lenders
20.1 Assignments and Transfers by the Lenders
Subject to this clause 20, a Lender (the Existing Lender) may:
(a)assign any of its rights and benefits;

(b)transfer by novation any of its rights, benefits and obligations
(c)sub-participate its interests (or similar or equivalent arrangement or transaction), and/or under the Finance Documents to:
(i)another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or
(ii)any other person approved in writing by the Borrower,
(the New Lender).
20.2 Conditions of Assignment or Transfer
(a)Unless otherwise agreed by the Borrower and the Facility Agent, any partial assignment or transfer must be of at least €30,000,000 in aggregate, provided that lesser amounts may be transferred where following such assignment or transfer (as the case may be) both the Existing Lender (if it continues to have any Commitments) and the New Lender have Commitments of at least
€30,000,000 in aggregate (net of any re-transfer).
(b)For the purposes of calculating the minimum amounts specified in paragraph (a) above, where the New Lender is a Fund, such amounts shall be calculated by reference to the aggregate portion of the Facility held by that Fund together with all its Related Funds.
(c)Any proposed assignment, novation, transfer, sub-participation, sub-contract or other arrangement or transaction having a similar effect (each a Debt Purchase Transaction) must promptly be notified to the Borrower (including the identity of the proposed New Lender or other counterparty) and in addition:
(i)prior to the end of the Certain Funds Period, any Debt Purchase Transaction shall require the prior written consent of the Borrower (to be provided in its sole discretion); and

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(ii)after the end of the Certain Funds Period:
(A)any Debt Purchase Transaction to a proposed New Lender which is named on the Transfer White List shall require consultation with the Borrower (including as to the identity of the proposed New Lender); and
(B)any other Debt Purchase Transaction shall require the prior written consent of the Borrower, in each case unless an Event of Default pursuant to clauses 19.1 (Payment Default), 19.6 (Insolvency) or 19.7 (Insolvency Proceedings) or
19.8 (Similar Events Elsewhere) (in each case in respect of the Borrower only) is continuing or such assignment or transfer or sub-participation is to or with another Lender or (unless otherwise provided in the Transfer White List) an Affiliate or a Related Fund of the Existing Lender.
(d)Notwithstanding anything to the contrary in this Agreement, any Debt Purchase Transaction:
(i)involving a person which is (or would be on becoming a Lender) a Defaulting Lender or an Industrial Competitor; or
(ii)to, with, involving or in favour of any person that is incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, shall require the prior written consent of the Borrower (in its sole discretion).

(e)Notwithstanding anything to the contrary in this Agreement:
(i)during the Certain Funds Period, the Original Lender may transfer, assign or sub-participate its Commitments to Goldman Sachs Lending Partners LLC, Goldman Sachs Bank Europe SE and/or Goldman Sachs International Bank provided that any such transferee shall be deemed to accept all conditions precedent already having been confirmed as satisfactory by the Original Lender; and
(ii)no GS Related Entity shall be required to notify the Borrower of any Debt Purchase Transaction involving another GS Related Entity (provided, for the avoidance of doubt, that such Debt Purchase Transaction to such GS Related Entity would have been permitted by the the "Approved List" (as that term is defined in the Underlying Approved Transfer Letter))).
(f)Notwithstanding anything to the contrary in this Agreement:
(i)unless the Borrower otherwise confirms in writing (acting in its sole discretion), any proposed New Lender must be a bank, insurance company and/or investment collective undertaking (including, for the avoidance of doubt, any debt fund or similar of such investment collective undertaking) managed by a regulated fund manager, in each case which is resident and/or established in a Co-operative Jurisdiction;
(ii)prior to receiving any Confidential Information, any New Lender or other counterparty with whom the Lender enters into a Debt Purchase Transaction will be required to deliver a confidentiality undertaking to the Underlying Issuer in the form required by the Underlying Subscription Agreement; and
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(iii)no Debt Purchase Transaction is permitted to the extent it is not permitted pursuant to or would otherwise contravene the terms of the Underlying Subscription Agreement and/or Underlying Notes, unless the Underlying Issuer has provided its written consent to the Borrower.
(g)For the purpose of this clause 20.2:
Industrial Competitor means any competitor, supplier or sub-contractor of the Borrower or the Underlying Group in any of the material activities of the Borrower or the Underlying Group (or any person that it is an Affiliate of or is acting (in relation to this Agreement) on behalf of such person) provided that for the purposes of any Debt Purchase Transaction involving a GS Related Entity, no Goldman Sachs entity (including, for the avoidance of doubt, all its local branches, subsidiaries, affiliates and respective internal proprietary trading or captive CLO businesses and any of their successors) shall be regarded as an Industrial Competitor of the Borrower (or any person that it is an Affiliate of the Borrower) or the Underlying Group for the purposes of this Agreement.
Transfer White List means:
(i)subject to paragraph (ii) below, the list of 'approved lenders' agreed by the Borrower and the Arranger prior to the date of this Agreement (as updated from time to time with the consent of the Borrower and the Facility Agent, each acting reasonably) and excluding any person which is removed from the "Approved List" (as that term is defined in the Underlying Approved Transfer Letter) pursuant to the terms of the definition of "Approved List" (as that term is defined in the Underlying Approved Transfer Letter); or
(ii)if any Event of Default has occurred and is continuing (other than in relation to clause 19.13 (Cross Default to Underlying Subscription Agreement)), the "Approved List" (as that term is defined in the Underlying Approved Transfer Letter)).
Co-operative Jurisdiction means each jurisdiction listed in Schedule 12 (Co- operative Jurisdictions).
(h)An assignment or transfer will only be effective:

(i)if:
(A)in the case of an assignment, the Facility Agent has received written confirmation from the New Lender (either under an Assignment Certificate or otherwise in form and substance satisfactory to the Facility Agent and the Borrower) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and
(B)in the case of a transfer, the procedure set out in clause 20.5 (Procedure for Transfer) has been complied with;
(ii)on performance by the Facility Agent and the Security Agent of all "know your customer" or other similar checks relating to any person that it is required to carry out under all applicable laws in relation to such assignment or transfer, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender; and

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(iii)if the New Lender satisfies all applicable legal and regulatory requirements referred to in paragraph (b) of clause 10.6 (Filings).
(i)If:
(i)a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents (including by way of a Debt Purchase Transaction) or changes its Facility Office; and
(ii)as a result of circumstances existing at the date such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 10 (Taxes) or clause 11.2 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(j)Upon request of the Borrower, the Facility Agent will promptly provide the Borrower with an accurate and up-to-date list of the Lenders under each of the Facility and their respective Commitments. The Facility Agent, acting for this purpose as an agent of each Borrower, shall maintain at the Facility Agent's address or account a copy of each New Lender Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Utilisations (and related interest amounts) owing to each Lender pursuant to the terms hereof from time to time (the Register). Further, each Register shall contain the name and address of the Facility Agent and the lending office through which each such person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, and the Finance Parties shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes under the Finance Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Security Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(k)Without prejudice to any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under this Agreement, each Lender may without consulting with or obtaining consent from the Borrower, at any time enter into credit insurance or similar insurance transaction with an insurance company or reinsurance company and/or charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(i)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(ii)in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, provided that such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement in

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relation to those obligations subject to any such arrangements, and provided further that no such insurance transaction, charge, assignment or Security shall:
(A)result in such Lender not retaining the unrestricted right to exercise all voting and similar rights in respect of its Commitments, free of any obligation to act on the instructions of any other person; or
(B)release a Lender from any of its obligations under the Finance Documents or substitute the relevant insurance company or reinsurance company or the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents;
(C)require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents; or
(D)trigger any direct or indirect Tax costs on the Borrower associated to or deriving from such transaction except to the extent such costs are borne by the relevant Lender.
(l)Each New Lender irrevocably and unconditionally agrees and confirms that:
(i)it has approved each request for a consent, amendment, release or waiver made by the Borrower (or the Facility Agent on behalf of the Borrower) and approved by the requisite Lenders in accordance with clause 30 (Amendments and Waivers) on or prior to the date which any assignment or transfer to which it is a party becomes effective pursuant to this clause 20 (each an Approved Amendment); and
(ii)the Facility Agent has authority to execute on its behalf any agreement or other document relating to an Approved Amendment.
(m)Unless otherwise agreed by the Borrower:
(i)prior to the end of the Certain Funds Period, the Original Lenders shall not be relieved, released or novated from their obligations under this Agreement (including their obligations to fund the Facility on any Utilisation Date during the Certain Funds Period) in connection with any Debt Purchase Transaction;
(ii)in respect of any undrawn Commitments prior to the end of the Certain Funds Period:
(A)no assignment or transfer shall become effective with respect to all or any portion of Commitments of the Original Lenders; and
(B)each Original Lender shall retain exclusive control over all rights and obligations with respect to its Commitments, including all rights with respect to consents, modifications, waivers and amendments.
(n)Any condition or restriction in this clause 20 may be waived with the prior written consent of the Borrower and the Facility Agent.
20.3 Assignment or Transfer Fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of €3,500.
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20.4 Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, no Existing Lender or other Finance Party makes any representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)the financial condition of any Transaction Obligor;
(iii)the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 20; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.
20.5 Procedure for Transfer
(a)Subject to the conditions set out in clause 20.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate. Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.
(b)The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all know your customer or other similar checks relating to any person that it is required to carry out under all applicable laws in relation to the transfer to such New Lender.
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(c)On the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);
(ii)each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;
(iii)the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under this Agreement; and
(iv)the New Lender shall become a Party as a Lender.
(d)The Parties hereby expressly accept and confirm, for the purpose of articles 1278 and 1281 of the Luxembourg Civil Code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this agreement, any security interest created under any Security Document or guarantee granted under any Finance Documents shall automatically and without any formality continue in full force and effect to the benefit of each relevant assignee or transferee shall be preserved for the benefit of any New Lender.
20.6 Copy of New Lender Certificate to Borrower
The Facility Agent shall as soon as reasonably practicable send to the Borrower a copy of each executed New Lender Certificate.
20.7 Lender Confirmations
(a)Each Original Lender shall indicate opposite its name in Schedule 1 (The Original Lenders) or, in the case of a Lender which becomes a Party to this Agreement as a Lender after the date of this Agreement, shall indicate and confirm in the relevant New Lender Certificate (or, as the case may be, Increase Confirmation pursuant to which it becomes a Lender) which of the following categories it falls in in relation to the Borrower:
(i)not a Qualifying Lender;

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(ii)a Qualifying Lender (other than a Treaty Lender);

(iii)a Treaty Lender; or
(iv)it will become a Qualifying Lender on completion of certain procedural formalities.
(b)If a person becoming a Lender fails to indicate its status in accordance with paragraph (a) above, until such time as that Lender has provided the relevant notifications to the Facility Agent and the Borrower (if not in a New Lender Certificate or an Increase Confirmation, in form and substance satisfactory to the Facility Agent and the Borrower), the Facility Agent and the Borrower shall be entitled to treat such Lender as not being a Qualifying Lender for all purposes under the Finance Documents.
(c)Each person which becomes a Finance Party after the date of this Agreement shall also specify, in the documentation which it executes on becoming a Party as a Finance Party, that it is not incorporated, domiciled, established, receiving payment on an account opened in, or acting through a Facility Office situated in, a Non-Cooperative Jurisdiction. If such a Finance Party fails to indicate its status in accordance with this paragraph (c), then that Finance Party shall be treated for the purposes of this Agreement (including by the Borrower) as if it is incorporated, domiciled, established, receiving payment on an account opened in, or acting through a Facility Office situated in, a Non-Cooperative Jurisdiction until such time as it notifies the Facility Agent its status (and the Facility Agent, upon receipt of such notification, shall inform the Borrower).
(d)If a Lender is or becomes a Non-Cooperative Jurisdiction Lender or a Defaulting Lender, it shall promptly notify the Facility Agent. If the Facility Agent receives such notification from a Lender it shall promptly notify the Borrower. Without prejudice to the foregoing, each Lender shall promptly provide to the Facility Agent and the Borrower (if requested by the Facility Agent or the Borrower):
(i)a written confirmation that it is, or, as the case may be, is not a Non-
Cooperative Jurisdiction Lender or a Defaulting Lender; and
(ii)such documents and other evidence as the Facility Agent and/or the Borrower may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above.
Until such time as a Lender has complied with any request pursuant to this paragraph (d) the Facility Agent and the Borrower shall be entitled to treat such Lender as a Non-Cooperative Jurisdiction Lender or, as the case may be, a Defaulting Lender for all purposes under the Finance Documents.
20.8 Disclosure of Information
Without prejudice to clause 26.7 (Confidentiality), any Lender may disclose to any of its Affiliates and any other person:
(a)to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or
(b)with (or through) whom that Lender enters into (or may potentially enter into) any sub participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower;

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(c)for whose benefit that Lender pledges any of its Loans pursuant to paragraph (k) of clause 20.2 (Conditions of Assignment or Transfer); or
(d)appointed by that Lender or any of its Affiliates to provide administration or settlement services in respect of one or more of the Finance Documents (including, without limitation, in relation to the trading of participations in respect of the Finance Documents), in each case to the extent necessary to enable such person to provide the relevant services, any Confidential Information as that Lender (acting reasonably) shall consider appropriate provided that the person to whom such information is given has:
(i)entered into a confidentiality undertaking in the form required pursuant to (and in accordance with) clause 17.2 (Disclosure of Confidential Information) of the Underlying Subscription Agreement; and
(ii)entered into a confidentiality undertaking (addressed to and capable of being relied upon by the Borrower) substantially in the form set out in Schedule 7 (Confidentiality Undertaking) or in respect of disclosure of confidential information to administration or settlement services providers, the LMA Master Confidentiality Undertaking for use with Administration/Settlement Services Providers (or such other form as the Borrower may agree), and provided that prior to disclosing any information pursuant to this clause 20.8 a Lender must deliver to the Borrower a copy of each such confidentiality undertaking entered into by the proposed recipient of that information.
20.9 Sub-participation
Subject to clause 20.2 (Conditions of Assignment or Transfer), each Lender shall be permitted to sub-participate any or all of its rights and/or obligations hereunder (or enter into a similar or equivalent arrangement or transaction), provided that:
(a)any Lender which enters into any sub-participation or other risk sharing arrangement shall only be entitled to receive payments under clause 10 (Taxes) with reference to any interest paid on the sub-participated commitment (i) to the same extent as such Lender would have been if it had not entered into such sub- participation or (ii) for an amount equivalent to the payment which would have been due to the sub-participant under clause 10 had the sub-participant been a Lender, if lower;
(b)if the Borrower would be obliged to make payment to the Lender of any amount required to be paid by the Borrower under clause 11.2 (Increased Costs), that Lender shall not be entitled to receive or claim any amount under those clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation had not occurred;
(c)such Lender either:
(i)retains the unrestricted right to exercise all voting and similar rights in respect of its Commitments (the Voting Rights), free of any obligation to act on the instructions of any other person; or
(ii)prior to entering into such sub-participation provides the Borrower with details of the proposed sub-participant (and, unless an Event of Default is continuing or such sub-participation is with another Lender, an Affiliate of a Lender or a fund managed by the same entity or affiliated entities,
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consults with the Borrower regarding the identity of such proposed sub- participant) and any Voting Rights to be transferred (directly or indirectly) in connection therewith;
(d)the relationship between the Lender and the proposed sub-participant or sub- contractor is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or the Borrower); and
(e)the proposed sub-participant or sub-contractor will under no circumstances:
(i)be subrogated to, or be substituted in respect of, the relevant Lender's claims under this Agreement; or
(ii)otherwise have any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement (in its capacity as sub- participant or sub-contractor under that arrangement).
20.10 Replacement of Lender
(a)If at any time any Lender:
(i)has failed to respond to a Relevant Request in accordance with and prior to the applicable deadline set out in clause 18.22 (Reserved Matter);
(ii)provided a decision in relation to a Reserved Matter which does not align with the Borrower's voting preference in relation to such Reserved Matter; or
(iii)becomes:

(A)an Increased Costs Lender;

(B)a Non-Consenting Lender; or
(C)a Defaulting Lender,
then the Borrower may, on three Business Days' prior notice to the Facility Agent and that Lender:
(A)replace that Lender by requiring such Lender to (and that Lender shall) transfer pursuant to clause 20.1 (Assignments and Transfers by the Lenders) all or any part of its rights and obligations under this Agreement to one or more Lender or other bank, financial institution, trust, fund or other person selected by the Borrower which confirms its willingness to assume those rights and obligations of the transferring Lender; and/or
(B)prepay (or procure that the Borrower prepays) all or any part of that Lender's participation in the outstanding Utilisations; and/or
(C)cancel all or any part of that Lender's Commitments,
in the case of paragraphs (A) and (B) above, for a purchase price or in an amount (as applicable) equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations to be transferred or, as the case may be, prepaid and all accrued interest and fees and other amounts payable to that Lender under this Agreement in respect of such participation (the Replacement Amount). Notwithstanding the requirements of this clause 20, in the case of a replacement of a Lender (as the case may be) in accordance with this clause 20, on payment of the Replacement Amount to that Lender (or the Facility Agent on behalf of that
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Lender) the relevant transfer or transfers shall automatically and immediately be effected for all purposes under this Agreement.
(b)The replacement or prepayment of a Lender pursuant to this clause 20.10 shall be subject to the following conditions:
(i)neither the Facility Agent nor the Security Agent (in their capacities as such) may be replaced or prepaid without the consent of the Majority Lenders;
(ii)neither the Facility Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or any other such entity;
(iii)unless otherwise agreed by the Majority Lenders, the Borrower shall not be permitted to prepay a Non-Consenting Lender (in such capacity) unless that payment is funded (directly or indirectly) with the proceeds of (without double counting) any Equity Contribution or Available Funds;
(iv)in the case of the replacement of a Non-Consenting Lender (in such capacity), such replacement must take place no later than three Months after the date on which the Borrower receives notice that such Lender has become a Non-Consenting Lender; and
(v)a Lender replaced or prepaid pursuant to paragraphs (a)(C)(A) and (a)(C)(B) above shall not be required to pay or surrender to the replacement Lender or other entity any of the fees received by it pursuant to this Agreement.
(c)In the case of a replacement of an Increased Cost Lender, the Borrower shall pay any relevant additional amounts due to that Increased Cost Lender on or prior to it being replaced and the payment of those additional amounts shall be a condition to replacement.
(d)For the purposes of this clause 20.10:
(i)an Increased Cost Lender is:
(A)a Lender to whom the Borrower becomes obligated (or would become obligated if that Lender remained a Lender) to pay any amount pursuant to clause 10 (Taxes), clause 11.1 (Illegality), clause 11.2 (Increased Costs) or clause 11.4 (Change in Market Conditions);
(B)a Lender to whom any amount payable by the Borrower under a Finance Document is not, or will not be when the relevant corporate income tax is calculated (or in each case would not be if that Lender remained a Lender), deductible from the Borrower's taxable income for tax purposes by reason of that amount being:
(aa)     paid or accrued to a Lender incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or
(bb)     paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non- Cooperative Jurisdiction;
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(ii)a Non-Consenting Lender is:
(A)a Lender which does not agree to any amendment, consent, request or waiver which:
(aa)     is sought by the Borrower (or the Facility Agent on its behalf);
(bb)     requires the approval of the Super Majority Lenders or all Lenders; and

(cc) the Majority Lenders have approved; and/or
(B)a Lender whose participation and/or Commitment has been excluded in relation to any request pursuant to clause 30.4 (Excluded Commitments); and
(iii)a Defaulting Lender is:
(A)a Lender which has failed to participate in a Utilisation it is obliged to make under this Agreement; and/or
(B)a Lender which has given notice to the Borrower or the Facility Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in, a Utilisation; and/or
(C)a Lender which has otherwise rescinded or repudiated a Finance Document or any term of a Finance Document; and/or
(D)a Lender with respect to which an Insolvency Event has occurred.

21.Changes to the Transaction Obligors
21.1 Assignment and Transfers by Transaction Obligors
No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
21.2 Release of Security
(a)If requested by the Borrower in connection with any disposal permitted by the terms of this Agreement, the Security Agent shall, at the cost of the Borrower:
(i)release assets directly or indirectly the subject of that disposal from the Transaction Security and any other obligations under the Finance Documents;
(ii)execute all documents and take all action requested by the Borrower to release the assets from the Transaction Security and any other obligations under the Finance Documents and, in the case of any such disposal of shares in the Borrower, over the respective assets of the Borrower (and the shares of the Borrower); and
(iii)return any physical collateral and/or, if applicable and as requested by the Borrower, issue certificates of non-crystallisation or any consent to dealing.
(b)If requested by the Borrower in connection with a Facility Change or when establishing an Additional Facility, the Security Agent shall, at the cost of the Borrower, release such assets from the Transaction Security as the Borrower may require in order to complete or facilitate that Facility Change or the establishment of that Additional Facility and if required and where applicable,
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such release shall be coupled with the retaking of the relevant security in accordance with the terms of this Agreement.

22.Role of The Facility Agent, the Security Agent, the Arranger and Others
22.1 Appointment of the Facility Agent and the Security Agent
(a)Each of the Arranger and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this agreement.
(c)Each of the Arranger and the Lenders authorises the Facility Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(d)The above notwithstanding, the Facility Agent and the Security Agent (as applicable), acting at its discretion and to the extent reasonably possible, may invite the Finance Parties to enter into and/or to enforce the rights of each Finance Document jointly with the Facility Agent and the Security Agent (as applicable). For the avoidance of doubt, the provision above does not grant any right to the Finance Parties to enter into and/or to enforce the rights under each Finance Document jointly with the Facility Agent or the Security Agent (as applicable).
(e)Each of the Arranger and the Lenders hereby releases the Facility Agent and the Security Agent (as applicable) (to the extent legally possible) from any restrictions on representing several persons and self-dealing under any applicable law to make use of any authorisation granted under this Agreement and to perform its duties and obligations as Facility Agent and the Security Agent (as applicable) hereunder and under or in connection with the Finance Documents. Any of the Finance Parties which cannot release the Facility Agent or the Security Agent (as applicable) from any such restriction shall inform the Facility Agent and the Security Agent (as applicable) as soon as practicable.
22.2 Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.
22.3 Duties of the Facility Agent
(a)The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)If the Facility Agent or the Security Agent receives notice from a Party referring to this Agreement (or in the case of the Security Agent any Security Document), describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(d)If the Facility Agent or the Security Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement (or in the case of the
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Security Agent any Security Document) it shall promptly notify the relevant Finance Parties.
(e)The Facility Agent's and the Security Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(f)The Facility Agent and Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which the Facility Agent and/or the Security Agent are expressed to be a party (and no others shall be implied).
22.4 Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger have no obligations of any kind to any other Party under or in connection with any Finance Document.
22.5 No Fiduciary Duties
(a)Nothing in this Agreement constitutes the Facility Agent, the Security Agent and/or the Arranger as a trustee or fiduciary of any other person.
(b)The Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.
(c)The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
22.6 Business with the Borrower
The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.
22.7 Rights and Discretions
(a)The Facility Agent and the Security Agent may rely on:
(i)any representation, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and
(iii)a certificate from the Borrower, the Parent or any Finance Party (other than the Facility Agent and the Security Agent):
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of such person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

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(b)Each of Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Lenders or the Secured Parties) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under clause 19.1 (Payment Default));
(ii)any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised
(iii)any instructions received by it from the Majority Lenders, any Lenders or any Group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(iv)unless it has received a notice of revocation, that those instructions have not been revoked.
(c)Each of Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent and Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent and Security Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent or Security Agent in its reasonable opinion deems this to be necessary.
(e)The Facility Agent and Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent, the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)Each of Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.
(g)Each of Facility Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received in its capacity as Facility Agent under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, each of Facility Agent and the Security Agent may disclose the identity of an Increased Cost Lender, a Non-Consenting Lender and/or a Defaulting Lender to the Borrower and shall disclose the same upon the written request of the Borrower.
(i)Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or a duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security or prefunding for, such risk or liability is not reasonably assured to it.
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22.8 Majority Lenders' Instructions
(a)Unless a contrary indication appears in a Finance Document, each of Facility Agent and the Security Agent shall:
(i)act in accordance with any instructions given to it by the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be) or, if so instructed by the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be), refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent (as applicable); and
(ii)not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be).
(b)Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be) will be binding on all the Finance Parties.
(c)The Facility Agent and Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent and Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(d)Save in the case of decisions which are stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Lenders.
(e)The Facility Agent or Security Agent (as applicable) may refrain from acting in accordance with the instructions of the Majority Lenders until it has received such indemnification, security and/or (in respect of funding a Utilisation) prefunding as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(f)In the absence of instructions from the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be), save where acting or refraining from acting is specifically stated to require the instructions of the Majority Lenders (or the Super Majority Lenders or all Lenders, as the case may be), the Facility Agent or Security Agent (as applicable) may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(g)The Facility Agent and the Security Agent (as applicable) is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

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(h)Each New Lender irrevocably and unconditionally agrees and confirms that:
(i)it has approved each request for a consent, amendment, release or waiver made by the Borrower (or the Facility Agent on behalf of the Borrower) and approved by the requisite Lenders in accordance with clause 30 (Amendments and Waivers) on or prior to the date which any assignment or transfer to which it is a party becomes effective pursuant to clause 20 (Changes to the Lenders) (each an Approved Amendment); and
(ii)    the Facility Agent has authority to execute on its behalf any agreement or other document relating to an Approved Amendment.
22.9 Responsibility for Documentation
None of the Facility Agent, any Arranger or the Security Agent:
(a)is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any Arranger, the Security Agent, the Borrower or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents;
(b)is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or
(c)is responsible for any determination as to whether any information provided (or to be provided) to any Finance Party is or may be non-public or price-sensitive information the use of which may be regulated or prohibited by applicable legislation relating to insider dealing or otherwise (provided that if any Party has received notice from another Party stating that any such information is non-public or price-sensitive it shall treat that information accordingly).
22.10 Exclusion of Liability
(a)Without limiting paragraph (b) below, none of the Facility Agent or the Security Agent will be liable to any of the Finance Parties for any action taken or not taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence, wilful misconduct or breach of any term of the Finance Documents.
(b)No Party (other than the Facility Agent, the Security Agent or the Borrower (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Security Agent, or the Borrower in respect of any claim it might have against the Facility Agent, the Security Agent or the Borrower or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Security Agent or the Borrower may rely on this clause 22.10 subject to clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.
(c)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating

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procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any know your customer or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.
(e)Each Lender acknowledges that in the event that the Facility Agent is required by law or any contractual arrangement with a Tax authority to make a deduction or withholding for or on account of Tax from a payment made by the Facility Agent under a Finance Document the Facility Agent shall be authorised and entitled to make such deduction or withholding (and no Lender will have any claim or recourse to the Facility Agent on account of any such deduction or withholding).
22.11 Lenders' Indemnity to the Facility Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of the Facility Agent's or the Security Agent's gross negligence, wilful misconduct or breach of any material term of the Finance Documents) in acting as Facility Agent or as Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).
22.12 Resignation of the Facility Agent and the Security Agent
(a)Each of the Facility Agent and the Security Agent may, after consultation with the Borrower, resign and appoint one of its Affiliates acting through a Facility Office in the United Kingdom (or any other jurisdiction approved by the Borrower) being a reputable bank or other institution experienced in multi-jurisdictional transactions of this type as successor by giving notice to the Lenders and the Borrower, provided that such Affiliate is not incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
(b)Alternatively the Facility Agent or the Security Agent may, after consultation with the Borrower, resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (with consent of the Borrower) may appoint a successor Facility Agent or Security Agent acting through an office in the United Kingdom (or any other jurisdiction approved by the Borrower), being a reputable bank or other institution experienced in multi-jurisdictional transactions of this type, provided that such successor Facility Agent or Security Agent is not incorporated, domiciled, established, located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
(c)If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or Security Agent acting through a Facility Office in the United Kingdom (or any other jurisdiction approved by the Borrower), being a reputable bank or other institution experienced in multi-jurisdictional transactions of this type, provided that such successor Facility Agent or Security Agent is not incorporated, domiciled, established,
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located, resident or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
(d)The retiring Facility Agent or Security Agent shall, at its own cost, make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.
(e)The Facility Agent's or Security Agent's resignation notice shall only take effect upon the appointment of a successor in accordance with this Agreement.
(f)Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 22.12. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above.
(h)If at any time, the Borrower reasonably believes that the Facility Agent may not be entitled to receive payments free from any Tax Deduction for or on account of FATCA, it may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above (with a successor Facility Agent to be appointed by the Majority Lenders in accordance with paragraph (b) above within 30 days of notice by the Borrower requiring the Facility Agent to resign).
(i)In the event that any amount payable by the Borrower under a Finance Document is not (or will not be when the relevant corporate income tax is calculated) deductible from the Borrower's taxable income for tax purposes by reason of that amount being:
(i)paid or accrued to a Facility Agent incorporated, domiciled, established, located, resident or acting through an office situated in a Non-Cooperative Jurisdiction; or
(ii)paid to an account opened in the name of or for the benefit of a Facility Agent in a financial institution situated in a Non-Cooperative Jurisdiction, the Borrower may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above (with a successor Facility Agent to be appointed by the Majority Lenders in accordance with paragraph (b) above within 30 days of notice by the Borrower requiring the Facility Agent to resign).
22.13 Confidentiality
(a)In acting as agent or trustee for the Finance Parties, the Facility Agent or Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or Security Agent shall not be deemed to have notice of it.
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22.14 Relationship with the Lenders
(a)The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement and provided that such Lender is not lending through the Facility Office which is in any of those countries designated by the Financial Action Taskforce on Money Laundering as Non-Co- operative Countries and Territories.
(b)Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.
(c)Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 26.2 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
22.15 Credit appraisal by the Finance Parties
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent, each Arranger and Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of the Borrower;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;
(c)whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(d)the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, the Security Agent, any Party or by
any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
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(e)the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.
22.16 Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
22.17 Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents for its own account the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of such amount owed to the Facility Agent. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
22.18 Reliance and Engagement Letters
Each Finance Party confirms that each Arranger and/or the Facility Agent has authority to accept on its behalf the terms of any reliance, hold harmless, engagement or similar letters relating to the Reports or any other reports, certificates or letters provided by any accountants, auditors or other persons in connection with any of the Finance Documents or any of the transactions contemplated in the Finance Documents (and ratifies the acceptance on its behalf of any letters, certificates or reports already accepted by the Arranger or the Facility Agent) and to bind it in respect of those Reports, reports, certificates or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
22.19 No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:
(a)require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Charged Property;
(b)obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(c)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(d)take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or
(e)require any further assurance in relation to any Security Document.
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22.20 Insurance by Security Agent
(a)The Security Agent shall not be obliged:
(i)to insure any of the Charged Property;

(ii)to require any other person to maintain any insurance; or
(iii)to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.
22.21 Custodians and nominees
The Security Agent may (at the cost of the Finance Parties) appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this agreement or any document relating to the trust created under this agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this agreement or be bound to supervise the proceedings or acts of any person.
22.22 Delegation by the Security Agent
(a)Each of the Security Agent, any Receiver and any Delegate may, (following consultation with the Facility Agent) at any time (at the cost of the Finance Parties), delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)That delegation may be made upon any terms and conditions (including the power to delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.
(c)No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or delegate.
22.23 Additional Security Agents
(a)The Security Agent (at the cost of the Finance Parties) may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co- trustee jointly with it:
(i)if it considers that appointment to be in the interests of the Secured Parties;
(ii)for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

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(iii)for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this agreement, be treated as costs and expenses incurred by the Security Agent.
22.24 Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.
22.25 Winding up of trust
If the Security Agent, with the approval of the Facility Agent, determines that:
(a)all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:
(i)the trusts set out in this agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and
(ii)any Security Agent which has resigned pursuant to clause22.12 (Resignation of the Facility Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.
22.26 Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
22.27 Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this agreement, the provisions of this agreement shall, to the extent

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permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this agreement shall constitute.

22.28 Amounts paid in error
(a)If the Facility Agent pays an amount to another Finance Party and within three Business Days of the date of payment the Facility Agent notifies that Finance Party that such payment was an Erroneous Payment (as defined below) the Finance Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent.
(b)Neither:
(i)the obligations of any Finance Party to the Facility Agent; nor

(ii)the remedies of the Facility Agent,
(whether arising under this Clause 22.28 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Finance Party).
(c)All payments to be made by a Finance Party to the Facility Agent (whether made pursuant to this Clause 22.28 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(d)In this Agreement, Erroneous Payment means a payment of an amount by the Facility Agent to another Finance Party which the Facility Agent determines (in its sole discretion) was made in error.

23.Application of proceeds
23.1 Order of application
Subject to clause 23.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this clause 23, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 30, in the following order:
(a)in discharging any sums owing to the Security Agent, any Receiver or any Delegate;
(b)in payment of all costs and expenses incurred by the Facility Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this agreement; and
(c)in payment to the Facility Agent for application in accordance with clause 9.4 (Partial payments).
23.2 Prospective liabilities
Following enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being

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credited to the relevant account) for later application under clause 23.1 (Order of application) in respect of:
(a)any sum to the Security Agent, any Receiver or any Delegate; and

(b)any part of the Secured Liabilities,
that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.
23.3 Investment of proceeds
Prior to the application of the proceeds of the Recoveries in accordance with clause 23.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this clause 23.3.
23.4 Currency conversion
(a)For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.
(b)The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
23.5 Permitted deductions

The Security Agent shall be entitled, in its discretion:
(a)to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this agreement; and
(b)to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this agreement).
23.6 Good discharge
Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

24.Sharing Among the Finance Parties
24.1 Payments to Finance Parties
(a)If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with clause 9.2 (By the Borrower) or clause 9.4 (Partial Payments) and applies that amount to a payment due under the Finance Documents then:

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(i)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;
(ii)the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 9.4 (Partial Payments), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(iii)the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 9.4 (Partial Payments).

24.2 Redistribution of Payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 9.4 (Partial Payments).

24.3 Recovering Finance Party's Rights
(a)On a distribution by the Facility Agent under clause 24.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
(b)If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment upon such date that the underlying amount which resulted in the Sharing Payment arising became due and payable or otherwise capable of receipt or recovery.
24.4 Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 24.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
(b)that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
24.5 Exceptions
(a)This clause 24 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 24, have a valid and enforceable claim against the Borrower.

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(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified the other Finance Party of the legal or arbitration proceedings; and
(ii)the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice or did not take separate legal or arbitration proceedings.

25.Set-Off
Subject to clause 19.15 (Certain Funds), a Finance Party may, if an Acceleration Event is continuing, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.Notices and confidentiality
26.1 Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.
26.2 Addresses
The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of each of the Parent and the Company:
(i)Address:    Ares Management, 6th Floor, 10 New Burlington St,
London W1S 3BE

(ii)Attention:    Project Dino Deal Team

(iii)Email address: [***]
With a copy to:

(iv)Address:    1800 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067
(v)Email address: [***]

(vi)Attention:    Middle Office DL
And an additional copy to:

(vii)Address:

Ares Dino HoldCo 2 Sarl

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14, Avenue Pasteur
L-2310 Luxembourg

Grand Duchy of Luxembourg
(b)in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and
(c)in the case of the Facility Agent or the Security Agent:
(i)Address:    Alter Domus Agency Services (UK) Limited/Alter Domus Trustees (UK) Limited, 30 St Mary Axe, 10th floor,
London, United Kingdom EC3A 8BF
(ii) Attention:    Agency and Legal Departments
(iii)Email address: [***]
or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

26.3 Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of email, when actually received in legible form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose; or
(ii)if by way of letter, when it has been delivered to the relevant address, and, if a particular department or officer is specified as part of its address details provided under clause 26.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).
(c)All notices from or to a Transaction Obligor shall be sent through the Facility Agent. The Borrower may make and/or deliver as agent of each Transaction Obligor notices and/or requests on behalf of each Transaction Obligor.
(d)Any communication or document made or delivered to the Borrower in accordance with this clause 26.3 will be deemed to have been made or delivered to each of the Transaction Obligors.
26.4 Notification of Address and email address
Promptly upon receipt of notification of an address and email address or change of address or email address pursuant to clause 26.2 (Addresses) or changing its own address or email address, the Facility Agent shall notify the other Parties.
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26.5 English Language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)(other than in respect of constitutional or statutory documents of the Borrower not located in any jurisdiction of which English is not the official language) if not in English, and if so reasonably required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a binding agreement or a constitutional, statutory or other official document.
26.6 Use of Websites
(a)The Borrower may satisfy its obligation under this Agreement to deliver any information to the Lenders (the Website Lenders) by posting information onto an electronic website designated by the Borrower or providing access to each Lender (or the Facility Agent on behalf of each Lender) of an applicable data room in respect of the Underlying Finance Documents (the Designated Website) if:
(i)both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(ii)the information is in a format that is legible and readable.
For the avoidance of doubt and notwithstanding anything to the contrary, services such as Intralinks and Debtdomain shall be deemed to satisfy the requirements set out in this clause 26.6 in relation to any Designated Website.
(b)The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following the Borrower notifying the Facility Agent of the details of such Designated Website.
(c)The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)the Designated Website cannot be accessed due to technical failure; or

(ii)the password specifications for the Designated Website change.
If the Borrower notifies the Facility Agent under paragraph (c)(i) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent (acting reasonably) is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)For the avoidance of doubt, providing access in accordance with the terms of this Agreement to an applicable data room in respect of the Underlying Finance Documents (in accordance with the terms of this Agreement) shall only satisfy any obligation under this Agreement to deliver any information to Lenders in respect of the Underlying Finance Documents to the extent that such information is included in such data room.
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26.7 Confidentiality
(a)Subject to clause 20.8 (Disclosure of Information), each Finance Party will:
(i)keep the Confidential Information confidential and, other than as set out in paragraph (b) below, not disclose it to anyone and ensure that the Confidential Information is protected with security measures and the degree of care that it would apply to its own confidential information;
(ii)use the Confidential Information only for the purpose of appraising the business, financial condition, creditworthiness, status and affairs of the Borrower in connection with its participation in the Facility; and
(iii)to the extent permitted by law, inform the Borrower:
(A)of the full circumstances of any disclosure made under sub- paragraph (b)(i) or (b)(ii) below; and
(B)as soon as reasonably practical after becoming aware that any Confidential Information has been disclosed in breach of this clause 26.7.
(b)The Confidential Information may be disclosed by a Finance Party:

(i)if and to the extent so required by applicable law or regulation;
(ii)if and to the extent requested by any regulator with jurisdiction over that Finance Party or any Affiliate of that Finance Party;
(iii)if it comes into the public domain (other than as a result of a breach of this clause 26.7);
(iv)to auditors, professional advisers, insurers, agents, its investors (if such Finance Party is a securitisation fund) or any Affiliate of a Finance Party on a confidential and need to know basis (but not, for the avoidance of doubt, to rating agencies);
(v)to any Holding Company of the Borrower;

(vi)to an Investor; and

(vii)with the prior written consent of the Borrower.
(c)Each Finance Party acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.
(d)Each Finance Party undertakes to inform the Borrower:
(i)of the full circumstances of any disclosure made under paragraph (b)(i) or (b)(ii) above (to the extent permitted by law and except where disclosure is to be made to any supervisory or regulatory body during the normal course of its supervisory function over that Finance Party); and
(ii)as soon as reasonably practicable after becoming aware that Confidential Information has been disclosed in breach of this Agreement.
(e)Disclosure to numbering service providers:

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(i)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:
(A)names of Transaction Obligors;
(B)country of tax residency of Transaction Obligors;

(C)place of incorporation of Transaction Obligors;

(D)the date of this Agreement;
(E)the names of the Facility Agent and the Arranger;

(F)date of each amendment and restatement of this Agreement;

(G)amounts of, and names of, the Facility (and any tranches);
(H)amount of Total Commitments;

(I)currencies of the Facility;

(J)type of Facility;
(K)ranking of the Facility;

(L)Maturity Date for the Facility;

(M)the governing law of this Agreement;
(N)changes to any of the information previously supplied pursuant to paragraphs (A) to (M) above; and
(O)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(ii)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(iii)The Facility Agent shall notify the Borrower and the other Finance Parties of:
(A)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Borrower; and
(B)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.
(f)The provisions of this clause 26.7 shall:

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(i)supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of the Borrowerin connection with the Facility ;
(ii)survive any termination of this Agreement; and
(iii)remain binding on any Finance Party which has ceased to be a party to this Agreement.
26.8 Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

27.Calculations and Certificates
27.1 Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
27.2 Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount payable under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.
27.3 Day Count Convention and Interest Calculation
(a)Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:
(i)on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and
(ii)subject to paragraph (b) below, without rounding.
(b)The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Borrower under a Finance Document shall be rounded to two decimal places.

28.Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any

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single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.Amendments and Waivers
30.1 Required Consents
(a)Subject to clause 30.2 (Exceptions) any term of the Finance Documents may be amended or waived with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 30.
30.2 Exceptions
(a)Subject as provided in paragraphs (b) to (k) below, an amendment or waiver of the following:
(i)the definition of Majority Lenders or Super Majority Lenders in clause 1.1 (Definitions);
(ii)any provision which expressly requires the consent of all the Lenders;
(iii)the definition of Anti-Corruption Law, Blocking Regulation, Economic Sanctions Law, OFAC, Sanctioned Person, Sanctioned Territory, Sanctions, Sanctions Authority, Sanctions List in clause 1.1 (Definitions), clause 15.18 (Sanctions), 18.19 (Sanctions);
(iv)clause 11.1 (Illegality);
(v)clause 18.23 (Subordination);

(vi)clause 20 (Changes to Lenders);

(vii)clause 21 (Changes to Transaction Obligors);
(viii)clause 36 (Governing law);

(ix)clause 37 (Enforcement);
(x)clause 2.2 (Finance Parties' Rights and Obligations), clause 20 (Changes to the Lenders) (to the extent restricting the rights of Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents), clause 24 (Sharing among the Finance Parties) or this clause 30 );
(xi)the introduction of an additional loan, commitment or facility into the Finance Documents (but excluding the addition of one or more Additional Facility);
(xii)an increase in or addition of any Commitment or any extension of the availability period of any Commitment (but excluding the addition of one or more Additional Facility); or
(xiii)any change to the Borrower or the Parent,

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shall not be made without the prior consent of all the Lenders (other than in any such case amendments or waivers consequential on or required to implement or reflect a Facility Change, a Permitted Refinancing or an Additional Facility).
(b)Other than:

(i)pursuant to clause 21.2 (Release of Security);

(ii)on repayment in full of the Facilities; or
(iii)where otherwise provided for in the Finance Documents,
in which cases approval will be automatic and the Finance Parties shall (on the request and at the cost of the Borrower) execute any required release documents, any release of any asset charged by any of the Security Documents, any change to the nature or scope of the Transaction Security shall not be made without the prior consent of the Super Majority Lenders. Any amendment, change or waiver of this paragraph (b) shall also require the prior consent of the Super Majority Lenders.
(c)An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or the Security Agent (in each case acting in that capacity) may not be effected without the consent of the Facility Agent, that Arranger or the Security Agent, as the case may be, at such time.
(d)Any amendment or waiver which relates to the rights or obligations applicable to a particular Loan, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Loans, another Facility or another class of Lender may be approved with only the consent of the Majority Lenders, the Super Majority Lenders or the Lenders (as applicable) as if references in this paragraph (d) to Lenders were only to Lenders participating in that Loan or Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (d) is without prejudice to the ability to effect, make or grant any amendment, waiver or consent pursuant to or in accordance with paragraph (a) of clause 30.1 (Required Consents) or any other provision of this clause 30.
(e)For the avoidance of doubt, any amendment (including a waiver of a right of prepayment) under clause 7 (Prepayment)) shall require only the consent of the Majority Lenders.
(f)Without prejudice to paragraphs (j) and (k) below, a Facility Change may be approved with the consent of the Majority Lenders and each Lender whose Commitment is being extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated (as the case may be).
(g)For the purposes of this Agreement, Facility Change means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results or is intended to result in:
(i)an extension to the date of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents (other than, for the avoidance of doubt, as provided for in the definitions of EURIBOR);

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(ii)a reduction in any Margin or a reduction in any payment of principal, interest, fees, commission or other amount payable;
(iii)a change in currency of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents; and
(iv)any amendment to the Finance Documents (including changes to, the taking of or the release coupled with the immediate retaking of any guarantee or security) consequential on or required to implement or reflect anything described in paragraphs (i) to (iii) above.
(h)No amendment or waiver of a term of any Fee Letter shall require the consent of any Finance Party other than any such person which is party to that Finance Document.
(i)An Acceleration Event, Event of Default or Default may be revoked or, as the case may be, waived with the consent of the Majority Lenders, provided that no payment Event of Default may be waived without the consent of each Lender to which the relevant overdue payment is owing.
(j)Any term of the Finance Documents may be amended or waived by the Borrower and the Facility Agent without the consent of any other Party if that amendment or waiver is:
(i)to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature;
(ii)as contemplated by the definition of Base Rate or EURIBOR (as applicable); or
(iii)otherwise for the benefit of all of the Lenders.

(k)Notwithstanding anything to the contrary in the Finance Documents:
(i)a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Borrower; and
(ii)any amendment of a Finance Document made in accordance with clause
2.5 (Increase), clause 2.6 (Additional Facilities) or any other term of any of the Finance Documents shall be binding on all Parties.
(l)For the avoidance of doubt, each of paragraphs (a) to (k) above is without prejudice to the ability to effect, make or grant any amendment, waiver or consent pursuant to or in accordance with any other of the paragraphs (a) to (k) above, paragraph (a) of clause 30.1 (Required Consents) or any other provision of this clause 30.
(m)Each Finance Party irrevocably and unconditionally authorises and instructs the Facility Agent (for the benefit of the Facility Agent and the Borrower) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Facility Agent and the Borrower).

30.3 Amendments by Security Agent
(a)Without prejudice to clause 21.2 (Release of Security) and subject to paragraph (b) below, unless the provisions of any Finance Document expressly provide otherwise, the Security Agent may, if authorised by the Majority Lenders, amend the terms of,
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waive any of the requirements of, or grant consents under, any of the Security Documents (and any such amendment, waiver or consent shall be binding on all Finance Parties).
(b)Any term of a Security Document may be amended or waived by the Security Agent without the consent of any other Finance Party if that amendment or waiver is:
(i)to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature; or
(ii)otherwise for the benefit of all or any of the Lenders.

30.4 Excluded Commitments
(a)If a Lender does not accept or reject a request from the Borrower (or the Facility Agent on behalf of any member of the Borrower, including for this purpose any request made pursuant to clause 30.5 (Changes to Screen Rates) with the consent of the Borrower) for any consent, amendment, release or waiver under the Finance Documents before 5.00 p.m. London time on the date falling ten Business Days (or, in the case of any request made by or with the consent of the Borrower pursuant to clause 30.5 (Changes to Screen Rates), five Business Days) from (and including) the date of such request being made (or any other period of time expressly notified for this purpose by the Borrower, with the prior agreement of the Facility Agent if the period for this provision to operate is less than ten Business Days or, in the case of clause 30.5 (Changes to Screen Rates), five Business Days), that Lender's participations and Commitments shall, unless otherwise agreed by the Borrower, not be included when considering whether the approval of the Majority Lenders, the Super Majority Lenders all Lenders or any other class of Lenders (as applicable) has been obtained in respect of that request, amendment, release or waiver.
(b)For so long as a Lender is a Defaulting Lender, unless otherwise agreed by the Borrower, that Lender's participations and Commitments shall not be included when considering whether the approval of the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) has been obtained in respect of any request from the Borrower (or the Facility Agent on behalf of the Borrower) for any consent, amendment, release or waiver under the Finance Documents.
30.5 Changes to Screen Rates
(a)If:
(i)a Published Rate Replacement Event has occurred in relation to the Screen Rate; or
(ii)the Borrower otherwise requests any amendment or waiver to provide for an additional or alternative benchmark rate, base rate or reference rate to apply in respect of the Facility (or any related, similar or equivalent matter), including, without limitation, any amendment or waiver in relation to (A) the definition of the Screen Rate, (B) an alternative or additional page, service or method for the determination of the Screen Rate, (C) aligning any term of a Finance Document to the use of an alternative or additional benchmark rate, base rate or reference rate, (D) adjustments in connection with the basis, duration, time and periodicity for determination of an alternative or additional benchmark rate, base rate or reference rate for any period and (E) any other consequential, related and/or incidental changes,
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any amendment or waiver which relates to:

(A)providing for the use of a Replacement Benchmark;
(B)aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(C)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(D)implementing market conventions applicable to that Replacement Benchmark;
(E)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(F)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall (if the Borrower so elects in its sole discretion) be determined on the basis of that designation, nomination or recommendation);
(G)any other matter requested by the Borrower pursuant to paragraph
(ii) above (including, for the avoidance of doubt, any changes that the Borrower proposes as necessary or desirable in connection with and/or to facilitate the implementation and use of any Replacement Benchmark), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders or, where applicable, in accordance with paragraph (b) below) and the Borrower.
(b)In the case of any amendment or waiver requested by the Borrower pursuant to paragraph (a) above, the Facility Agent shall provide its consent to that amendment or waiver if:
(i)the Facility Agent determines (acting reasonably) that the relevant Replacement Benchmark the subject of that amendment or waiver is generally accepted as a then-prevailing market convention for determining a rate of interest for syndicated loans of the type provided for under this Agreement in the European, London or any other domestic market in the relevant currency (provided that, for the avoidance of doubt, the relevant Replacement Benchmark shall automatically be considered a then- prevailing market convention if it is consistent in all material respects with the benchmark rate, base rate or reference rate used in any other substantially equivalent financing syndicated in the European, London or any other relevant domestic loan market or any Loan Market Association form of facilities agreement); or
(ii)the Majority Lenders (acting reasonably) have consented to that amendment or waiver.
(c)In this clause 30.5:
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Published Rate Replacement Event means, in relation to the Screen Rate:
(i)the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Facility Agent and the Borrower, materially changed;
(ii)
(A)the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent or information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(B)the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;
(C)the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(D)the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(iii)in the opinion of the Facility Agent and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Benchmark means a benchmark rate which is:
(i)formally designated, nominated or recommended as the replacement for a Screen Rate by:
(A)the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(B)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Benchmark will be the replacement under paragraph (B) above;
(ii)in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(iii)in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Screen Rate; or
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(iv)proposed by the Borrower and either:
(A)used in any other substantially equivalent financing syndicated in the European, London or any other relevant domestic loan market, any Loan Market Association form of facilities agreement, any facilities agreement of a portfolio company of the Sponsor or any facilities agreement under which the Facility Agent is a facility or administrative agent (howsoever described); or
(B)otherwise practicable for the Facility Agent to administer (as reasonably determined by the Facility Agent).
(d)The Finance Parties shall be required to enter into any amendment to or replacement of the Finance Documents required by the Borrower in order to facilitate or reflect any of the matters contemplated by this clause 30.5. The Facility Agent is irrevocably authorised and instructed by each Finance Party to execute any such amended or replacement Finance Documents (and shall do so on the request of the Borrower). The Borrower shall, within 20 Business Days of demand, reimburse the Facility Agent for all reasonable fees and disbursements of legal counsel (as appointed with the prior approval of the Borrower) properly incurred by the Facility Agent in connection with any amendment or wavier requested by the Borrower pursuant to this clause 30.5 (in each case subject always to limits as agreed from time to time). The Borrower shall not be required to pay any other fees, costs, expenses or other amounts relating to or arising in connection with any of the matters contemplated by this clause 30.5.
(e)Notwithstanding anything to contrary in this Agreement, if there is a change to the reference rate applied in accordance with the definition of "EURIBOR" in the Underlying Finance Documents (the Underlying Rate), the Facility Agent shall consent to such amendments being made to this Agreement by the Borrower in order to align to the Underlying Rate, and such amendments shall be binding upon the Finance Parties.

31.Debt purchases
31.1 Debt Purchases by the Borrower
(a)Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders), the Borrower may not purchase any Commitment or amount outstanding under the Facility in any manner which involves the payment of consideration (whether cash or in kind) by the Borrower to any other person, provided that nothing in the Finance Documents shall prohibit:
(i)any purchase of any Commitment or any other rights, benefits and/or obligations in respect of the Facility to the extent funded directly or indirectly with the proceeds of (without double counting) any Equity Contribution, or Available Funds;
(ii)any transaction entered into pursuant to a Solicitation Process or an Open Order Process; and/or

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(iii)a non-cash contribution of any Commitment or any other rights, benefits and/or obligations in respect of the Facility to the Borrower by way of an Equity Contribution.

For the purpose of paragraph (ii) above:
(i)A transaction may be entered into pursuant to a solicitation process (a Solicitation Process) which is carried out in all material respects as follows (or with such adjustments as may be agreed by the Facility Agent, acting reasonably):
(A)Prior to 11.00 a.m. on a given Business Day (the Solicitation Day) the Borrower or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the Facility to enable them to offer to sell to the Borrower an amount of their participation in one or more Facility. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Borrower on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Borrower) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11.00 a.m. on the fourth Business Day following such Solicitation Day, the Borrower shall notify the Facility Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Facility to which they relate and the average price paid for the purchase of participations in the Facility. The Facility Agent shall disclose such information to any Lender that requests such disclosure.
(B)Any purchase of participations in the Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.
(C)In accepting any offers made pursuant to a Solicitation Process the Borrower shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in the Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in the Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis. For the avoidance of doubt and notwithstanding the foregoing, the Borrower shall be able to disregard any offers which come with conditions or terms that are not satisfactory to it.
(ii)A transaction may be entered into pursuant to an open order process (an Open Order Process) which is carried out in all material respects as follows (or with such adjustments as may be agreed by the Facility Agent, acting reasonably):
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(A)The Borrower may by itself or through another Purchase Agent place an open order (an Open Order) to purchase participations in one or more of the Facility up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the Facility. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Borrower on behalf of the relevant members of the Group on or before such time by it communicating such acceptance in writing to the relevant Lender.
(B)Any purchase of participations in the Facility pursuant to an Open Order Process shall be completed and settled by the Borrower on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.
(C)If in respect of participations in the Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of the Facility to which an Open Order relates would be exceeded, the Borrower shall only accept such offers on a pro rata basis. For the avoidance of doubt and notwithstanding the foregoing, the Borrower shall be able to disregard any offers which come with conditions or terms that are not satisfactory to it.
(D)The Borrower shall, by 11.00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Facility Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facility to which they relate. The Facility Agent shall disclose such information to any Lender that requests the same.
There is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.
For the avoidance of doubt, should the Borrower acquire any Commitment or other right, benefit or obligation as permitted above, on completion of that assignment or transfer (1) any portions of the Loans to which it relates shall be extinguished, (2) such transaction and any extinguishment shall not constitute a prepayment for the purpose of this Agreement, (3) neither the Borrower nor the Parent shall be deemed to be in breach of any provision of the Finance Documents solely by reason of such transaction, (4) clause 24 (Sharing among the Finance Parties) shall not be applicable to any consideration paid under such transaction and (5) any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.
(b)Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders):

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(i)in relation to any Lender Request, no Group Lender shall exercise any voting rights in respect of the Commitments held by it;
(ii)no Group Lender shall be entitled to exercise any right it may have under this Agreement as a Lender to:
(A)attend or participate in any meeting or conference call organised by the Finance Parties in relation to the Facility ; or
(B)receive any communication or document prepared by, or on the instructions of, a Finance Party for the benefit of the Lenders (excluding, for the avoidance of doubt, interest rate notifications and other communications or documents of an administrative nature); and
(iii)in the event of any insolvency of the Borrower constituting an Event of Default, any liquidation distribution or other return received by a Group Lender in such capacity shall be paid to the Facility Agent for application towards amounts due to the Lenders (other than any Group Lender) in accordance with clause 9.4 (Partial Payments).
(c)For the purposes of this clause 31.1, Group Lender means the Borrower if it is a Lender.

31.2 Debt Purchases by the Investors
(a)Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders), in relation to any Lender Request, no Restricted Lender shall exercise any voting rights in respect of the Commitments held by it, provided that each Restricted Lender shall be entitled to exercise any such voting rights in any manner whatsoever to the extent:
(i)the relevant Lender Request would require the consent of:
(A)that Restricted Lender under paragraph (f) of clause 30.2 (Exceptions);
(B)the Super Majority Lenders; and/or

(C)all Lenders; or
(ii)the relevant Lender Request results or is intended to result in any Commitment of that Restricted Lender being treated in any manner inconsistent with the treatment proposed to be applied to any other Commitment under the Facility.
(b)Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders), no Restricted Lender shall be entitled to exercise any right it may have under this Agreement as a Lender to:
(i)attend or participate in any meeting or conference call organised by the Finance Parties in relation to the Facility; or
(ii)receive any communication or document prepared by, or on the instructions of, a Finance Party for the benefit of the Lenders (excluding, for the avoidance of doubt, interest rate notifications and other communications or documents of an administrative nature).

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(c)For the purposes of this clause 31.2, Restricted Lender means each Investor other than:
(i)any debt fund, debt advisory business, asset manager, independent investor or other similar entity; and
(ii)any other person established for the purpose of making, purchasing, trading or investing in loans or debt securities which is independently managed or controlled.
31.3 Excluded Commitments
To the extent a Lender is prohibited from voting in accordance with clause 31.1 (Debt Purchases by the Group) or clause 31.2 (Debt Purchases by the Investors), that Lender's participations and Commitments shall not be included when considering whether the approval of the Majority Lenders, the Super Majority Lenders, all Lenders or any other class of Lenders (as applicable) has been obtained in respect of any request from the Borrower for any consent, amendment, release or waiver under the Finance Documents.

32.Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.Entire Agreement
This Agreement and the other Finance Documents supersede all previous agreements in relation to the Facility between the Parties.

34.Contractual Recognition of Bail-In
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of any Bail-In Action in relation to any such liability, including (without limitation):
(a)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(b)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it;
(c)a cancellation of any such liability; and
(d)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

35.Acknowledgement regarding any supported QFCs
(a)Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, Security or otherwise, for any Hedging Agreement that is a QFC or any other agreement or instrument that is a QFC (any such support, QFC Credit Support, and any such QFC, a Supported QFC), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit
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Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the US Special Resolution Regimes) in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the US or a state of the US):
(i)in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the US or a state of the US; and
(ii)in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the US or a state of the US. Without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender or an Impaired Agent shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support.
(b)In this clause 35:
BHC Act Affiliate means, in respect of a person, its affiliate (as that term is defined in, and interpreted in accordance with, 12 United States Code 1841(k));
Covered Entity means:
(i)a covered entity as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b);
(ii)a covered bank as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or
(iii)a covered FSI as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b);
Default Right has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable; and
QFC has the meaning given to the term qualified financial contract in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).
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36.Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.Enforcement
37.1 Jurisdiction of English Courts
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a Dispute).
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)This clause 37.1 shall not (and shall not be construed so as to) limit the right of any Finance Party to take proceedings against any Transaction Obligor in the courts of any country in which any Transaction Obligor has assets or in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
37.2 Service of Process
Without prejudice to any other mode of service allowed under any relevant law, each Transaction Obligor:
(a)irrevocably appoints Ares Management Limited (or any replacement agent for service of process in England notified to the Facility Agent from time to time) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by an agent for service of process to notify the relevant Transaction Obligor of the process will not invalidate the proceedings concerned.
IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning of this Agreement.

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Signatures

THE BORROWER:		Ares Dino HoldCo 2 Sarl

	By:	/s/ HILARY FITZGIBBON
	Name:	Hilary Fitzgibbon
	Title:	Manager

	By:	/s/ SORAYA HASHIMZAI
	Name:	Soraya Hashimzai
	Title:	Manager

THE PARENT:		Ares Dino HoldCo 2 Sarl

	By:	/s/ HILARY FITZGIBBON
	Name:	Hilary Fitzgibbon
	Title:	Manager

	By:	/s/ SORAYA HASHIMZAI
	Name:	Soraya Hashimzai
	Title:	Manager

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Dino – GS Facility Agreement (Ares Dino HoldCo 2 Sarl) – Signature Pages
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THE ARRANGER:

	Signed by	/s/ SHUYAN TAN

for and on behalf of Goldman Sachs Bank USA

	Authorised signatory:	Shuyan Tan

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Dino – GS Facility Agreement (Ares Dino HoldCo 2 Sarl) – Signature Pages
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THE FACILITY AGENT:	Alter Domus Agency Services (UK) Limited

By:	/s/ CATHERINE HAYWARD-HUGHES
Name:	Catherine Hayward-Hughes

THE SECURITY AGENT:	Alter Domus Trustees (UK) Limited

By:	/s/ CATHERINE HAYWARD-HUGHES
Name:	Catherine Hayward-Hughes

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Dino – GS Facility Agreement (Ares Dino HoldCo 2 Sarl) – Signature Pages
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THE ORIGINAL LENDER:

Signed by:	/s/ SHUYAN TAN

for and on behalf of Goldman Sachs Bank USA

Authorised signatory:	Shuyan Tan

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Dino – GS Facility Agreement (Ares Dino HoldCo 2 Sarl) – Signature Pages
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